  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 7, 1994

                                                       REGISTRATION NO. 33-52630
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ------------

                            AMENDMENT NO. 4 TO
                                    FORM S-3
                              (FORMERLY FORM S-1)

                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                                 ------------

                      ADELPHIA COMMUNICATIONS CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                       4841                 23-2417713
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)


                       5 WEST THIRD STREET--P.O. BOX 472
                        COUDERSPORT, PENNSYLVANIA 16915
                                (814) 274-9830

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             COLIN HIGGIN, ESQUIRE
                            DEPUTY GENERAL COUNSEL
                     ADELPHIA COMMUNICATIONS CORPORATION
                      5 WEST THIRD STREET--P.O. BOX 472
                        COUDERSPORT, PENNSYLVANIA 16915
                                 (814) 274-9830
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                 ------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS
        PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
                                 ------------

  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                EXPLANATORY NOTE

  This Registration Statement covers 9,132,604 shares of Class A Common Stock of the Registrant, Adelphia Communications Corporation. It is anticipated that following the effectiveness of the Registration Statement, the Registrant will sell 8,832,604 of such shares, subject to an overallotment option for an additional 300,000 shares (the "Stock Offering"). The complete Prospectus relating to the Stock Offering follows immediately after this Explanatory Note. As described in the complete Prospectus, of the 8,832,604 shares, 5,832,604 shares are expected to be sold directly by the Registrant to the Rigas Family (as defined in the Prospectus) (the "Rigas Shares"). As also described therein, the Rigas Shares are expected to be pledged as security for certain margin loans to be made to members of the Rigas Family.

  Immediately following the complete Prospectus are certain alternate pages of the Prospectus relating to potential secondary shelf offers and sales of the Rigas Shares, including offers and sales pursuant to such pledge and loan arrangements. These include, among others, alternate front and back cover pages, a section entitled "Plan of Distribution" and a section entitled "Selling Stockholders." Although the alternate Prospectus would be available for use in connection with potential secondary offers and sales of the Rigas Shares as of the consummation of the Stock Offering, there are currently no plans or arrangements to effect any such secondary offers and sales.

  PROSPECTUS

  8,832,604 SHARES
  ADELPHIA COMMUNICATIONS CORPORATION
  CLASS A COMMON STOCK ($.01 PAR VALUE)

  The 8,832,604 shares of Class A Common Stock offered hereby are being sold by Adelphia Communications Corporation ("Adelphia"). Currently, 4,375,000 shares of Class A Common Stock are outstanding, which shares are listed on the NASDAQ National Market System. On January 6, 1994, the closing sale price for the Class A Common Stock as quoted on NASDAQ was $18.25. See "Price Range of the Company's Common Equity and Dividend Policy."

  Adelphia has entered into an agreement with the Rigas Family (as defined herein) pursuant to which partnerships controlled by individual members of the Rigas Family will purchase directly from Adelphia, and Adelphia will sell directly to such partnerships, at a purchase price equal to the public offering price less the underwriting discount, 5,832,604 shares of Class A Common Stock offered hereby.

  In addition to the Class A Common Stock, there are currently 10,944,476 shares of Class B Common Stock of Adelphia outstanding. The Class B Common Stock is convertible into Class A Common Stock on a share-for-share basis, and substantially all of such Class B Common Stock is owned by the Rigas Family. The rights of holders of Class A Common Stock and Class B Common Stock differ with respect to certain aspects of dividend, liquidation and voting rights. The Class A Common Stock has certain preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B Common Stock are entitled to greater voting rights than the holders of Class A Common Stock; however, the holders of Class A Common Stock, voting as a separate class, are entitled to elect one of Adelphia's directors. See "Description of Capital Stock." After giving effect to this offering, and assuming no exercise of the Underwriter's over-allotment option, the Rigas Family will retain approximately 94% of the combined voting power of both classes of Common Stock.

  PROSPECTIVE PURCHASERS OF CLASS A COMMON STOCK SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS."

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.
  ------------------------------------------------------------------------------

                                        PRICE TO     UNDERWRITING PROCEEDS TO
                                        PUBLIC (1)   DISCOUNT (1) ADELPHIA(1)(2)
   Per Share........................... $18.00       $.855        $17.145
   Total (3)........................... $153,999,996 $2,565,000   $151,434,996

  ------------------------------------------------------------------------------

  (1) The total Price to Public includes the total proceeds to Adelphia from the sale of Class A Common Stock to the Rigas Family. The price per share on the sale of Class A Common Stock to the Rigas Family will be $17.145. No underwriting discount will be paid on the sale of such shares to the Rigas Family. Accordingly, the per share proceeds to Adelphia on the sale of shares to the Rigas Family will be the same as the per share proceeds to Adelphia on the sale of shares to the public. See "Underwriting."

  (2) Before deducting offering expenses estimated to be $344,996.

  (3) Adelphia has granted the Underwriter an option for 30 days to purchase up to an additional 300,000 shares of Class A Common Stock, at the public offering price per share, less the underwriting discount, to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Adelphia will be $159,399,996, $2,821,500 and $156,578,496, respectively. See
      "Underwriting."

  The shares of Class A Common Stock are offered subject to receipt and acceptance by the Underwriter, to prior sale and to the Underwriter's right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the shares of Class A Common Stock will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York or through the facilities of The Depository Trust Company, on or about January 14, 1994.
- --------------------
  SALOMON BROTHERS INC
  ------------------------------------------------------------------------------

  The date of this Prospectus is January 7, 1994.

  IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE CLASS A COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                             AVAILABLE INFORMATION

  Adelphia is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Room 319D, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  Adelphia has filed with the Commission a Registration Statement under the Securities Act with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information about Adelphia and the securities offered hereby, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of each such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Adelphia hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission: (a) Adelphia's Annual Report on Form 10-K for the fiscal year ended March 31, 1993 (the "Form 10-K"); (b) Adelphia's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1993 (the "June Form 10-Q"); (c) Adelphia's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1993 (the "September Form 10-Q"); (d) Adelphia's Current Report on Form 8-K filed September 3, 1993 (the "September Form 8-K"); (e) Adelphia's Proxy Statement dated August 23, 1993; and (f) the descriptions of common stock contained in Adelphia's Registration Statement filed under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

  All documents filed by Adelphia pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM MICHAEL C. MULCAHEY, DIRECTOR OF INVESTOR RELATIONS OF ADELPHIA AT ADELPHIA'S PRINCIPAL EXECUTIVE OFFICE LOCATED AT 5 WEST THIRD STREET, COUDERSPORT, PENNSYLVANIA 16915, TELEPHONE NUMBER (814) 274-9830.

                               PROSPECTUS SUMMARY

  The following information is qualified in its entirety by the more detailed information and financial statements appearing elsewhere in this Prospectus or incorporated by reference herein. Prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors."

                                  THE COMPANY

  Adelphia Communications Corporation ("Adelphia" and, collectively with its subsidiaries, the "Company") is one of the largest cable television operators in the United States. As of September 30, 1993, cable television systems owned or managed by the Company (the "Systems") served 1,284,209 basic subscribers. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

  The Company's wholly-owned cable systems (the "Company Systems") are located in eight states and are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and Coastal New Jersey. The Company Systems are located primarily within the 50 largest television markets. As of September 30, 1993, the Company Systems passed 1,128,891 homes and served 828,453 basic subscribers.

  The Company owns a 50% voting interest and nonvoting preferred limited partnership interests entitling the Company to a 16.5% priority return in Olympus Communications, L.P. ("Olympus"). Olympus is a joint venture which owns cable systems (the "Olympus Systems") primarily located in some of the fastest growing areas of Florida. The Olympus Systems in Florida form a substantial part of an eighth regional cluster, Southeastern Florida. The Company is the managing general partner of Olympus and receives a fee for providing management services. As of September 30, 1993, the Olympus Systems passed 451,878 homes and served 264,762 basic subscribers.

  The Company also provides, for a fee, management and consulting services to certain partnerships (the "Managed Partnerships"). John J. Rigas and certain members of his immediate family, including entities they own or control (collectively, the "Rigas Family"), control or have substantial ownership interests in the Managed Partnerships. As of September 30, 1993, cable systems owned by the Managed Partnerships (the "Managed Systems") passed 265,364 homes and served 190,994 basic subscribers.

  The Company's strategy has been to provide superior customer service while maximizing operating cash flow. By clustering its systems in geographic proximity, the Company has been able to realize significant operating efficiencies through the consolidation of many managerial, administrative and technical functions while maintaining a strong community presence in its service areas. At September 30, 1993, approximately 642,000, or 50%, of the Systems' basic subscribers were served from only ten headends and approximately 1,027,000, or 80%, of such subscribers were served from only 27 headends. In addition, approximately 65% of the Systems' basic subscribers were served by systems serving more than 50,000 subscribers while, nationwide, only 39% were served by systems as large. Over 99% of the subscribers to the Company Systems are served by systems with "addressable capable" technology.

  Since April 1, 1988, the Company has invested more than $358,000,000 to modernize and expand the Company Systems. In particular, the Company has replaced approximately 18% of the total installed trunk cable for the Systems with fiber optic cable. In addition, the Company has installed over 400 miles of fiber optic plant for point-to-point applications such as connecting or eliminating headends or microwave link sites. Through the use of fiber optic cable and other technological improvements, the Company has increased system reliability, channel capacity and its ability to deliver advanced cable television services. These improvements have enhanced customer service, reduced operating expenses and allowed the Company to introduce additional services, such as impulse-ordered pay-per-view programming, which expand customer choices and increase Company revenues. The Company believes that the installation of fiber optic cable plant will better position the Company to deliver new or enhanced services in the future.

  Management believes that the telecommunications industry, including the cable television and telephone industries, is in a period of consolidation characterized by mergers, joint ventures, acquisitions, sales of all or part of cable companies or their assets, and other partnering and investment transactions of various structures and sizes involving cable or other telecommunications companies. Management also believes that the Company is well positioned to participate in this consolidation trend due to its well-clustered cable systems, the quality of its cable plant, its management strengths and its relationships within the cable industry. The Company, like other cable television companies, has participated from time to time and is participating in preliminary discussions with third parties regarding a variety of potential transactions, and the Company has considered and expects to continue to consider and explore potential transactions of various types with other cable and telecommunications companies. However, the Company has not reached any agreements, in principal or otherwise, with respect to any material transaction and no assurances can be given as to whether any such transaction may be consummated or, if so, when.

                               THE STOCK OFFERING

Class A Common Stock Offered by Adelphia:

   Shares to be Sold to the Public..        3,000,000 shares(1)

   Shares to be Sold to the Rigas
Family..............................        5,832,604 shares

    Total Shares Offered by
        Adelphia....................        8,832,604 shares(1)


                                        After giving effect to the offering
                                        of 8,832,604 shares of Class A
                                        Common Stock hereunder (the "Stock
                                        Offering"), and assuming no
                                        exercise of the Underwriter's over-
                                        allotment option, the Rigas Family
                                        will retain approximately 94% of
                                        the combined voting power of both
                                        classes of Common Stock, as
                                        compared to approximately 96.1% of
                                        such voting power held by the Rigas
                                        Family prior to the Stock Offering.


Class A Common Stock to be
 Outstanding after the Stock
 Offering...........................    13,207,604 shares(1)

Total Class A Common Stock and
 Class B Common Stock to be
 Outstanding after the Stock
 Offering ..........................    24,152,080 shares(1)

Rights of Holders of Class A Common
 Stock and Class B Common Stock.....    The rights of holders of Class A
                                        Common Stock and Class B Common
                                        Stock differ with respect to
                                        certain aspects of dividend,
                                        liquidation and voting rights. The
                                        Class A Common Stock has certain
                                        preferential rights with respect to
                                        cash dividends and distributions
                                        upon the liquidation of Adelphia.
                                        Holders of Class B Common Stock are
                                        entitled to greater voting rights
                                        than the holders of Class A Common
                                        Stock; however, the holders of
                                        Class A Common Stock, voting as a
                                        separate class, are entitled to
                                        elect one of Adelphia's directors.
                                        See "Description of Capital Stock."

Use of Proceeds.....................    The net proceeds of the shares sold
                                        by Adelphia will be used to redeem
                                        all of Adelphia's outstanding 13%
                                        Senior Subordinated Notes Due 1996
                                        ("Senior Subordinated Notes") and
                                        to reduce bank debt of Adelphia's
                                        subsidiaries. See "Use of
                                        Proceeds."

NASDAQ/NMS Symbol...................    ADLAC
- --------

(1) Does not include up to an additional 300,000 shares of Class A Common Stock which may be sold by Adelphia to the Underwriter pursuant to the over-allotment option.

 SUMMARY CONSOLIDATED FINANCIAL DATA (DOLLARS IN THOUSANDS EXCEPT PER SHARE AND
                              PER SUBSCRIBER DATA)

                                                                                   SIX MONTHS ENDED
                                        YEAR ENDED MARCH 31,                         SEPTEMBER 30,
                          -------------------------------------------------------  ------------------
                            1989       1990         1991       1992       1993       1992      1993
                          ---------  ---------    ---------  ---------  ---------  --------  --------
STATEMENT OF OPERATIONS DATA:
Revenues................  $ 186,379  $ 228,643    $ 248,586  $ 273,630  $ 305,222  $148,578  $159,620
Operating Income before
 Depreciation and
 Amortization...........    100,177    129,936      141,158    154,416    173,377    85,142    89,531
Depreciation and
 Amortization...........    114,009    122,107(a)    79,427     84,817     90,406    44,809    45,316
Operating Income (Loss).    (13,832)     7,829       61,731     69,599     82,971    40,333    44,215
Interest Income from Af-
 filiates...............      1,257        933        1,596      3,085      5,216     2,628     2,490
Other Income (Expense)..        261        122        1,750        968      1,447       632       283
Priority Investment In-
 come (b)...............         --      9,797       19,175     22,300     22,300    11,150    11,150
EBITDA (c)..............    101,695    140,788      163,679    180,769    202,340    99,552   103,454
Interest Expense........   (111,331)  (150,263)    (163,637)  (164,839)  (164,859)  (77,485)  (90,131)
Loss before Income
 Taxes, Extraordinary
 Loss and Cumulative
 Effect of Change in
 Accounting Principle
 (d)....................   (123,645)  (156,939)    (141,360)  (121,605)   (99,766) (57,232)   (47,314)
Net Loss................   (123,645)  (156,939)    (141,360)  (121,605)  (176,795) (71,618)  (138,764)
Loss per Share of Common
 Stock before Income
 Taxes, Extraordinary
 Loss and Cumulative
 Effect of Change in
 Accounting Principle
 (d)....................      (8.94)    (11.36)      (10.23)     (8.80)     (6.80)   (3.82)     (3.21)
Net Loss per Share of
 Common Stock...........      (8.94)    (11.36)      (10.23)     (8.80)    (11.68)   (4.79)     (9.06)
Cash Dividends Declared
 per Common Share.......         --         --           --         --         --        --        --

                                               MARCH 31,                               SEPTEMBER 30, 1993
                         ---------------------------------------------------------  --------------------------
                            1989        1990        1991        1992       1993       ACTUAL    AS ADJUSTED(E)
                         ----------  ----------  ----------  ----------  ---------  ----------  --------------
BALANCE SHEET DATA:
Cash and Cash
 Equivalents............ $   43,662  $   15,287  $   18,592  $   11,173  $  38,671     $22,564    $  22,564
Investment in and
 Amounts Due from
 Olympus (f)............         --      87,337      79,030      64,972      7,692         745          745
Total Assets............    897,555     971,792     981,960     925,791    949,593     949,385      949,118
Total Debt..............  1,121,796   1,355,330   1,495,025   1,554,270  1,731,099   1,776,550    1,626,050
Debt Net of Cash (g)....  1,078,134   1,340,043   1,476,433   1,543,097  1,692,428   1,753,986    1,603,486
Stockholders' Equity
 (Deficiency)...........   (293,640)   (450,579)   (591,939)   (713,544)  (868,614) (1,007,378)    (857,145)

                                                                              SIX MONTHS ENDED
                                   YEAR ENDED MARCH 31,                        SEPTEMBER 30,
                          -------------------------------------------  --------------------------------
                                                                                         AS ADJUSTED(E)
                           1989     1990     1991     1992     1993     1992     1993         1993
                          -------  -------  -------  -------  -------  -------  -------  --------------
FINANCIAL RATIOS AND OTHER DATA:
Total Debt to EBITDA
 (h)....................     9.87x    8.69x    8.85x    8.09x    8.41x    8.37x    8.55x       7.83x
Debt Net of Cash to
 EBITDA.................     9.48x    8.59x    8.74x    8.03x    8.22x    8.23x    8.44x       7.72x
EBITDA to Total Interest
 Expense................     0.91     0.94     1.00     1.10     1.23     1.28     1.15        1.25x
Operating Margin (i)....     53.7%    56.8%    56.8%    56.4%    56.8%    57.3%    56.1%       56.1%
Capital Expenditures....  $58,501  $75,619  $77,851  $52,808  $70,975  $31,448  $31,153     $31,153
Average Monthly Revenue
 per Basic Subscriber
 (j)....................   $25.07   $26.61   $28.63   $29.82   $32.40   $30.97   $32.13      $32.13

                          SUMMARY SUBSCRIBER DATA (K)

                                                                                AS OF
                                         AS OF MARCH 31,                    SEPTEMBER 30,
                         ----------------------------------------------- -------------------
                          1989     1990      1991      1992      1993      1992      1993
                         ------- --------- --------- --------- --------- --------- ---------
COMPANY SYSTEMS:
Homes Passed............ 920,703 1,032,081 1,072,950 1,099,462 1,124,238 1,117,287 1,128,891
Basic Subscribers....... 639,311   732,538   767,817   792,198   816,983   810,556   828,453
Premium Service Units... 455,530   478,967   465,995   453,401   442,460   441,916   418,387
OLYMPUS SYSTEMS:
Homes Passed............ 139,374   399,837   435,793   454,462   461,768   437,067   451,878
Basic Subscribers.......  53,018   234,195   257,222   271,121   276,571   212,894   264,762
Premium Service Units...  51,060   149,724   150,373   137,735   137,044   104,329   115,773

- --------
(a) Reflects an increase in estimated useful lives of certain intangible assets effective January 1990. See Note 1 to the Adelphia Communications Corporation Consolidated Financial Statements.

(b) The Company's return on its priority investment in Olympus is based on a 16.5% return on its nonvoting preferred limited partnership interests ("PLP Interests"), although the Company recognizes priority investment income only to the extent received. At March 31, 1993 and September 30, 1993, $68,702,000 and $85,667,000, respectively, of accumulated priority return remained unpaid.

(c) Earnings before interest, income taxes, depreciation and amortization, equity in net loss of Olympus, extraordinary loss and cumulative effect of change in accounting principle. The use of the term "EBITDA" is consistent with the use of the same term in the indentures for the 10 1/4% Senior Notes due 2000 (the "10 1/4% Notes"), the 9 7/8% Senior Debentures due 2005 (the "9 7/8% Debentures"), the 11 7/8% Senior Debentures due 2004 (the "11 7/8% Debentures") and the 12 1/2% Senior Notes due 2002 (the "12 1/2% Notes"). EBITDA and similar measurements of cash flow are commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity.

(d) "Extraordinary loss" relates to loss on the early retirement of the Company's 16 1/2% Senior Discount Notes due 1999 ("Senior Discount Notes"). "Cumulative Effect of Change in Accounting Principle" refers to a change in accounting principle for Olympus and the Company. Effective January 1, 1993 and April 1, 1993, respectively, Olympus and the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), which requires an asset and liability approach for financial accounting and reporting for income taxes. SFAS 109 resulted in the cumulative recognition of an additional liability by Olympus and the Company of approximately $59,500,000 and $89,660,000, respectively.

(e) As adjusted data for the six months ended September 30, 1993 give effect to the issuance of 8,832,604 shares of Class A Common Stock in the Stock Offering and to the application of $151,090,000 in net proceeds therefrom after estimated expenses, as if all such events had occurred on April 1, 1993. See "Use of Proceeds."

(f) Investment in and amounts due from Olympus at September 30, 1993 is comprised of the following:

     Gross Investment in Preferred Limited Partnership Interests
      and General Partner's Equity..............................  $ 283,002,000
     Excess of Ascribed Value of Contributed Property over
      Historical Cost...........................................    (98,303,000)
     Cumulative Equity in Net Loss of Olympus...................   (261,712,000)
                                                                  -------------
      Investments in Olympus....................................    (77,013,000)
     Amounts due from Olympus...................................     77,758,000
                                                                  -------------
       Total....................................................  $     745,000
                                                                  =============

(g) Total debt less cash and cash equivalents.

(h) Based on annualized EBITDA for the quarter ending the period presented. The Company believes that this presentation is consistent with the covenant test which limits the incurrence of indebtedness in the indentures for the 10 1/4% Notes, the 9 7/8% Debentures, the 11 7/8% Debentures and the 12 1/2% Notes and that this ratio is commonly used in the cable television industry as a measure of leverage.

(i) Percentage representing operating income before depreciation and amortization divided by revenues.

(j) Average for the last quarter of each period presented, including revenues and subscribers for the South Dade System (as defined herein) up to December 1989, the date of transfer to Olympus. The Company believes that this presentation provides meaningful trend information over the periods presented and is commonly used in the cable television industry to present such data on a comparative basis.

(k) See "Business--Development of the Systems" for certain definitions used in this table. The South Dade System was transferred to Olympus in December 1989. Subscriber data for the South Dade System is included under the Olympus Systems and excluded from the Company Systems for all periods presented. Information contained in this table and elsewhere in this Prospectus regarding homes passed and basic subscribers for Olympus at March 31, 1993 includes information for the South Dade System presented as of July 31, 1992 prior to Hurricane Andrew. Information as of September 30, 1992 and 1993 reflects actual homes passed and basic subscribers for Olympus' South Dade System. At July 31, 1992, prior to Hurricane Andrew, the South Dade System passed 157,922 homes and served 71,193 basic subscribers. At September 30, 1992 and 1993, the South Dade System served approximately 12,000 basic subscribers and 58,309 basic subscribers, respectively, and at December 6, 1993, it served 60,117 basic subscribers.

                                  THE COMPANY

  The Company is one of the largest cable television operators in the United States. As of September 30, 1993, cable television systems owned or managed by the Company served 1,284,209 basic subscribers. John J. Rigas, the Chairman, President, Chief Executive Officer and founder of Adelphia, has owned and operated cable television systems since 1952.

  The Company Systems are located in eight states and are organized in seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and Coastal New Jersey. The Company Systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets. As of September 30, 1993, the Company Systems passed 1,128,891 homes and served 828,453 basic subscribers.

  The Company owns a 50% voting interest in Olympus and nonvoting PLP Interests entitling the Company to a 16.5% priority return. The Olympus Systems are primarily located in some of the fastest growing areas of Florida. The Olympus Systems in Florida form a substantial part of an eighth regional cluster, Southeastern Florida. The Company is the managing general partner of Olympus and receives a fee for providing management services. As of September 30, 1993, the Olympus Systems passed 451,878 homes and served 264,762 basic subscribers.

  The Company also provides, for a fee, management and consulting services to the Managed Partnerships. The Rigas Family controls or has substantial ownership interests in the Managed Partnerships. As of September 30, 1993, the Managed Systems passed 265,364 homes in Pennsylvania, New York, South Carolina, North Carolina and Virginia, and served 190,994 basic subscribers.

  The Company's strategy has been to provide superior customer service while maximizing operating cash flow. By clustering its systems in geographic proximity, the Company has been able to realize significant operating efficiencies through the consolidation of many managerial, administrative and technical functions while maintaining a strong community presence in its service areas. At September 30, 1993, approximately 642,000, or 50%, of the Systems' basic subscribers were served from only ten headends and approximately 1,027,000, or 80%, of such subscribers were served from only 27 headends. In addition, approximately 65% of the Systems' basic subscribers were served by systems serving more than 50,000 subscribers while, nationwide, only 39% of basic subscribers were served by systems as large. Over 99% of the subscribers to the Company Systems are served by systems with "addressable capable" technology.

  The Company has made a substantial commitment to the technological development of the Company Systems and has actively sought to modernize its cable plant in order to increase channel capacity for the delivery of additional programming and new services. Since April 1, 1988, the Company has invested more than $358,000,000 to modernize and expand the Company Systems. In particular, the Company has replaced approximately 18% of the total installed trunk cable for the Systems with fiber optic cable. In addition, the Company has installed over 400 miles of fiber optic plant for point-to-point applications such as connecting or eliminating headends or microwave link sites. Through the use of fiber optic cable and other technological improvements, the Company has increased system reliability, channel capacity and its ability to deliver advanced cable television services. These improvements have enhanced customer service, reduced operating expenses and allowed the Company to introduce additional services, such as impulse-ordered pay-per-view programming, which expand customer choices and increase Company revenues. The Company believes that the installation of fiber optic cable plant will better position the Company to deliver new or enhanced services in the future.

  Management believes that the telecommunications industry, including the cable television and telephone industries, is in a period of consolidation characterized by mergers, joint ventures, acquisitions, sales of all or part of cable companies or their assets, and other partnering and investment transactions of various structures and sizes involving cable or other telecommunications companies. Management also believes that the Company is well positioned to participate in this consolidation trend due to its well-clustered cable systems, the quality of its cable plant, its management strengths and its relationships within the cable industry. The Company, like other cable television companies, has participated from time to time and is participating in preliminary discussions with third parties regarding a variety of potential transactions, and the Company has considered and expects to continue to consider and explore potential transactions of various types with other cable and telecommunications companies. However, the Company has not reached any agreements, in principal or otherwise, with respect to any material transaction and no assurances can be given as to whether any such transaction may be consummated or, if so, when.

  Adelphia was incorporated in Delaware on July 1, 1986 for the purpose of reorganizing five cable television companies, then principally owned by the Rigas Family, into a holding company structure in connection with the initial public offering of Adelphia's Class A Common Stock and its Senior Subordinated Notes. The Company's executive offices are located at 5 West Third Street, Coudersport, Pennsylvania 16915, and its telephone number is (814) 274-9830.

                                  RISK FACTORS

  Prior to making an investment decision, prospective investors should carefully consider, along with other matters referred to herein or incorporated by reference herein, the following:

REGULATION AND COMPETITION IN THE CABLE TELEVISION INDUSTRY

  The cable television operations of the Company may be adversely affected by changes and developments in governmental regulation, competitive forces and technology. The cable television industry and the Company are subject to extensive regulation at the federal, state and local levels. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proceedings or proposals. On October 5, 1992, Congress passed the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") which significantly expands the scope of regulation of certain subscriber rates and a number of other matters in the cable industry, such as mandatory carriage of local broadcast stations and retransmission consent, and which will increase the administrative costs of complying with such regulations. On May 3, 1993, the Federal Communications Commission (the "FCC") released rate regulations that establish, on a system-by-system basis, maximum allowable rates for (i) basic and cable programming services (other than programming offered on a per-channel or per-program basis), based upon a benchmark methodology, and (ii) associated equipment and installation services, based upon cost plus a reasonable profit. Under the FCC rules, franchising authorities are authorized to regulate rates for basic services and associated equipment and installation services, and the FCC will regulate rates for regulated cable programming services in response to complaints filed with the agency. The rate regulations became effective on September 1, 1993. The FCC has also ordered an interim rate freeze effective April 5, 1993 through February 15, 1994.

  The rate regulations require a reduction of existing rates charged for basic services and regulated cable programming services to the greater of (i) the applicable benchmark level or (ii) the rates in force as of September 30, 1992 reduced by 10%, adjusted forward for inflation. Rate reductions are not required to the extent that a cable operator at its option elects to use an alternative cost-of-service methodology and shows that rates for basic and cable programming services are reasonable. On July 15, 1993, the FCC announced a proposal to adopt rules providing for traditional cost-of-service requirements to govern cost-of-service showings by cable operators. Refunds with interest will be required to be paid by cable operators who are required to reduce regulated rates after September 1, 1993, calculated from the effective date of the FCC's rate regulations with regard to basic rates, and from the date a complaint is filed with the FCC with regard to the rates charged for regulated programming services. The FCC has reserved the right to reduce or increase the benchmarks it has established. The rate regulations will also limit future increases in regulated rates to an inflation indexed amount plus increases above the inflation index in certain costs such as taxes, franchise fees, costs associated with specific franchise requirements and increased programming costs. Because of the limitation on rate increases for regulated services, future revenue growth from cable services will rely to a much greater extent than has been true in the past on increased revenues from unregulated services and new subscribers than from increases in previously unregulated rates.

  The FCC has adopted regulations implementing most of the requirements of the 1992 Cable Act and is in the process of completing certain additional rulemaking proceedings before the 1992 Cable Act can be fully implemented. The FCC is also likely to continue to modify, clarify or refine the rate regulations and benchmark methodology. In addition, litigation has been instituted challenging various portions of the 1992 Cable Act and the rulemaking proceedings. The Company cannot predict the effect or outcome of the future rulemaking proceedings, changes to the rate regulations, or litigation. Further, because the FCC has not yet adopted final cost-of-service rules, the Company cannot predict whether it would be able to utilize cost-of-service showings to justify rates.

  Effective as of August 31, 1993, in accordance with the 1992 Cable Act, the Company repackaged certain existing cable services by adjusting rates for basic service and introducing a new method of offering certain cable services. The Company adjusted the basic service rates and related equipment and installation rates in all of its systems in order for such rates to be in compliance with the applicable benchmark or equipment and installation cost levels. The Company also implemented a program in all of its systems called "CableSelect" under which most of the Company's satellite-delivered programming services are now offered individually on a per channel basis, or as a group at a price of approximately 15% to 20% below the sum of the per channel prices of all such services. For subscribers who elect to customize their channel lineup, the Company will provide, for a monthly rental fee, an electronic device located on the cable line outside the home, enabling a subscriber's television to receive only those channels selected by the subscriber. These basic service rate adjustments and the CableSelect program are also being implemented in all systems managed by the Company. The Company believes CableSelect provides increased programming choices to the Company's subscribers while providing flexibility to the Company to respond to future changes in areas such as customer demand and programming. Certain programmers have taken the position that the Company's new method of offering services is inconsistent with their programming agreements. The Company disagrees and is in discussions with these programmers. Because the Company's new method of offering services will depend upon several factors, including decisions of subscribers and the cost and availability of programming, the Company is currently unable to determine the effect that this new method will have on its business and results of operations for future periods. As part of its survey of post-September 1, 1993 cable rates of the 25 largest multiple systems operators in the United States, the FCC is reviewing the cable rates of eleven of such operators, including the Company, that offer certain of their cable services on a per channel basis. A letter of inquiry, one of at least 52 sent by the FCC to numerous cable operators, was recently received by an Olympus System regarding the implementation of this new method of offering services.

  The Company is currently unable to predict the effect that implementation of the rate regulations and other provisions of the 1992 Cable Act, future FCC rulemaking proceedings including cost-of-service standards, and its new method of offering services will have on its business and results of operations in future periods. No assurance can be given at this time that such matters will not have a material adverse effect on the Company's business and results of operations in the future. Also, no assurance can be given as to what other future actions Congress, the FCC or other regulatory authorities may take or the effects thereof on the Company.

  On July 16, 1993, Moody's Investors Service Inc. ("Moody's") announced that it had placed long-term debt of five cable television companies, including Adelphia, under review for possible downgrade due to concerns about potential effects on such respective companies resulting from the negative impact of the FCC rate regulations on revenues and cash flow and from such respective companies' relative lack of diversity. Standard & Poor's Corp. ("S&P") announced, on October 20, 1993, that it had placed Adelphia's senior unsecured and subordinated debt on Credit Watch for possible downgrade. Prospective investors are referred to official information published from time to time by Moody's, S&P and other credit rating agencies for further information.

  Cable television companies operate under franchises granted by local authorities which are subject to renewal and renegotiation from time to time. Because such franchises are generally non-exclusive, there is a potential for competition with the Systems from other operators of cable television systems, including public systems operated by municipal franchising authorities themselves, and from other distribution systems capable of delivering television programming to homes. The 1992 Cable Act contains provisions which encourage competition from such other sources. Additionally, recent court and administrative decisions have removed certain of the restrictions that have limited entry into the cable television business by potential competitors such as telephone companies, and proposals now under consideration by the FCC, and which are being and from time to time have been considered by Congress, could result in the elimination of other such restrictions. The Company cannot predict the extent to which competition will materialize from other cable television operators, other distribution systems for delivering television programming to the home, or other potential competitors, or, if such competition materializes, the extent of its effect on the Company.

  FCC rules permit local telephone companies to offer "video dialtone" service for video programmers, including channel capacity for the carriage of video programming and certain non-common carrier activities such as video processing, billing and collection and joint marketing agreements. On December 15, 1992, New Jersey Bell Telephone Company filed an application with the FCC to operate a "video dialtone" service in portions of Dover County, New Jersey, in which the Company serves approximately 20,000 subscribers. The Company opposed the application. On July 28, 1993, the FCC sent a letter to New Jersey Bell stating that the application appeared to be inconsistent with the FCC's video dialtone requirements in that insufficient capacity to serve multiple programmers was to be made available. New Jersey Bell was given the opportunity to amend its application which, it subsequently did. The Company then filed a further opposition to the application. The matter has not yet been decided by the FCC.

  On December 17, 1992, the Chesapeake and Potomac Telephone Company of Virginia and Bell Atlantic Video Service Company ("Bell Atlantic Video") filed suit in U.S. District Court in Alexandria, Virginia seeking to declare unconstitutional the provisions in the Cable Communications Policy Act of 1984 (the "1984 Cable Act") that prohibit telephone companies from owning a cable television system in their telephone service areas. On August 24, 1993, the court held that the 1984 Cable Act cross-ownership provision is unconstitutional, and it issued an order enjoining the FCC from enforcing the cross-ownership ban. The U.S. Justice Department has announced that it will appeal this decision to the U.S. Court of Appeals for the Fourth Circuit. Similar suits have been filed in other federal district courts.

  The Company cannot predict the outcome of the New Jersey Bell video dialtone proceeding or the Bell Atlantic Video litigation. However, the Company believes that the provision of video programming by telephone companies with considerable financial resources in competition with the Company's existing operations could have an adverse effect on the Company's financial condition and results of operations. At this time, the magnitude of any such effect is not known or estimable.

  For further discussion relating to regulatory and competitive matters, see "Management's Discussion and Analysis," "Business--Competition" and "Legislation and Regulation."

SUBSTANTIAL LEVERAGE

  The Company is highly leveraged and has incurred substantial indebtedness, primarily to finance acquisitions and expansion of its operations and, to a lesser extent, for investments in and advances to affiliates. At September 30, 1993, the Company's total debt aggregated approximately $1,776,550,000 which included approximately $916,183,000 of subsidiary debt and approximately $860,367,000 of parent debt. The Company's total debt has varying maturities to 2005, including as of September 30, 1993 an aggregate of approximately $682,841,000 maturing on or prior to March 31, 1998. The Company's financing strategy has been to maintain its public long-term debt at the holding company level while borrowing in the private debt markets (e.g., bank and insurance company debt) through the Company's wholly-owned subsidiaries. The Company's subsidiary financings are effected through separate borrowing groups, and substantially all of the indebtedness in these borrowing groups is non-recourse to Adelphia. The subsidiary credit arrangements have varied revolving credit and term periods and contain separately-negotiated covenants relating to cross-defaults and the incurrence of additional debt for each borrowing group. See "Management's Discussion and Analysis" and Note 3 to the Adelphia Communications Corporation Consolidated Financial Statements.

  Historically, the Company's cash generated from operating activities and borrowings has been sufficient to meet its requirements for debt service, working capital, capital expenditures, and investments in and advances to affiliates. The Company believes that it will continue to generate cash and obtain financing sufficient to meet such requirements. However, the Company's ability to incur additional indebtedness is limited by covenants in its parent company indentures and subsidiary credit agreements. If the Company were unable to meet its debt service obligations, the Company would have to consider refinancing its indebtedness or obtaining new financing. Although in the past the Company has been able to refinance its indebtedness and to obtain new financing, there can be no assurance that the Company would be able to do so in the future or that, if the Company were able to do so, the terms available would be favorable to the Company. In the event that the Company were unable to refinance its indebtedness or obtain new financing under these circumstances, the Company would likely have to consider various options such as the sale of certain assets to meet its required debt service, negotiation with its lenders to restructure applicable indebtedness or other options available to it under applicable law. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis."

NET LOSSES AND STOCKHOLDERS' DEFICIENCY

  The total stockholders' deficiency at March 31, 1993 and at September 30, 1993 was $868,614,000 and $1,007,378,000, respectively. The stockholders' deficiency generally has resulted from the Company's reported net losses which have been caused primarily by high levels of depreciation and amortization and interest expense. The Company reported net losses of approximately $141,400,000, $121,600,000 and $176,800,000, respectively, for the years ended
March 31, 1991, 1992 and 1993, and $71,618,000 and $138,764,000, respectively, for the six months ended September 30, 1992 and 1993. The increases in net loss for the year ended March 31, 1993 and the six months ended September 30, 1993, compared to the respective prior year periods, were primarily due to the cumulative effect of change in accounting principle for Olympus and the Company. Effective January 1, 1993 and April 1, 1993, Olympus and the Company, respectively, adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." The cumulative effect of adopting SFAS No. 109 was to increase the net loss by $59,500,000 and $89,660,000 for the year ended March 31, 1993 and the six months ended September 30, 1993, respectively. The Company expects to incur significant losses for the next several years. See "Management's Discussion and Analysis" and "Business--Development of the Systems."

VOTING CONTROL AND DISPARATE VOTING RIGHTS

  As of December 14, 1993, the Rigas Family beneficially owned 10,846,544 shares, or 99.1%, of Adelphia's Class B Common Stock and 952,300 shares, or 21.8%, of Adelphia's Class A Common Stock. On a combined basis, these shares represented 77.0% of the total number of shares of both classes of Common Stock and 96.1% of the total voting power of both classes. Upon consummation of the Stock Offering, the Rigas Family will hold 6,784,904 shares, or 51.4%, of Adelphia's Class A Common Stock and, on a combined basis, 73.0% of the total number of shares of both classes of Common Stock and 94.0% of the total voting power of both classes. As a result of the stock ownership by the Rigas Family and the Class B Stockholders' Agreement (described in "Principal Stockholders"), John J. Rigas and members of his family have the power to elect all six directors subject to election by both classes on a combined basis, which directors constitute six of the seven members of the Board of Directors of Adelphia. (The holders of the Class A Common Stock are entitled, as a separate class, to elect one of Adelphia's directors.) Moreover, because holders of Class B Common Stock are entitled to ten votes per share while holders of Class A Common Stock are entitled to one vote per share, the Rigas Family may control stockholder decisions on matters in which holders of Class A Common Stock and Class B Common Stock vote together as a class. These matters include the amendment of certain provisions of Adelphia's Certificate of Incorporation and the approval of certain fundamental corporate transactions, including mergers. See "Description of Capital Stock" and "Principal Stockholders."

POTENTIAL CONFLICTS OF INTEREST

  John J. Rigas and the other executive officers of Adelphia (including other members of the Rigas Family) hold direct and indirect ownership interests in the Managed Partnerships, which are managed by the Company for a fee. Subject to the restrictions contained in the Business Opportunity Agreement (as defined herein) regarding future acquisitions, Rigas Family members and the executive officers are free to continue to own these interests and acquire additional interests in cable television systems. Such activities could present a conflict of interest with the Company in the allocation of management time and resources of the executive officers. In addition, there have been and will continue to be transactions between the Company and the executive officers or other entities in which the executive officers have ownership interests or with which they are affiliated. The indentures under which the 10 1/4% Notes, 9 7/8% Debentures, 11 7/8% Debentures and

12 1/2% Notes were issued contain covenants that place certain restrictions on transactions between the Company and its affiliates. See "Management" and "Certain Transactions."

HOLDING COMPANY STRUCTURE

  As a holding company, Adelphia holds no significant assets other than its investments in and advances to its subsidiaries. Adelphia's ability to make interest and principal payments when due to holders of debt of Adelphia is dependent upon the receipt of sufficient funds from its subsidiaries. Under the terms of various debt agreements between the Adelphia subsidiaries and their respective lending institutions, upon the occurrence of an event of default (including certain cross-defaults resulting from defaults under Adelphia's debt agreements) or unless certain financial performance tests are met, the Adelphia subsidiaries are restricted from distributing funds to Adelphia. At September 30, 1993, the total amount of such long-term debt of subsidiaries was $896,475,000. See "Capitalization," "Management's Discussion and Analysis" and
Note 3 to the Adelphia Communications Corporation Consolidated Financial Statements.

NO DIVIDENDS PAID OR TO BE PAID

  Adelphia has never declared or paid dividends on any of its Common Stock and has no intention to pay cash dividends on such stock in the foreseeable future. In addition, the indentures for the 10 1/4% Notes, 9 7/8% Debentures, 11 7/8% Debentures and 12 1/2% Notes contain covenants which limit Adelphia's ability to pay such dividends. See "Price Range of the Company's Common Equity and Dividend Policy" and Note 3 to the Adelphia Communications Corporation Consolidated Financial Statements.

SHARES ELIGIBLE FOR FUTURE SALE

  As of December 14, 1993, 4,375,000 shares of Class A Common Stock were outstanding. Pursuant to a Registration Rights Agreement among Adelphia and virtually all of the Class B common stockholders, John J. Rigas has the right, subject to certain limitations, to require Adelphia to register shares of his Common Stock for sale to the public on five occasions through the year 2000. The other Class B stockholder parties have the right to participate, at the option of John J. Rigas, as selling stockholders in any such registration and all Class B stockholder parties have the right to participate as selling stockholders in any registered public offering initiated by Adelphia. Each share of Class B Common Stock is convertible into one share of Class A Common Stock. It is expected that shares of Class A Common Stock to be offered and sold by Adelphia directly to the Rigas Family in the Stock Offering will be pledged as security for margin loans to be made to the Rigas Family at or subsequent to the closing of the Stock Offering. It is also expected that, pursuant to such pledge and loan arrangements, the applicable pledgee, under certain conditions, will have the right to cause the pledged shares of the Class A Common Stock to be sold pursuant to an effective shelf registration statement. See "Underwriting." Sales of a substantial number of shares of Class A Common Stock or Class B Common Stock could adversely affect the market price of the Class A Common Stock and could impair Adelphia's ability in the future to raise capital through an offering of its equity securities.

                                USE OF PROCEEDS

  The net proceeds to Adelphia from the Stock Offering are estimated to be $151,090,000. A portion ($100,000,000) of the net proceeds from the Stock Offering will be used to redeem all the outstanding Senior Subordinated Notes. Pending such redemption, this portion of the net proceeds will temporarily be used to reduce bank debt or invested in short-term instruments. The remainder ($51,090,000) of the estimated net proceeds will be used to reduce bank debt of Adelphia's subsidiaries, which may be reborrowed. As of September 30, 1993, the effective interest rate on such bank debt ranged from 4.5% to 5.0%. The credit agreement with respect to such bank debt requires amortization of principal through September 30, 1998.

         PRICE RANGE OF THE COMPANY'S COMMON EQUITY AND DIVIDEND POLICY

  Adelphia's Class A Common Stock is listed on NASDAQ/NMS pursuant to an exception from the net tangible asset requirement of the National Association of Securities Dealers, Inc. ("NASD"). Adelphia's NASDAQ/NMS symbol is "ADLAC." Prior to October 2, 1992, Adelphia's Class A Common Stock was quoted over-the-counter in the NASDAQ Small Cap Market under the same symbol.

  The following table sets forth the range of high and low closing bid prices of the Class A Common Stock from July 1, 1991 to October 1, 1992, as regularly quoted in the NASDAQ Small Cap Market, and the range of high and low closing sale prices of the Class A Common Stock from October 2, 1992 to September 30, 1993, on NASDAQ/NMS, as applicable. Such bid prices represent inter-dealer quotations, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.

                              CLASS A COMMON STOCK

                                                                 HIGH    LOW
                                                                 ----    ----
      QUARTER ENDED:
        September 30, 1991...................................... $16 1/4 $ 9 1/2
        December 31, 1991....................................... $20 3/4 $14 3/4
        March 31, 1992.......................................... $20 1/2 $16 1/2
        June 30, 1992...........................................  $19    $14 3/4
        September 30, 1992......................................  $20    $15 3/4
        December 31, 1992.......................................  $17    $13 1/2
        March 31, 1993..........................................  $20    $ 17
        June 30, 1993...........................................  $18    $11 1/8
        September 30, 1993...................................... $20 5/8 $ 14

  As of December 7, 1993, there were approximately 103 holders of record of Adelphia's Class A Common Stock. As of December 7, 1993, three record holders were registered clearing agencies holding Class A Common Stock on behalf of participants in such clearing agencies.

  No established public trading market exists for Adelphia's Class B Common Stock. As of the date hereof, the Class B Common Stock was held of record by seven persons, principally members of the Rigas Family, including a Pennsylvania general partnership all of whose partners are members of the Rigas Family. The Class B Common Stock is convertible into shares of Class A Common Stock on a one-to-one basis. As of December 14, 1993, the Rigas Family owned 99.1% of the outstanding Class B Common Stock.

  Adelphia has never paid a cash dividend on its common stock and anticipates that for the foreseeable future any earnings will be retained for use in its business. The ability of Adelphia to pay cash dividends on its common stock is limited by the provisions of its indentures. See "Management's Discussion and Analysis--Liquidity and Capital Resources" and Note 3 to the Adelphia Communications Corporation Consolidated Financial Statements.

                                 CAPITALIZATION

  The following table sets forth the actual capitalization of the Company at September 30, 1993 and as adjusted to give effect to the Stock Offering and to the application of the net proceeds therefrom. See "Use of Proceeds."

                                                       SEPTEMBER 30, 1993
                                                     -----------------------
                                                       ACTUAL    AS ADJUSTED
                                                     ----------  -----------
                                                     (DOLLARS IN THOUSANDS)
Total Debt (a):
  Notes of subsidiaries to banks.................... $  376,775  $  325,685(b)
  Notes of subsidiaries to institutions ............    519,700     519,700
                                                     ----------  ----------
    Total subsidiaries' debt........................    896,475     845,385
  10 1/4% Senior Notes Due 2000.....................    108,698     108,698
  12 1/2% Senior Notes Due 2002.....................    400,000     400,000
  11 7/8% Senior Debentures Due 2004................    124,429     124,429
   9 7/8% Senior Debentures Due 2005................    127,830     127,830
  13% Senior Subordinated Notes Due 1996............     99,410          -- (b)
  Other debt........................................     19,708      19,708
                                                     ----------  ----------
    Total Debt......................................  1,776,550   1,626,050
Stockholders' Equity (Deficiency):
  Preferred Stock, $.01 par value, 5,000,000 shares
   authorized,
   none issued......................................     --          --
  Class A Common Stock, $.01 par value, 50,000,000
   shares
   authorized, 4,375,000 and 13,207,604 shares
   issued and
   outstanding, liquidation preference, $1.00 per
   share (c)........................................         44         132(d)
  Class B Common Stock, $.01 par value, 25,000,000
   shares
   authorized, 10,944,476 shares issued and
   outstanding......................................        109         109
  Paid-in capital...................................     60,112     211,114(d)
  Accumulated deficit............................... (1,067,643) (1,068,500)(e)
                                                     ----------  ----------
    Stockholders' Equity (Deficiency)............... (1,007,378)   (857,145)
                                                     ----------  ----------
    Total Capitalization............................ $  769,172  $  768,905
                                                     ==========  ==========

- --------

(a) Reference is made to Note 3 to the Adelphia Communications Corporation Consolidated Financial Statements for a description of Notes of subsidiaries to banks and institutions. See "Management's Discussion and Analysis--Liquidity and Capital Resources."

(b) Gives effect to the application of $100,000,000 of the estimated net proceeds from the Stock Offering for the redemption of the Senior Subordinated Notes, and to the application of the remainder ($51,090,000) to reduce bank debt.

(c) Does not include an aggregate of 700,000 shares of Class A Common Stock reserved for issuance to officers and other key employees pursuant to Adelphia's Stock Option Plan of 1986 and Restricted Stock Bonus Plan.

(d) Gives effect to the issuance of 8,832,604 shares of Class A Common Stock pursuant to the Stock Offering.

(e) Gives effect to the redemption at par of the Senior Subordinated Notes, with accretion requirements of $590,000, and the treatment as an expense of deferred debt cost of $267,000.

  SELECTED CONSOLIDATED FINANCIAL DATA (DOLLARS IN THOUSANDS EXCEPT PER SHARE
                           AND PER SUBSCRIBER DATA)

  The selected consolidated financial data as of and for each of the five years in the period ended March 31, 1993 have been derived from the audited consolidated financial statements of the Company. The selected consolidated financial data with respect to the six months ended September 30, 1992 and 1993 are unaudited; however, in the opinion of management, such data reflect all adjustments (consisting only of normal recurring adjustments) necessary to fairly present the data for such interim periods. These data should be read in conjunction with the Consolidated Financial Statements and related notes for each of the three years in the period ended March 31, 1993, the Financial Statements and related notes for the six month period ended September 30, 1993 and "Management's Discussion and Analysis." The statement of operations data with respect to the fiscal years ended March 31, 1989 and 1990, and the balance sheet data at March 31, 1989, 1990 and 1991, have been derived from audited consolidated financial statements of the Company not included herein. Results of operations for the South Dade System are reflected on a consolidated basis up to the date of transfer (December 19, 1989) of such systems to Olympus. Operating results for interim periods are not necessarily indicative of the results that may be expected for a full year.

                                                                                     SIX MONTHS ENDED
                                         YEAR ENDED MARCH 31,                         SEPTEMBER 30,
                          --------------------------------------------------------  -------------------
                            1989       1990         1991        1992       1993       1992      1993
                          ---------  ---------    ---------  ----------  ---------  --------  ---------
STATEMENT OF OPERATIONS
DATA:
Revenues................  $ 186,379  $ 228,643    $ 248,586  $  273,630  $ 305,222  $148,578  $ 159,620
Direct Operating and
 Programming............     52,966     63,381       66,007      74,787     82,377    39,791     44,695
Selling, General and
 Administrative.........     33,236     35,326       41,421      44,427     49,468    23,645     25,394
                          ---------  ---------    ---------  ----------  ---------  --------  ---------
Operating Income before
 Depreciation
 and Amortization.......    100,177    129,936      141,158     154,416    173,377    85,142     89,531
Depreciation and
 Amortization...........    114,009    122,107(a)    79,427      84,817     90,406    44,809     45,316
                          ---------  ---------    ---------  ----------  ---------  --------  ---------
Operating Income (Loss).    (13,832)     7,829       61,731      69,599     82,971    40,333     44,215
Interest Income from
 Affiliates.............      1,257        933        1,596       3,085      5,216     2,628      2,490
Other Income (Expense)..        261        122        1,750         968      1,447       632        283
Priority Investment In-
 come (b)...............         --      9,797       19,175      22,300     22,300    11,150     11,150
Interest Expense........   (111,331)  (150,263)    (163,637)   (164,839)  (164,859)  (77,485)   (90,131)
Equity in Net Loss of
 Olympus................         --    (25,357)     (61,975)    (52,718)   (46,841)  (34,490)   (15,321)
                          ---------  ---------    ---------  ----------  ---------  --------  ---------
Loss before Income
 Taxes, Extraordinary
 Loss and Cumulative
 Effect of Change in
 Accounting Principle(c)   (123,645)  (156,939)    (141,360)   (121,605)   (99,766)  (57,232)   (47,314)
Income Tax Expense......         --         --           --          --     (3,143)       --     (1,790)
Extraordinary Loss (c)..         --         --           --          --    (14,386)  (14,386)        --
Cumulative Effect of
 Change in
 Accounting Principle(c)         --         --           --          --    (59,500)       --    (89,660)
                          ---------  ---------    ---------  ----------  ---------  --------  ---------
Net Loss................  $(123,645) $(156,939)   $(141,360)  $(121,605) $(176,795) $(71,618) $(138,764)
                          =========  =========    =========  ==========  =========  ========  =========
Loss per Share of Common
 Stock before Income
 Taxes, Extraordinary
 Loss and Cumulative
 Effect of Change in
 Accounting Principle...  $   (8.94) $  (11.36)   $  (10.23) $    (8.80) $   (6.80) $  (3.82) $   (3.21)
Net Loss per Share of
 Common Stock...........  $   (8.94) $  (11.36)   $  (10.23) $    (8.80) $  (11.68) $  (4.79) $   (9.06)
Cash Dividends Declared
 per Common Share.......         --         --           --          --         --        --         --
EBITDA (d)..............  $ 101,695  $ 140,788    $ 163,679   $ 180,769  $ 202,340  $ 99,552  $ 103,454

                                               MARCH 31,                               SEPTEMBER 30,
                         ---------------------------------------------------------  ---------------------
                            1989        1990        1991        1992       1993       1992        1993
                         ----------  ----------  ----------  ----------  ---------  ---------  ----------
BALANCE SHEET DATA:
Cash and Cash
 Equivalents............ $   43,662  $   15,287  $   18,592  $   11,173  $  38,671  $  28,546   $  22,564
Investment in and
 Amounts Due from
 Olympus (e)............         --      87,337      79,030      64,972      7,692     68,947         745
Total Assets............    897,555     971,792     981,960     925,791    949,593  1,012,039     949,385
Total Debt..............  1,121,796   1,355,330   1,495,025   1,554,270  1,731,099  1,675,010   1,776,550
Debt Net of Cash (f)....  1,078,134   1,340,043   1,476,433   1,543,097  1,692,428  1,646,464   1,753,986
Stockholders' Equity
 (Deficiency)...........   (293,640)   (450,579)   (591,939)   (713,544)  (868,614)  (763,437) (1,007,378)

                                                              MARCH 31,                      SEPTEMBER 30,
                                              -------------------------------------------  ----------------
                                               1989     1990     1991     1992     1993     1992     1993
                                              -------  -------  -------  -------  -------  -------  -------
FINANCIAL RATIOS AND
OTHER DATA:
Total Debt to EBITDA (g)....................     9.87x    8.69x    8.85x    8.09x    8.41x    8.37x    8.55x
Debt Net of Cash to EBITDA..................     9.48x    8.59x    8.74x    8.03x    8.22x    8.23x    8.44x
EBITDA to Total Interest Expense............     0.91     0.94     1.00     1.10     1.23     1.28     1.15
Operating Margin (h)........................     53.7%    56.8%    56.8%    56.4%    56.8%    57.3%    56.1%
Capital Expenditures........................  $58,501  $75,619  $77,851  $52,808  $70,975  $31,448  $31,153
Average Monthly Revenue
 per Basic Subscriber (i)...................  $ 25.07  $ 26.61  $ 28.63  $ 29.82  $ 32.40  $ 30.97  $ 32.13

- --------
(a) Reflects an increase in the estimated useful lives of certain intangible assets effective January 1990. See Note 1 to the Adelphia Communications Corporation Consolidated Financial Statements.

(b) The Company's return on its priority investment in Olympus is based on a 16.5% return on its nonvoting PLP Interests, although the Company recognizes priority investment income only to the extent received. At March 31, 1993 and September 30, 1993, $68,702,000 and $85,667,000,
    respectively, of accumulated priority return remained unpaid.

(c) "Extraordinary loss" relates to loss on the early retirement of the Senior Discount Notes. "Cumulative Effect of Change in Accounting Principle" refers to a change in accounting principle for Olympus and the Company. Effective January 1, 1993 and April 1, 1993, respectively, Olympus and the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), which requires an asset and liability approach for financial accounting and reporting for income taxes. SFAS 109 resulted in the cumulative recognition of an additional liability by Olympus and the Company of $59,500,000 and $89,660,000, respectively.

(d) Earnings before interest, income taxes, depreciation and amortization, equity in net loss of Olympus, extraordinary loss and cumulative effect of change in accounting principle. The use of the term "EBITDA" is consistent with the use of the same term in the indentures for the 10 1/4% Notes, the 9 7/8% Debentures, the 11 7/8% Debentures and the 12 1/2% Notes. EBITDA and similar measurements of cash flow are commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity.

(e) Investment in and amounts due from Olympus at September 30, 1993 is comprised of the following:

       Gross Investment in PLP Interests and General Partner's
       Equity....................................................  $283,002,000
       Excess of Ascribed Value of Contributed Property over His-
        torical Cost.............................................   (98,303,000)
       Cumulative Equity in Net Loss of Olympus..................  (261,712,000)
                                                                   ------------
        Investments in Olympus...................................   (77,013,000)
       Amounts due from Olympus..................................    77,758,000
                                                                   ------------
         Total...................................................  $    745,000
                                                                   ============

(f) Total debt less cash and cash equivalents.

(g) Based on annualized EBITDA for the quarter ending the period presented. The Company believes that this presentation is consistent with the covenant test which limits the incurrence of indebtedness in the indentures for the 10 1/4% Notes, the 9 7/8% Debentures, the 11 7/8% Debentures and the 12 1/2% Notes and that this ratio is commonly used in the cable television industry as a measure of leverage.

(h) Percentage representing operating income before depreciation and amortization divided by revenues.

(i) Average for the last quarter of each period presented, including revenues and subscribers for the South Dade System up to the date of transfer to Olympus. The Company believes that this presentation provides meaningful trend information over the periods presented and is commonly used in the cable television industry to present such data on a comparative basis.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

RESULTS OF OPERATIONS

 General

  The Company earned substantially all of its revenues in each of the past three fiscal years and in the six months ended September 30, 1993 from monthly subscriber fees for basic, satellite, premium and ancillary services (such as installations and equipment rentals), local and national advertising sales, pay-per-view programming and home shopping networks.

  The cable television operations of the Company may be adversely affected by changes and developments in governmental regulation, competitive forces and technology. On October 5, 1992, Congress passed the 1992 Cable Act, which significantly expands the scope of regulation of certain subscriber rates and a number of other matters in the cable industry, and which will increase the administrative costs of complying with such regulations. Accordingly, certain changes in the way the Company offers and charges for subscriber services were implemented as of September 1, 1993. See "Business-Subscriber Services and Rates." For a discussion of the 1992 Cable Act and other regulatory and competitive matters that affect the Company and its operations, see "Risk Factors--Regulation and Competition in the Cable Television Industry," "Business--Competition" and "Legislation and Regulation."

  The Company has achieved average annual growth in revenues of 11.4% during the past two fiscal years and average annual growth in operating income before depreciation and amortization of 11.4% during the same period. Revenues increased 11.5% in fiscal 1993 and 10.1% in fiscal 1992. These increases resulted primarily from internal subscriber growth and rate increases. The Company has not completed any material acquisitions since August 1989. Operating expenses increased significantly during the past two years; however, operating margins (the percentage representing operating income before depreciation and amortization divided by revenues) remained relatively unchanged at 56.8% for the year ended March 31, 1993, 56.4% for the year ended March 31, 1992 and 56.8% for the year ended March 31, 1991.

  The changes in the Company's results of operations for the six months ended September 30, 1993, compared to the same period in the prior year, were generally the result of the expansion of existing cable television operations since September 30, 1992 and the cumulative effect of a change in accounting principle of the Company.

  The high level of (i) depreciation and amortization associated with prior acquisitions and the upgrading and expansion of systems and (ii) interest costs associated with financing activities will continue to have a negative impact on the reported results of operations. Significant charges for depreciation, amortization and interest are expected to be incurred in the future by the Olympus joint venture, which will also impact the Company's future results of operations. The Company expects to report net losses for the next several years.

  The Company currently offers competitive access telecommunications services through a subsidiary, Hyperion Telecommunications, Inc. ("Hyperion"). Since Hyperion's formation in October 1992, it has formed operating companies or entered into joint venture partnerships to develop and operate competitive access networks in eight select metropolitan areas. Hyperion's revenues since inception are insignificant and correspondingly the investment in Hyperion resulted in a reduction in the Company's operating income before depreciation and amortization for fiscal year 1993 and the six months ended September 30, 1993 of approximately $900,000 and $534,000, respectively. The equity in net loss of Hyperion's joint venture partnerships amounted to $168,335 for the six months ended September 30, 1993.

  The following table is derived from the Adelphia Communications Corporation Consolidated Financial Statements for the periods presented that are included in this Prospectus and sets forth the historical percentage relationship of the components of operating income contained in such financial statements for the periods indicated.

                                                               PERCENTAGE
                                                               OF REVENUES
                               PERCENTAGE OF REVENUES      FOR THE SIX MONTHS
                              FOR YEAR ENDED MARCH 31,     ENDED SEPTEMBER 30,
                             ----------------------------  --------------------
                               1993      1992      1991       1993       1992
                             --------  --------  --------  ---------  ---------
Revenues...................     100.0%    100.0%    100.0%     100.0%     100.0%
Operating expenses:
 Direct operating and pro-
 gramming..................      27.0      27.3      26.6       28.0       26.8
 Selling, general and ad-
 ministrative..............      16.2      16.2      16.7       15.9       15.9
                             --------  --------  --------  ---------  ---------
Operating income before de-
 preciation and amortiza-
 tion......................      56.8      56.4      56.8       56.1       57.3
Depreciation and amortiza-
 tion......................      29.6      31.0      32.0       28.4       30.2
                             --------  --------  --------  ---------  ---------
Operating income...........      27.2%     25.4%     24.8%      27.7%      27.1%
                             ========  ========  ========  =========  =========

  Interim Operating Results

  Revenues increased approximately 7.4% for the six months ended September 30, 1993, compared to the same period in the prior year. Approximately 93% of such increases were attributable to basic subscriber growth and rate increases, partially offset by adjustments to equipment and installation charges (discussed below), with the remainder primarily attributable to the expansion of advertising sales and other services. Revenues for the six months ended September 30, 1993 reflected the repackaging and adjustment of equipment and installation charges, effective in July 1993, and rates for basic services and certain other satellite programming services under "CableSelect," the Company's new method of offering services that was implemented effective September 1, 1993. In addition, the Company's revenues during the most recent six-month period were subject in part to the FCC rate freeze, which has been in effect since April 5, 1993 and was recently extended to February 15, 1994. See "Risk Factors--Regulation and Competition in the Cable Television Industry."

  Operating expenses (exclusive of depreciation and amortization) increased 10.5% for the six-month period ended September 30, 1993, compared to the same 1992 period, primarily due to increased costs of providing programming to subscribers, incremental costs (such as increased administrative and personnel costs) associated with increased subscribers and revenues and increased costs related to the implementation of the 1992 Cable Act and regulations thereunder.

  Operating income before depreciation and amortization increased 5.2% for the six-month period compared to last year. This increase was primarily due to increased revenues partially offset by increased operating expenses. Interest income from affiliates, other income and priority investment income remained relatively unchanged for the six-month period. EBITDA (earnings before interest, income taxes, depreciation and amortization, equity in net loss of Olympus, extraordinary loss and cumulative effect of change in accounting principle) increased 3.9% for the six month period primarily due to increased revenues partially offset by increased operating expenses.

  Interest expense increased 16.3% for the six months ended September 30, 1993, compared to the same prior year period, primarily due to higher levels of debt outstanding and the refinancing of short-term floating rate debt with long-term fixed rate debt during fiscal 1993 and the six months ended September 30, 1993. Equity in net loss of Olympus decreased 55.6% for the six months ended September 30, 1993 due to decreases in the net loss of Olympus during such period.

  Effective April 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109), which requires an asset and liability approach for financial accounting and reporting for income taxes. SFAS 109 generally provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits of utilizing net operating loss carry forwards. The adoption of SFAS 109 resulted in the cumulative recognition of an additional liability by the Company of $89,660,000. The cumulative effect of adopting SFAS 109 at April 1, 1993 on the Company's financial statements was to increase the net loss by $89,660,000. In August 1993, the Congress passed and the President signed new tax legislation which, among other things, increases the corporate Federal income tax from 34% to 35%. The Company anticipates that the enactment of this legislation will not have a significant effect on the Company's deferred income tax liability.

  Net loss for the six-month period increased 93.8% primarily due to the cumulative effect of the change in accounting principle for the Company noted above. Loss before income taxes, extraordinary loss and cumulative effect of change in accounting principle decreased by 17.3% for the most recent six-month period.

  Comparison of Years Ended March 31, 1993, 1992 and 1991

  Revenues. Revenues increased 11.5% and 10.1% for the years ended March 31, 1993 and 1992, respectively. Approximately 90% of such increases were attributable to basic subscriber growth and rate increases, with the remainder primarily attributable to the expansion of advertising sales and other services. Increases in total revenues were partially offset by a lower premium penetration rate, which caused premium service revenues to remain relatively constant compared to the respective prior year.

  Direct Operating and Programming Expenses. Direct operating and programming expenses, which are mainly basic and premium programming costs and technical expenses, increased in each of the years ended March 31, 1993 and 1992, primarily as a result of the incremental costs associated with internal subscriber growth and programming rate increases. As a percentage of revenues, such expenses remained relatively constant for the years ended March 31, 1993 and 1992, compared to the prior years.

  Selling, General and Adminisrative Expenses. These expenses, which are mainly comprised of costs related to system offices, customer service representatives and sales and administrative employees, increased in each of the years ended March 31, 1993 and 1992, primarily as a result of the incremental costs associated with internal subscriber growth. As a percentage of revenues, such expenses remained relatively constant for the years ended March 31, 1993 and 1992, compared to the prior years.

  Operating Income Before Depreciation and Amortization. Operating income before depreciation and amortization was $173,377,000, $154,416,000 and $141,158,000 for the years ended March 31, 1993, 1992 and 1991, respectively, representlng operating margins of 56.8%, 56.4% and 56.8%, respectively. The increases in operating income before depreciation and amortization for the two years ended March 31, 1993 and 1992 were primarily attributable to increased revenues and relatively constant operating margins. This increase was offset in 1993 by the Company's investment, through Hyperion, in the competitive access business, which resulted in an approximately $900,000 reduction in operating income before depreciation and amortization.

  Depreciation and Amortization. Depreciation and amortization expense increased for the years ended March 31, 1993 and 1992, compared to the prior years, primarily due to capital expenditures made during fiscal 1993 and 1992. As a percentage of revenues, such expenses decreased for the years ended March 31, 1993 and 1992, compared to each respective prior year, primarily due to increased revenues.

  Priority Investment Income. Priority investment income is comprised of payments received from Olympus of accrued priority return on the Company's investment in PLP Interests in Olympus. The Company recognizes priority investment income only to the extent received. Priority investment income remained constant for the year ended March 31, 1993 compared to the prior year, and increased during fiscal 1992 as a result of higher priority return payments.

  EBITDA. EBITDA amounted to $202,340,000, $180,769,000 and $163,679,000 for the years ended March 31, 1993, 1992 and 1991, respectively. The increases in EBITDA for the two years ended March 31, 1993 and 1992 were primarily attributable to increased revenues and relatively constant operating margins. EBITDA and similar measures of cash flow are commonly used in the cable television industry to analyze and compare cable television companies on the basis of operating performance, leverage and liquidity.

  Interest Expense. Interest expense remained relatively constant for the years ended March 31, 1993 and 1992 primarily as a result of a reduction in the weighted average interest rate paid to banks since March 31, 1991, offset by increased interest expense on incremental borrowings and, for 1992, increased non-cash accretion on the Senior Discount Notes. Interest expense includes $164,000, $35,602,000 and $31,612,000 for the years ended March 31, 1993, 1992 and 1991, respectively, of non-cash accretion of original issue discount.

  Equity in Net Loss of Olympus. The equity in net loss of Olympus represents the Company's pro rata share of Olympus' net losses and the accretion requirements of Olympus' redeemable limited partner interests. The decrease in net loss of Olympus prior to the cumulative effect of its change in accounting principle for the years ended March 31, 1993 and 1992, compared to the prior years, is primarily attributable to a decrease in the net loss of Olympus during such period.

  Net Loss. The Company reported net losses of $176,795,000, $121,605,000 and $141,360,000 for the years ended March 31, 1993, 1992 and 1991, respectively. The Company reported net loss before extraordinary loss and cumulative effect of change in accounting principle of $102,909,000, $121,605,000 and $141,360,000 for the years ended March 31, 1993, 1992 and 1991, respectively. This reduction for the years ended March 31, 1993 and 1992 was primarily due to an increase in revenues and, for 1992, an increase in priority investment income, which was only partially offset by increased operating expenses, and to the decrease in equity in net loss of Olympus. In 1993 the increase in net loss was primarily due to the cumulative effect of change in accounting principle by Olympus and to the extraordinary loss recorded in 1993 for the early extinguishment of debt. Effective January 1, 1993, Olympus adopted the provisions of SFAS 109 which requires an asset and liability approach for financial accounting and reporting for income taxes. SFAS 109 resulted in the cumulative recognition of an additional liability of $59,500,000 by Olympus.

LIQUIDITY AND CAPITAL RESOURCES

  The cable television business is capital intensive and typically requires continual financing for the construction, modernization, maintenance, expansion and acquisition of cable systems. During the three fiscal years in the period ended March 31, 1993 and the six months ended September 30, 1993, the Company committed substantial capital resources for these purposes and for investments in Olympus and other affiliates and entities. These expenditures were funded through long-term borrowings and, to a lesser extent, internally generated funds.

  Capital Expenditures. The Company has developed an innovative fiber-to-feeder network architecture which is designed to increase channel capacity and minimize future capital expenditures, while positioning the Company to take advantage of future opportunities. Management believes its capital expenditures program has resulted in higher levels of channel capacity and addressability in comparison to other cable television operators.

  Capital expenditures for the years ended March 31, 1993, 1992 and 1991, were $70,975,000, $52,808,000 and $77,851,000, respectively. Capital expenditures for the six months ended September 30, 1992 and 1993 were $31,448,000 and $31,153,000 respectively. An additional $8,742,000 and $6,386,000 in support equipment was acquired and financed through capitalized lease obligations during the year ended March 31, 1993 and the six months ended September 30, 1993, respectively. The decrease in capital expenditures during fiscal 1992 was primarily due to the Company's reduced need to modernize its cable plant as a result of expenditures undertaken to improve, rebuild and expand the Company Systems, including the purchase of a significant quantity of addressable converters. The increase in capital expenditures for fiscal 1993 compared to the prior year is primarily due to the acceleration of the rebuilding of plant using fiber-to-feeder technology, the upgrading of the corporate computer system for better management information services, the purchase of support equipment, renovation costs related to the corporate office building, and expenditures related to faster than expected growth of the Company's competitive access telecommunications subsidiary, Hyperion Telecommunications, Inc. Management expects capital expenditures for fiscal 1994 to approximate those in fiscal 1993.

  Olympus. During the fiscal years ended March 31, 1992 and 1991, the Company made equity investments of $32,100,000 and $38,000,000, respectively, in Olympus, and during the fiscal year ended March 31, 1993, the Company made advances of $49,061,000 to Olympus, of which $37,415,000 was advanced during the quarter ended June 30, 1992. During the six months ended September 30, 1993, the Company made advances of $8,374,000 to Olympus. Such investments provided funds for capital expenditures, the repayment of debt and working capital. During the six months ended September 30, 1993 and fiscal years ended March 31, 1993, 1992 and 1991, the Company received priority investment income from Olympus of $11,150,000, $22,300,000, $22,300,000 and $19,175,000,
respectively. Future investments by the Company in Olympus are subject to certain limitations under the indentures for the 10 1/4% Notes, the 11 7/8% Debentures, the 9 7/8% Debentures, and the 12 1/2% Notes.

  Financing Activities. The Company's financing strategy has been to maintain its public long-term debt at the parent holding company level while the Company's consolidated subsidiaries have their own senior and subordinated credit arrangements with banks and insurance companies. The Company's ability to generate cash adequate to meet its future needs will depend generally on its results of operations and the continued availability of external financing. During the three-year and six-month period ended September 30, 1993, the Company funded its working capital requirements, capital expenditures, investments in Olympus and other affiliates and entities and the redemption of the Senior Discount Notes through long-term borrowings primarily from banks and insurance companies, short-term borrowings, internally generated funds and the issuance of parent company public debt. The Company generally has funded the principal and interest obligations on its long-term borrowings from banks and insurance companies by refinancing the principal with new loans or through the issuance of parent company debt securities, and by paying the interest out of internally generated funds. Adelphia has funded the interest obligations on its public borrowings from internally generated funds.

  Most of Adelphia's directly-owned subsidiaries have their own senior credit agreements with banks and/or insurance companies. Typically, borrowings under these agreements are collateralized by the stock in and, in some cases, by the assets of the borrowing subsidiary and its subsidiaries and, in some cases, are guaranteed by such subsidiary's subsidiaries. At September 30, 1993, an aggregate of $744,475,000 in borrowings was outstanding under these agreements. These agreements contain certain provisions which, among other things, provide for limitations on borrowings of and investments by the borrowing subsidiaries, transactions between the borrowing subsidiaries and Adelphia and its other subsidiaries and affiliates, and the payment of dividends and fees by the borrowing subsidiaries. Several of these agreements also contain certain cross-default provisions relating to Adelphia or other subsidiaries. These agreements also require the maintenance of certain financial ratios by the borrowing subsidiaries. In addition, at September 30, 1993, an aggregate of $152,000,000 in subordinated and unsecured borrowings by Adelphia's subsidiaries was outstanding under credit agreements containing limitations and restrictions similar to those mentioned above. See Note 3 to the Adelphia Communications Corporation Consolidated Financial Statements. The Company is in compliance with the financial covenants and related financial ratio requirements contained in its various credit agreements, based on operating results for the quarter and period ended September 30, 1993.

  At September 30, 1993, Adelphia's subsidiaries had an aggregate of $153,000,000 in unused credit lines with banks, part of which is subject to achieving certain levels of operating performance. In addition, the Company had an aggregate $22,564,000 in cash and cash equivalents at September 30, 1993, which combined with the Company's unused credit lines with banks aggregated to $175,564,000. Based upon the results of operations of subsidiaries for the quarter ended September 30, 1993, approximately $203,000,000 of available assets could have been transferred to Adelphia at September 30, 1993, under the most restrictive covenants of the subsidiaries' credit agreements. The subsidiaries also have the ability to sell, dividend or distribute certain assets to other subsidiaries or Adelphia, which would have the net effect of increasing availability. At September 30, 1993, the Company's unused credit lines were provided by reducing revolving credit facilities whose revolver periods expire on April 1, 1994 through March 31, 1999. The Company's scheduled maturities for notes payable of subsidiaries to banks and institutions are currently expected to total $3,462,000 for the remainder of fiscal 1994.

  At September 30, 1993, the interest rates on floating rate notes issued by the Company's subsidiaries to banks ranged from LIBOR plus 1.0% to LIBOR plus 1.5%. The Company's subsidiaries' weighted average interest rate on notes to banks and institutions was 8.80% at September 30, 1993, with approximately 69% of such debt subject to fixed rates for over one year under the terms of such notes or interest swap agreements at September 30, 1993.

  During fiscal 1991, subsidiaries of Adelphia entered into new credit facilities, as follows: On August 6, 1990, a subsidiary privately placed with several insurance companies $250,000,000 in eight-year 10.66% senior notes, the proceeds of which were used, in part, to refinance the outstanding principal of existing term notes to banks in the amount of $162,750,000. On December 10, 1990, a subsidiary privately placed with an insurance company a $30,000,000 six-year unsecured note, the terms of which provided for an interest rate of 8.92% through December 15, 1991, after which date interest was payable at the greater of 12.25% or the prime rate plus 2.25%. On January 7, 1992, the subsidiary exercised its right to call this note, which call was funded by borrowings under existing lines of credit that provided for a current interest rate of 5.44%. In addition, on July 12, 1990, a subsidiary entered into a six-year $10,000,000 unsecured, revolving credit agreement with a bank.

  On August 6, 1991, a subsidiary entered into a $105,000,000 credit agreement with several banks. The agreement provides for senior secured revolving and term notes payable through 1997. The initial proceeds from this facility, $65,000,000, were used to repay $55,000,000 in other revolving bank debt and for working capital.

  On May 14, 1992, Adelphia completed offerings of $400,000,000 aggregate principal amount of unsecured 12 1/2% Senior Notes due 2002 and of 1,500,000 shares of its Class A Common Stock. The 12 1/2% Notes, which are effectively subordinated to all liabilities of Adelphia's subsidiaries, were issued pursuant to an indenture containing certain restrictions on, among other things, the incurrence of indebtedness, mergers and sales of assets, the payment of dividends on or the repurchase of capital stock and subordinated debt of Adelphia, certain other restricted payments by Adelphia and certain transactions with and investments in affiliates and unrestricted subsidiaries. The shares of Class A Common Stock were sold at a public offering price of $15.00 per share, including 750,000 of such shares which were purchased at the public offering price by certain members of the Rigas Family. The net proceeds from these offerings were approximately $389,000,000 for the offering of the 12 1/2% Notes and $21,700,000 for the offering of the Class A Common Stock. On July 1, 1992, $260,000,000 of such net proceeds was used for the redemption of all outstanding 16 1/2% Senior Discount Notes, at 104% of par.

  On September 10, 1992, Adelphia completed an offering of $125,000,000 aggregate principal amount of 11 7/8% Senior Debentures Due 2004. The 11 7/8% Debentures, which are effectively subordinated to all liabilities of Adelphia's subsidiaries, were issued pursuant to an indenture containing certain restrictions on, among other things, the incurrence of indebtedness, mergers and sales of assets, the payment of dividends on or the repurchase of capital stock and subordinated debt of Adelphia, certain other restricted payments by Adelphia and certain transactions with and investments in affiliates and unrestricted subsidiaries. The net proceeds from this offering were approximately $120,600,000.

  On March 11, 1993, Adelphia completed the placement of $130,000,000 aggregate principal amount of 9 7/8% Senior Debentures Due 2005. The 9 7/8% Debentures, which are effectively subordinated to all liabilities of Adelphia's subsidiaries, were issued pursuant to an indenture containing certain restrictions substantially the same as the indenture for 11 7/8% Debentures. Pursuant to a related registration rights agreement,

Adelphia granted to holders of the 9 7/8% Debentures certain registration rights regarding a registered exchange offer for, or the registration of, the 9 7/8% Debentures. The net proceeds from this placement were approximately $125,307,000. The 9 7/8% Debentures were the subject of an exchange offer, which expired July 16, 1993, of substantially identical 9 7/8% Senior Debentures Due 2005 that were registered under the Securities Act of 1933.

  On July 28, 1993, Adelphia completed the placement of $110,000,000 aggregate principal amount of 10 1/4% Senior Notes Due 2000, Series A. The 10 1/4% Notes, which are effectively subordinated to all liabilities of Adelphia's subsidiaries, were issued pursuant to an indenture containing certain restrictions substantially the same as the 9 7/8% Debentures. Pursuant to a related registration rights agreement, Adelphia granted to holders of the 10 1/4% Notes certain registration rights regarding a registered exchanged offer for, or the registration of, the 10 1/4% Notes. The net proceeds from this placement were approximately $106,961,000. The 10 1/4% Notes are the subject of an exchange offer of substantially identical 10 1/4% Notes, Series B, that are registered under the Securities Act of 1933.

  During the six months ended September 30, 1993, the Company made loans in the net amount of $20,000,000 to Managed Partnerships, to facilitate the acquisition of cable television systems serving Palm Beach County, Florida from unrelated parties. As of September 30, 1993, $15,000,000 was outstanding, and the balance is expected to be repaid during fiscal 1994. In addition, during the six months ended September 30, 1993, the Company made repayments and advances in the net amount of $398,000 to other related parties primarily for capital expenditures and working capital purposes. On September 29, 1993, the Board of Directors of the Company authorized the Company to make loans in the future to Highland Video Associates, L.P. ("Highland") and Syracuse Hilton Head Holdings, L.P. ("SHHH") up to an amount of $25,000,000 for each. SHHH and Highland own the cable systems managed by the Company for fees. See "Certain Transactions."

  The Company plans to continue to explore and consider new commitments, arrangements or transactions to refinance existing debt, increase the Company's liquidity or decrease the Company's leverage. These could include, among other things, the future issuance by Adelphia of public or private equity or debt and the negotiation of new or amended credit facilities. These could also include entering into acquisitions, joint ventures or other investment or financing activities, although no assurance can be given that any such transactions will be consummated. The Company's ability to borrow under current credit facilities and to enter into refinancings and new financings is limited by covenants contained in Adelphia's indentures and its subsidiaries' credit agreements, including covenants under which the ability to incur indebtedness is in part a function of applicable ratios of total debt to cash flow.

  The Company believes that cash and cash equivalents, internally generated funds, borrowings under existing credit facilities, and future financing sources will be sufficient to meet its short-term and long-term liquidity and capital requirements. Although in the past the Company has been able to refinance its indebtedness or obtain new financing, there can be no assurance that the Company will be able to do so in the future.

  Recent Accounting Pronouncements. SFAS 109, "Accounting for Income Taxes," requires an asset and liability approach for financial accounting and reporting for income taxes. Effective January 1, 1993 and April 1, 1993, respectively, Olympus and the Company adopted the provisions of SFAS 109. The adoption of SFAS 109 resulted in the cumulative recognition of an additional liability by Olympus and the Company of $59,500,000 and $89,660,000, respectively. See "Interim Operating Results."

  Financial Accounting Standards Board Statement No. 106, "Employer's Accounting for Postemployment Benefits Other Than Pensions," requires the accrual of future payments under these benefit plans (such as health care) during the periods the employee provides the services to earn them and is effective for years beginning after December 15, 1992. The Company currently provides no such postemployment benefits; therefore, the new standard will not have an effect on its financial position and results of operations.

INFLATION

  In the three fiscal years ended March 31, 1993 and the six months ended September 30, 1993, inflation did not have a significant effect on the Company. Periods of high inflation could have an adverse effect to the extent that increased borrowing costs for floating-rate debt may not be offset by increases in subscriber rates. At September 30, 1993, approximately $276,775,000 of the Company's total long-term debt was subject to floating interest rates.

OLYMPUS

  The Company serves as the managing general partner of Olympus and, as of December 31, 1992, held $16,500,000 of voting general partnership interests representing, in the aggregate, 50% of the voting equity of Olympus. The Company also held, as of December 31, 1992, $269,601,000 aggregate principal amount of nonvoting PLP Interests in Olympus, which entitle the Company to a 16.5% per annum priority return, and nonvoting special limited partnership interests. Unpaid priority return on the PLP Interests accrues additional return at the rate of 18.5% per annum. At September 30, 1993, $85,667,000 of priority return remained unpaid and the Company had outstanding advances to Olympus of $77,758,000.

  The remaining equity in Olympus consists of voting limited partnership interests held by unaffiliated third parties who sold cable television system assets to Olympus in partial consideration for such limited partnership interests. At December 31, 1992, these interests included (i) $10,000,000 of redeemable limited partnership interests held by certain members of the Joseph Gans family ("Gans") and (ii) $6,500,000 of redeemable limited partnership interests held by an affiliate of Telesat Cablevision, Inc. ("Telesat"). The Olympus limited partnership agreement requires approval by the holders of 85% of the voting interests for, among other things, significant acquisitions and dispositions of assets, certain transactions with related parties and the issuance of voting interests beyond a stated maximum, and also requires approval by the holders of 75% of the voting interests for, among other things, material amendments to the Olympus partnership agreement, certain financings and refinancings, and certain issuances of PLP Interests.

  On January 3, 1993, Olympus redeemed Telesat's interests for $9,794,706 and the Company converted $6,500,000 of its voting general partnership interests to nonvoting PLP Interests, thereby maintaining 50% of the outstanding general partner and limited partner voting units of Olympus. At various dates from January 1993 through January 1996, Gans can require Olympus to redeem its limited partnership interest at its fair market value on the exercise date. If Olympus does not effect such redemption, or if such redemption would cause Olympus, Adelphia or any of Adelphia's affiliates to be in default under their respective loan agreements, then Olympus is to sell its assets and be liquidated. At various dates beginning in January 1994 through January 1996, Adelphia may purchase the Gans interests at its fair market value at the exercise date.

  In the event that any such redemption or purchase of limited partnership interests in Olympus results in the Company owning more than 50% of the voting equity in Olympus, the Company may at its option convert its voting partnership interests in Olympus into PLP Interests or senior debt in order to maintain its voting interest at 50%.

  On August 24, 1992 service in Olympus' South Dade system in the southern portion of Florida's Dade County was interrupted by Hurricane Andrew. Other Olympus subscribers were unaffected by the storm. Prior to the hurricane, as of July 31, 1992, the South Dade system passed 157,922 homes and served 71,193 basic subscribers. The rebuilding of the cable plant has been completed with state-of-the-art fiber to feeder technology which has an 80 channel capacity. At September 30, 1993 the South Dade System served 58,309 basic subscribers, and at December 6, 1993 served 60,117 basic subscribers.

  The following table is derived from the Olympus Communications, L.P. Consolidated Financial Statements included in this Prospectus.

         SUPPLEMENTAL FINANCIAL DATA FOR OLYMPUS (DOLLARS IN THOUSANDS)

                                      YEAR ENDED            NINE MONTHS ENDED
                                     DECEMBER 31,             SEPTEMBER 30,
                              ----------------------------  ------------------
                                1992      1991      1990      1993      1992
                              --------  --------  --------  --------  --------
Revenues..................... $ 86,255  $ 90,597  $ 77,910  $ 65,931  $ 69,460
Business Interruption Reve-
 nue.........................    7,146        --        --     7,547        --
                              --------  --------  --------  --------  --------
Total........................   93,401    90,597    77,910    73,478    69,460
Operating Income Before De-
 preciation and
 Amortization................   47,280    44,906    39,963    41,154    34,027
Depreciation and Amortiza-
 tion........................   39,407    38,427    37,613    27,247    28,970
Operating Income.............    7,873     6,479     2,350    13,907     5,057
Interest Expense.............  (30,272)  (39,413)  (43,711)  (22,731)  (25,114)
Net Loss.....................  (16,617)  (36,577)  (45,277)  (68,324)  (21,530)
BALANCE SHEET DATA:
Total Assets.................  467,279   482,316   513,545   465,209   465,623
Total Long-Term Debt.........  362,428   392,786   396,746   368,768   344,240
PLP Interests................  269,601   269,601   237,501   276,101   269,601
OTHER FINANCIAL DATA:
Capital Expenditures.........   26,827    21,859    30,133    18,655    14,010
Operating Margin (a).........    50.6%     49.6%     51.3%     56.0%     49.0%

- --------
(a) Percentage representing operating income before depreciation and amortization divided by total revenues.

  Interim Results. For the nine months ended September 30, 1993, total revenues for Olympus increased 5.8% over the comparable period in the prior year. The increase was primarily the result of basic subscriber growth and rate increases, which were partially offset by the effects of Hurricane Andrew on the South Dade System, net of business interruption insurance proceeds. Operating expenses (excluding depreciation and amortization) decreased 9.6% as compared to the 1992 nine-month period, primarily due to reduced direct, operating and programming expenses. As a result, operating income before depreciation and amortization increased 21.0%, and operating income increased 175.0%, as compared to the 1992 nine-month period.

  Interest expense decreased 9.5% for the nine-month period, primarily due to lower average amounts of outstanding debt and lower effective average interest rates. Net loss increased from $21,530,000 to $68,324,000 for the nine months ended September 30, 1993, primarily due to the cumulative effect of a change in accounting principle of $59,500,000 resulting from the adoption of SFAS 109 by Olympus. The Company believes Olympus will continue to incur net losses for at least the remainder of 1993.

  Comparison of Years Ended December 31, 1992, 1991 and 1990

  Revenues. Total revenues for the year ended December 31, 1992 increased 3.1% over the prior year. The increase was primarily attributable to basic subscriber growth, in areas other than South Dade, and rate increases, which were partially offset by the effects of Hurricane Andrew on the South Dade System, net of business interruption insurance proceeds. See Note 3 to the Olympus Communications, L.P. Consolidated Financial Statements.

  Total revenues for the year ended December 31, 1991 increased 16.3% over the prior year. Of the increase, 76.3% of such increase was attributable to basic subscriber growth and rate increases and 12.3% was attributable to the expansion of advertising sales, pay-per-view programming and other services, with the remainder of the increase primarily attributable to the inclusion of a full period of operations for systems acquired in January and March 1990.

  Operating Income Before Depreciation and Amortization. For the year ended December 31, 1992, operating income before depreciation and amortization increased 5.3%, which was primarily attributable to higher levels of total revenues, including business interruption revenue related to the effects of Hurricane Andrew. The increase in operating margin from 49.6% to 50.6% was primarily due to the increase in total revenues that was not offset by corresponding increases in operating expenses.

  For the year ended December 31, 1991, operating income before depreciation and amortization increased 12.4%, which was primarily attributable to higher levels of revenue. The decrease in operating margin for 1991 from 51.3% to 49.6% was primarily caused by an increase in programming expenses due to the launching of certain national and regional sports networks. The Company believes that operating income before depreciation and amortization and its related percentage relationship to revenues are financial benchmarks commonly used by analysts, investors and lenders to evaluate operating performance, liquidity and leverage of cable television and other media companies.

  Operating Income. Operating income for the year ended December 31, 1992, increased from $6,479,000 to $7,873,000, primarily due to the increase in total revenues, including business interruption revenue. For the year ended December 31, 1991, operating income increased to $6,479,000 from $2,350,000 primarily due to the increase in revenues partially offset by increases in programming expenses and other operating expenses.

  Interest Expense. For the year ended December 31, 1992, interest expense decreased 23.2%. The decrease was primarily due to reduced interest rates and lower average amounts of outstanding debt. For the year ended December 31, 1991, interest expense decreased 9.8%. This decrease was primarily due to reduced interest rates attributable to both decreased spreads on interest rates charged by banks resulting from the achievement of certain levels of operating performance and the general market decline in interest rates, and to a lesser extent to the repayment of debt in 1991.

  Net Loss. Olympus reported net losses of $16,617,000, $36,577,000 and $45,277,000 for the years ended December 31, 1992, 1991 and 1990, respectively. The decrease in net loss was attributable to increased revenues and reduced interest expense, partially offset by increased operating expenses. In addition, the decrease for the year ended December 31, 1992 was also attributable to the effects of the termination of an affiliate guarantee arrangement. See Note 4 to the Olympus Communications, L.P. Consolidated Financial Statements.

                                    BUSINESS

INTRODUCTION

  The Company is one of the largest cable television operators in the United States. As of September 30, 1993, the Systems in the aggregate passed 1,846,133 homes and served 1,284,209 basic subscribers who subscribed for 620,638 premium service units.

  The Company Systems are located in eight states and are organized into seven regional clusters: Western New York, Virginia, Western Pennsylvania, New England, Eastern Pennsylvania, Ohio and Coastal New Jersey. The Company Systems are located primarily in suburban areas of large and medium-sized cities within the 50 largest television markets ("areas of dominant influence" or "ADIs," as measured by The Arbitron Company). At September 30, 1993, the Company Systems passed 1,128,891 homes and served 828,453 basic subscribers.

  The Company owns a 50% voting interest in Olympus, a joint venture which owns the Olympus Systems. The Olympus Systems are primarily located in some of the fastest growing areas of Florida. The Olympus Systems in Florida form a substantial part of an eighth regional cluster, Southeastern Florida. The Company is the managing general partner of Olympus and receives a fee for providing management services. As of September 30, 1993, the Olympus Systems passed 451,878 homes and served 264,762 basic subscribers.

  The Company also provides management and consulting services to the Managed Partnerships for fees generally based on revenues. The Rigas Family controls or has substantial ownership interests in the Managed Partnerships. As of September 30, 1993, cable systems owned by the Managed Partnerships passed 265,364 homes and served 190,994 basic subscribers. The Company does not have any ownership interests in any of the Managed Partnerships.

  Cable television systems receive a variety of television, radio and data signals transmitted to receiving sites ("headends") by way of off-air antennas, microwave relay systems and satellite earth stations. Signals are then modulated, amplified and distributed primarily through coaxial and, in some cases, fiber optic cable to subscribers, who pay fees for the service. Cable television systems are generally constructed and operated pursuant to non-exclusive franchises awarded by state or local government authorities for specified periods of time.

  Cable television systems typically offer subscribers a package of basic video services consisting of local and distant television broadcast signals, satellite-delivered non-broadcast channels (which offer programming such as news, sports, family entertainment, music, weather, shopping, etc.) and public, governmental and educational access channels. Cable television systems also offer non-video services, such as digital radio, data transmission and telephony.

  In addition, premium service channels, which provide movies, live and taped concerts, sports events and other programming, are offered for an extra monthly charge. At September 30, 1993, over 95% of the Company Systems also offered pay-per-view programming, which allows the subscriber to order special events or movies and to pay on a per event basis. At September 30, 1993, approximately 51% of the subscribers to the Company Systems and 63% of the subscribers to the Olympus Systems had addressable converters in their homes, which permit such subscribers to access pay-per-view programming. Local, regional and national advertising time is sold in the majority of the Systems, with commercial advertisements inserted on certain satellite-delivered non-broadcast channels.

  John J. Rigas, the Chairman, President, Chief Executive Officer and majority stockholder of Adelphia, is a pioneer in the cable television industry, having built his first system in 1952 in Coudersport, Pennsylvania. Adelphia was incorporated in Delaware on July 1, 1986 for the purpose of reorganizing five cable television companies, then principally owned by the Rigas Family, into a holding company structure in connection with the initial public offering of its Class A Common Stock, $.01 par value, and Senior Subordinated Notes. Prior to 1982, the Company grew principally by obtaining municipal cable television franchises to construct new cable television systems. Since 1982, the Company has grown principally by acquiring and developing existing cable systems. The Company's business comprises one segment, the ownership, operation and management of cable television systems. The Company does not have any foreign operations or foreign sales.

OPERATING STRATEGY

  The Company's strategy has been to provide superior customer service while maximizing operating cash flow. By acquiring and developing systems in geographic proximity, the Company has been able to realize significant operating efficiencies through the consolidation of many managerial, administrative and technical functions. The Systems have consolidated, into regional offices, virtually all of their administrative operations, including customer service, service call dispatching, marketing, human resources, advertising sales and government relations. Each regional office has a related technical center which contains the facilities necessary for the Systems' technical functions, including construction, installations and system maintenance and monitoring. Consolidating customer service functions into regional offices allows the Company to provide customer service through better training and staffing of customer service representatives and by providing more advanced telecommunications and computer equipment and software to its customer service representatives than would otherwise be economically feasible in smaller systems.

  In addition to the consolidation of its administrative and technical operations, the Company has substantially consolidated the Systems' headends. At September 30, 1993, approximately 642,000, or 50%, of the Systems' basic subscribers were served from only ten headends, and 1,027,000, or 80%, of such subscribers were served from only 27 headends. Approximately 65% of the Systems' basic subscribers were served by systems serving more than 50,000 subscribers while, nationwide, only 39% of basic subscribers were served by systems as large. Furthermore, 36% of nationwide basic cable subscribers were served by systems with fewer than 20,000 subscribers, while less than 14% of the Systems' basic subscribers were served by such systems at September 30, 1993.*

  The Company has used telecommunications advances to develop centralized customer service facilities. During 1991, the Company consolidated 22 separate customer service and administrative offices serving approximately 330,000 basic subscribers in Pennsylvania and Virginia into one central facility. This facility allows the Company to provide superior customer service. The Company staffs the facility to respond promptly to customer inquiries on a 24-hour basis. The Company also uses the facility to provide continuous training to its customer service representatives. By investing in state-of-the-art computer hardware and software, the Company also has centralized certain financial, telemarketing and technical functions, thereby eliminating duplicate field personnel and permitting the Company to maintain a more efficient "middle" management layer at the corporate office.

  The Company considers technological innovation to be an important component of cost-effective improvement of its product and customer satisfaction. Since April 1, 1988, the Company has invested more than $358,000,000 to modernize and expand its cable systems. Through the use of fiber optic cable and other technological improvements, the Company has increased system reliability, channel capacity and its ability to deliver advanced cable television services. These improvements have enhanced customer service, reduced operating expenses and allowed the Company to introduce additional services, such as impulse-ordered pay-per-view programming, which expand customer choices and increase Company revenues. The Company has developed new cable construction architecture which allows it to readily deploy fiber optic cable in its systems. The Company has replaced approximately 18% of the total installed trunk cable for the Systems with fiber optic cable and has used fiber optic cable in all of its rebuilding projects and principally all of the Systems' line extensions. In addition, the Company has installed over 400 miles of fiber optic plant for point-to-point applications such as connecting or eliminating headends or microwave link sites. Management believes that the Company is among the leaders of the cable industry in the deployment of fiber optic cable.

DEVELOPMENT OF THE SYSTEMS

  The Company has focused on acquiring and developing systems in markets which have favorable historical growth trends. The Company believes that the strong household growth trends in its Systems' market areas are a key factor in positioning itself for future growth in basic subscribers.

  The Company has grown since 1982 principally by acquiring and developing existing cable systems. During the fiscal year ended March 31, 1990, the Company acquired cable television systems which, on the respective dates of acquisition, in the aggregate passed 77,343 homes and served 59,792 basic subscribers. During the fiscal year ended March 31, 1989, in addition to the acquisition of the Private Companies and the South Dade Interest (as defined below, respectively) discussed below, the Company acquired other cable television systems which, on the respective dates of acquisition, in the aggregate passed 90,300 homes and served 63,741 basic subscribers. During the fiscal year ended March 31, 1988, the Company acquired cable television systems which, on the respective dates of acquisition, in the aggregate passed 220,600 homes and served 152,150 basic subscribers. The Company, for a fee, provides consulting and management services to

- --------
*National average data is as of December 31, 1992, as published in NCTA Cable Television Developments, March 1993.

cable television systems in Florida, Pennsylvania, New York, South Carolina, Virginia and North Carolina owned by the Managed Partnerships and Olympus.

  The Company has made no material acquisitions since August 1989. The Company will continue to evaluate new opportunities that allow for the expansion of its business through the acquisition of additional cable television systems in geographic proximity to its existing regional market areas or in locations that can serve as the basis for new market areas, either directly or indirectly through joint ventures, where appropriate.

  On May 11, 1988, the Company issued 3,944,476 shares of Class B Common Stock and $50,000,000 in notes to acquire the capital stock and general partnership interests in certain cable television companies principally owned by the Rigas Family (the "Private Companies") as well as their 19.9% interest in a partnership with the Company which at that time owned cable television systems in the southeastern Florida area (the "South Dade Interest"). Prior to the acquisition, the cable television systems owned by the Private Companies were managed by the Company. See Note 1 to the Adelphia Communications Corporation Consolidated Financial Statements. The Company's subscriber data included in this Prospectus have been restated to include retroactively the operations of the Private Companies, and the discussion herein of the Company Systems includes the Private Companies unless otherwise indicated. Prior to the Company's approving and consummating the acquisition on May 11, 1988, the full Board of Directors and a special committee consisting of the Company's outside board members received an opinion from an independent investment banking firm that the terms of the transaction were fair to the Company's public stockholders from a financial point of view.

  On December 19, 1989, the Company, through a wholly-owned subsidiary, acquired equity interests in Olympus, a joint venture partnership which is not consolidated with the Company. In connection with this investment, the Company transferred to Olympus property valued at $171,000,000, comprising its interests in the South Dade System (which at the time of the transfer represented 54,955 basic subscribers), and contributed cash and other assets in return for general partner, preferred limited partner and special limited partner interests in Olympus. Results of operations for the South Dade System are reflected in the Adelphia Communications Corporation Consolidated Financial Statements included in this Prospectus up to the date of transfer. The investment by the Company and transfer of the South Dade System facilitated the simultaneous acquisition (and related financing) by Olympus of Centel Corporation's Southeastern Florida cable group, representing 134,050 basic subscribers, for a purchase price of approximately $307,700,000, and the subsequent acquisition from non-affiliates by March 31, 1990 of systems serving approximately 40,000 basic subscribers. The Company holds a 50% voting interest in Olympus and serves as its managing general partner. See Note 2 to the Adelphia Communications Corporation Consolidated Financial Statements. During the fiscal year ended March 31, 1990, Olympus acquired from non-affiliates cable television systems which, on the respective dates of acquisition, in the aggregate passed 254,475 homes and served 174,161 basic subscribers, including Centel Corporation's Southeastern Florida cable group's systems.

  Pursuant to an agreement executed in July 1989, two of the Managed Partnerships, which are partly owned by unaffiliated third parties, acquired during fiscal 1992 cable television systems previously owned by Jack Kent Cooke Incorporated. At March 31, 1992, these systems (the "Cooke Systems") had 88,372 basic subscribers in Syracuse, New York, Hilton Head, South Carolina and communities in Virginia and North Carolina. In June 1993, a Managed Partnership acquired from unrelated parties cable television systems serving approximately 52,000 basic subscribers in Palm Beach County, Florida. The Company elected not to exercise its rights under the Business Opportunity Agreement to participate in these purchases. See "Certain Transactions."

  The following table indicates the growth of the Company Systems and Olympus Systems by summarizing the number of homes passed by cable and the number of basic subscribers for each of the five years ending March 31, 1993 and for the six-month period ending September 30, 1993. The table also indicates the numerical growth in subscribers attributable to acquisitions and the numerical and percentage growth attributable to internal growth. For the period April 1, 1988 through March 31, 1993, 78% of aggregate internal basic subscriber growth for both the Company Systems and the Olympus Systems was derived from internal growth in homes passed, while the remaining 22% of such aggregate growth was derived from penetration increases.

                                      YEAR ENDED MARCH 31,
                         -----------------------------------------------
                                                                           TWELVE MONTHS
                                                                               ENDED
                          1989     1990      1991      1992      1993    SEPTEMBER 30, 1993
                         ------- --------- --------- --------- --------- ------------------
COMPANY SYSTEMS (a):
- ----------------------
HOMES PASSED (b)
 Beginning of Period.... 799,414   920,703 1,032,081 1,072,950 1,099,462     1,117,287
 Internal Growth (c)....  33,667    36,461    40,869    26,512    17,836        11,604
 % Internal Growth......    4.2%      4.0%      4.0%      2.5%      1.6%           1.0%
 Acquired Homes Passed..  87,622    74,917        --        --     6,940            --
 End of Period.......... 920,703 1,032,081 1,072,950 1,099,462 1,124,238     1,128,891
BASIC SUBSCRIBERS (d)
 Beginning of Period.... 548,164   639,311   732,538   767,817   792,198       810,556
 Internal Growth (c)....  28,102    35,398    35,279    24,381    19,219        17,897
 % Internal Growth......    5.1%      5.5%      4.8%      3.2%      2.4%           2.2%
 Acquired Subscribers...  63,045    57,829        --        --     5,566            --
 End of Period.......... 639,311   732,538   767,817   792,198   816,983       828,453
 Basic Penetration (e)..   69.4%     71.0%     71.6%     72.1%     72.7%          73.4%
OLYMPUS SYSTEMS (a):
- ---------------------
HOMES PASSED (b)
 Beginning of Period.... 131,670   139,374   399,837   435,793   454,462       437,067
 Internal Growth (c)....   7,704     4,831    35,956    18,669     7,306        14,811
 % Internal Growth......    5.9%      3.5%      9.0%      4.3%      1.6%           3.4%
 Acquired Homes Passed..      --   255,632        --        --        --            --
 End of Period.......... 139,374   399,837   435,793   454,462   461,768       451,878
BASIC SUBSCRIBERS (d)
 Beginning of Period....  48,570    53,018   234,195   257,222   271,121       212,894
 Internal Growth (c)....   4,448     4,025    23,027    13,899     5,450        51,868
 % Internal Growth......    9.2%      7.6%      9.8%      5.4%      2.0%          24.4%
 Acquired Subscribers...      --   177,152        --        --        --            --
 End of Period..........  53,018   234,195   257,222   271,121   276,571       264,762
 Basic Penetration (e)..   38.0%     58.6%     59.0%     59.7%     59.9%          58.6%

- --------
(a) Data for the South Dade System is included under the Olympus Systems and excluded from the Company Systems for all periods presented. Data included for the South Dade System at March 31, 1993 is as of July 31, 1992, prior to Hurricane Andrew. Data for the twelve months ended September 30, 1993 reflect changes in actual homes passed and basic subscribers for the South Dade System. See Note (k) to "Summary Consolidated Financial Data."
(b) A home is deemed to be "passed" by cable if it can be connected to the distribution system without any further extension of the cable distribution plant.
(c) The number of additional homes passed or additional basic subscribers not attributable to acquisitions of new cable systems.
(d) A home with one or more television sets connected to a cable system is counted as one basic subscriber. Bulk accounts (such as motels or apartments) are included on a "subscriber equivalent" basis in which the total monthly bill for the account is divided by the basic monthly charge for a single outlet in the area.
(e)Basic subscribers as a percentage of homes passed by cable.

MARKET AREAS

  The Systems are "clustered" in eight market areas in the eastern portion of the United States as follows:

     MARKET AREA                         LOCATION OF SYSTEMS
     -----------                         -------------------
 Southeastern Florida Portions of southern Dade, Palm Beach, Martin and St.
                      Lucie Counties and Hilton Head, South Carolina
 Western New York     Suburbs of Buffalo and the adjacent Niagara Falls area,
                      and Syracuse and adjacent communities
 Virginia             Winchester, Charlottesville, Staunton, Richland,
                      Martinsville and surrounding communities in Virginia, and
                      South Boston and Elizabeth City, North Carolina
 Western Pennsylvania Suburbs of Pittsburgh and several small communities in western Pennsylvania
 New England          Cape Cod communities, South Shore communities (the area
                      between Boston and Cape Cod, Massachusetts) and
                      Bennington, Burlington, Rutland and Montpelier, Vermont
                      and surrounding communities in Vermont and New York
 Eastern Pennsylvania Suburbs of Philadelphia and suburbs of Scranton
 Ohio                 Suburbs of Cleveland and the city of Mansfield and
                      surrounding communities, and portions of Kalamazoo
                      County, Michigan
 Coastal New Jersey   Ocean County, New Jersey

  The following table summarizes by market area the homes passed by cable, basic subscribers and premium service units for the Systems as of September 30, 1993.

                           HOMES      BASIC       BASIC      PREMIUM     PREMIUM
                          PASSED   SUBSCRIBERS PENETRATION SUBSCRIBERS PENETRATION
                         --------- ----------- ----------- ----------- -----------
COMPANY SYSTEMS:
Western New York........   286,003   207,302      72.48%     111,667      53.87%
Virginia................   201,631   151,973      75.37%      56,075      36.90%
Western Pennsylvania....   149,277   109,942      73.65%      43,061      39.17%
New England.............   160,891   120,499      74.90%      65,176      54.09%
Eastern Pennsylvania....    69,974    47,200      67.45%      42,890      90.87%
Ohio....................   139,962    96,264      68.78%      49,400      51.32%
Coastal New Jersey......   121,153    95,273      78.64%      50,118      52.60%
                         ---------   -------                 -------
  TOTAL................. 1,128,891   828,453      73.39%     418,387      50.50%
                         =========   =======      =====      =======      =====
OLYMPUS SYSTEMS:
Southeastern Florida....   403,073   228,542      56.70%     101,883      44.58%
Eastern Pennsylvania....    48,805    36,220      74.21%      13,890      38.35%
                         ---------   -------                 -------
  TOTAL.................   451,878   264,762      58.59%     115,773      43.73%
                         =========   =======      =====      =======      =====
MANAGED SYSTEMS:
Southeastern Florida....    89,659    73,560      82.04%      21,358      29.03%
Western New York........    67,150    41,165      61.30%      24,688      59.97%
Virginia................    43,198    30,540      70.70%      13,401      43.88%
Western Pennsylvania....    31,905    23,658      74.15%       7,017      29.66%
Eastern Pennsylvania....    33,452    22,071      65.98%      20,014      90.68%
                         ---------   -------                 -------
  TOTAL.................   265,364   190,994      71.97%      86,478      45.28%
                         =========   =======      =====      =======      =====

                           HOMES      BASIC       BASIC      PREMIUM     PREMIUM
                          PASSED   SUBSCRIBERS PENETRATION SUBSCRIBERS PENETRATION
                         --------- ----------- ----------- ----------- -----------
TOTAL SYSTEMS:
Southeastern Florida....   492,732    302,102     61.31%     123,241      40.79%
Western New York........   353,153    248,467     70.36%     136,355      54.88%
Virginia................   244,830    182,513     74.55%      69,476      38.07%
Western Pennsylvania....   181,182    133,599     73.74%      50,078      37.48%
New England.............   160,891    120,499     74.90%      65,176      54.09%
Eastern Pennsylvania....   152,230    105,491     69.30%      76,794      72.80%
Ohio....................   139,962     96,264     68.78%      49,400      51.32%
Coastal New Jersey......   121,153     95,273     78.64%      50,118      52.60%
                         ---------  ---------                -------
  TOTAL................. 1,846,133  1,284,209     69.57%     620,638      48.33%
                         =========  =========     =====      =======      =====

  The following table identifies the ADIs predominantly served by each of the Systems' market areas at September 30, 1993.

   MARKET AREA                     PREDOMINANT ADI LOCATIONS
   -----------                     -------------------------
 Southeastern Florida West Palm Beach, Miami; Savannah, GA
 Western New York     Buffalo, Syracuse
                      Washington, DC; Charlottesville, Richmond, Norfolk,
 Virginia             Roanoke
 Western Pennsylvania Pittsburgh
 New England          Burlington, VT; Boston, MA; Albany, NY
 Eastern Pennsylvania Philadelphia, Scranton-Wilkes Barre
 Ohio                 Cleveland; Grand Rapids, MI
 Coastal New Jersey   New York, NY; Philadelphia, PA

  The Systems are located primarily in suburban areas of large and medium-size cities. As of September 30, 1993, approximately 77% of the Systems' basic subscribers were located in the 50 largest ADIs, compared with 39% for the nation's total households. The Company believes that being located primarily in larger television markets has contributed positively to increased advertising sales revenues because advertisers typically concentrate placement of advertising in media outlets located in the larger ADIs.

TECHNOLOGICAL DEVELOPMENTS

  The Company has made a substantial commitment to the technological development of the Company Systems and has actively sought to upgrade the technical capabilities of its cable plant in order to increase channel capacity for the delivery of additional programming and new services. All of the Company Systems have a minimum of 35-channel capacity, and 63.6% of the subscribers to the Company Systems are served by systems having capacity of 54 or more channels, which exceeds the national average for cable systems. By expanding channel capacity, the Company expects that it will be able to provide subscribers with a wider range of programming choices and improved picture quality.

  Over 99% of the subscribers to the Company Systems are served by systems with "addressable capable" technology, which permits the cable operator to remotely activate the cable television services to be delivered to subscribers who are equipped with addressable converters. In recent years, the Company has deployed addressable converters throughout most of the Company Systems and, as of September 30, 1993, approximately 51% of the subscribers to the Company Systems had addressable converters. With addressable converters, the Company can immediately add to or reduce the services provided to a subscriber from the Company's headend site, without the need to dispatch a service technician to the subscriber's home. Addressable technology has allowed the Company to offer pay-per-view programming. Addressable technology also has assisted the Company in reducing pay service theft and, by allowing the Company to automatically cut off a subscriber's service, has been effective in collecting delinquent subscriber payments.

  The following table indicates channel capacities and addressable converter deployment for the Systems as of September 30, 1993.

                                        SYSTEMS CHANNEL CAPACITY      % OF BASIC
                                      AS A % OF BASIC SUBSCRIBERS     SUBSCRIBERS  ADDRESSABLE
                                      ---------------------------         IN      CONVERTERS AS
                            BASIC                                     ADDRESSABLE A % OF BASIC
                         SUBSCRIBERS    35-53      54-79       80       SYSTEMS    SUBSCRIBERS
                         ------------ ---------- ---------- --------  ----------- -------------
COMPANY SYSTEMS:
Western New York........    207,302        38.3%     33.6%      28.1%    100.0%       32.1%
Virginia................    151,973        24.2%     51.8%      24.1%     98.9%       49.2%
Western Pennsylvania....    109,942        20.1%     48.3%      31.6%    100.0%       54.2%
New England.............    120,499        41.7%     40.9%      17.4%     97.4%       88.9%
Eastern Pennsylvania....     47,200        47.4%     17.0%      35.6%    100.0%       20.8%
Ohio....................     96,264        59.1%     29.2%      11.7%     99.6%       72.9%
Coastal New Jersey......     95,273        35.2%     15.5%      49.3%    100.0%       37.4%
                          ---------
  TOTAL.................    828,453        36.4%     36.4%      27.2%     99.4%       51.1%
                          =========   =========  ========   ========     =====        ====
OLYMPUS SYSTEMS:
Southeastern Florida....    228,542         6.2%     82.0%      11.9%     99.5%       71.4%
Eastern Pennsylvania....     36,220        60.6%       --       39.4%    100.0%       10.4%
                          ---------
  TOTAL.................    264,762        13.6%     70.8%      15.6%     99.6%       63.1%
                          =========   =========  ========   ========     =====        ====
MANAGED SYSTEMS:
Southeastern Florida....     73,560        37.9%     52.7%       9.5%     99.6%         --
Western New York........     41,165       100.0%       --         --     100.0%       61.0%
Virginia................     30,540        58.8%     11.7%      29.5%     66.3%       33.8%
Western Pennsylvania....     23,658        17.1%     81.2%       1.7%    100.0%       42.4%
Eastern Pennsylvania....     22,071        64.1%     33.6%       2.4%    100.0%       69.1%
                          ---------
  TOTAL.................    190,994        55.1%     36.1%       8.8%     94.4%       43.8%
                          =========   =========  ========   ========     =====        ====
TOTAL SYSTEMS:
Southeastern Florida....    302,102        13.3%     73.9%      12.8%     99.5%       65.3%
Western New York........    248,467        48.5%     28.1%      23.4%    100.0%       36.9%
Virginia................    182,513        30.0%     45.1%      25.0%     93.4%       46.6%
Western Pennsylvania....    133,600        19.6%     54.1%      26.3%    100.0%       52.2%
New England.............    120,499        41.7%     40.9%      17.4%     97.4%       88.9%
Eastern Pennsylvania....    105,491        55.4%     14.6%      30.0%    100.0%       27.3%
Ohio....................     96,264        59.1%     29.2%      11.7%     99.6%       72.9%
Coastal New Jersey......     95,273        35.2%     15.5%      49.3%    100.0%       37.4%
                          ---------
  TOTAL.................  1,284,209        34.1%     43.5%      22.4%     98.7%       52.9%
                          =========   =========  ========   ========     =====        ====

  The following table compares levels of channel capacity in the Company Systems and Olympus Systems at September 30, 1993 against national averages as of December 1992.

          CHANNEL CAPACITY           NATIONAL AVERAGE COMPANY SYSTEMS OLYMPUS SYSTEMS
          ----------------           ---------------- --------------- ---------------
At least 80 channels................        3.6%*          27.2%           15.6%
At least 54 channels................       34.6%*          63.6%           86.4%
At least 30 channels................       94.5%*         100.0%          100.0%
Less than 30 channels...............        5.5%*           --              --
Addressable Converters as a
 % of Basic Subscribers.............       35.4%**         51.1%           63.1%

- --------
* Based on data for channel capacity as published in NCTA Cable Television Developments, November 1993.
** Company estimate based on industry data.

  In a number of its recent system upgrades, the Company has utilized fiber optic cable as an alternative to the coaxial cable that historically has been used to distribute cable signals to the subscriber's home. Fiber optic cable is capable of carrying hundreds of video, data and voice channels. The Company has developed an innovative "fiber-to-feeder" network design, consisting of a combination of fiber optic trunk and certain other distribution plant, which has proven to be economical for the construction, rebuilding, extension and upgrading of the Systems.

  The Company expects that the continued use of the fiber-to-feeder network design strategy will give the Company the flexibility to exploit the expanded delivery capacity of fiber optic cable in a cost-effective manner. The construction of fiber-to-feeder networks will also position the Company to take advantage of alternative communications delivery systems made possible by fiber optic technology (such as mobile personal communications service ("PCS") and "alternate access" voice and data communications that bypass local exchange telephone carriers), to utilize the expanded bandwidth potential of digital compression technology and to meet the anticipated transmission requirements for high-definition television and digital television. The Company has one PCS system in operation on an experimental basis.

  The Company is currently offering alternate access telecommunications services through a subsidiary, Hyperion Telecommunications, Inc. ("Hyperion"). Competitive access carriers can provide businesses and other large telecommunications consumers with local telecommunications services and access to long-distance service carriers via competitive networks that bypass the local telephone company. Hyperion's networks will be constructed exclusively with fiber optics plant designed to provide increased quality service and data integrity compared to the existing local telephone company's network. These competitive access networks also can complement existing networks by providing redundant telecommunications service backup and route diversity for their customers.

  In addition to the activities described above, the Company has made a substantial commitment to technological development as a member of Cable Television Laboratories, Inc., a not-for-profit research and development company serving the cable industry. The Company has also joined other industry members in a partnership venture in Digital Cable Radio, a satellite-delivered, multichannel music service featuring "compact disc" quality sound, which will be marketed like a premium service.

SUBSCRIBER SERVICES AND RATES

  The Company's revenues are derived principally from monthly subscription fees for basic, satellite and premium services. Rates to subscribers vary from market to market and in accordance with the type of service selected. Although services vary from system to system because of differences in channel capacity and viewer interests, each of the Systems typically offers a basic service package ranging from $8.00 to $12.00 per month. As described below, the Systems currently offer certain satellite services through CableSelect, at monthly per channel rates ranging from $.10 to $1.25 per channel, and in discounted packages. The Systems' monthly rates for premium services range from $7.00 to $13.00 per service. An installation fee, which the Company may wholly or partially waive during a promotional period, is usually charged to new subscribers. Subscribers are free to terminate cable service at any time without charge, but often are charged a fee for reconnection or change of service.

  The Cable Communications Policy Act of 1984 (the "1984 Cable Act," as amended by the 1992 Cable Act), deregulated basic service rates for systems in communities meeting the FCC's definition of effective competition. Pursuant to the FCC's definition of effective competition adopted following enactment of the 1984 Cable Act, substantially all of the Company's franchises were rate deregulated. However, in June 1991, the FCC amended its effective competition standard, which increased the number of cable systems which could be subject to local rate regulation. The 1992 Cable Act contains a new definition of effective competition under which nearly all cable systems in the United States will be subject to regulation of basic service rates. Additionally, the legislation (i) eliminated the 5% annual basic rate increase allowed by the 1984 Cable Act without local approval; (ii) allows the FCC to adjudicate the reasonableness of rates for non-basic service tiers other than premium services for cable systems not subject to effective competition in response to complaints filed by franchising authorities and/or cable subscribers; (iii) prohibits cable systems from requiring subscribers to purchase service tiers above basic service in order to purchase premium services if the system is technically capable of doing so; (iv) allows the FCC to impose restrictions on the retiering and rearrangement of cable services under certain circumstances; and (v) permits the FCC and franchising authorities more latitude in controlling rates and rejecting rate increase requests. See "Legislation and Regulation."

  Effective as of September 1, 1993, in accordance with the 1992 Cable Act, the Company repackaged certain existing cable services by adjusting rates for basic service and introducing a new method of offering certain cable services. The Company adjusted the basic service rates and related equipment and installation rates in all of its systems in order for such rates to be in compliance with the 1992 Cable Act's applicable benchmark or equipment and installation cost levels. The Company also implemented a program in all of its systems called "CableSelect" under which most of the Company's satellite-delivered programming services are now offered individually on a per channel basis, or as a group at a price of approximately 15% to 20% below the sum of the per channel prices of all such services. For subscribers who elect to customize their channel lineup, the Company will provide, for a monthly rental fee, an electronic device located on the cable line outside the home, enabling a subscriber's television to receive only those channels selected by the subscriber. These basic service rate adjustments and the CableSelect program are also being implemented in all systems managed by the Company. The Company believes CableSelect provides increased programming choices to the Company's subscribers while providing flexibility to the Company to respond to future changes in areas such as customer demand and programming. Certain programmers have taken the position that the Company's new method of offering services is inconsistent with their programming agreements. The Company disagrees and is in discussions with these programmers. Because the Company's new method of offering services will depend upon several factors, including decisions of subscribers and the cost and availability of programming, the Company is currently unable to determine the effect that this new method will have on its business and results of operations for future periods. As part of its survey of post-September 1, 1993 cable rates of the 25 largest multiple systems operators in the United States, the FCC is reviewing the cable rates of 11 of such operators, including the Company, that offer certain of their cable services on a per-channel basis. A letter of inquiry, one of at least 52 sent by the FCC to numerous cable operators, was recently received by an Olympus System regarding the implementation of this new method of offering services.

  The Company is currently unable to predict the effect that implementation of the rate regulations and other provisions of the 1992 Cable Act, future FCC rulemaking proceedings including cost-of-service standards, and its new method of offering services will have on its business and results of operations in future periods. No assurances can be given at this time that such matters will not have a material adverse effect on the Company's business and results of operations in the future. Also, no assurances can be given as to what other future actions Congress, the FCC or other regulatory authorities may take or the effects thereof on the Company.

FRANCHISES

  The 1984 Cable Act provides that cable operators may not offer cable service to a particular community without a franchise unless such operator was lawfully providing service to the community on July 1, 1984 and the franchising authority does not require a franchise. The Company Systems and the Olympus Systems operate pursuant to franchises or other authorizations issued by governmental authorities, substantially all of which are nonexclusive. Such franchises or authorizations awarded by a governmental authority generally are not transferable without the consent of the authority. Additionally, the 1992 Cable Act prohibits cable operators from selling or otherwise transferring the ownership of any cable system within 36 months after acquisition or initial construction, subject to certain limited exceptions. As of September 30, 1993, the Company held 359 franchises and Olympus held 115 franchises. Most of these franchises can be terminated prior to their stated expiration by the relevant governmental authority, after due process, for breach of material provisions of the franchise.

  Under the terms of most of the Company's franchises, a franchise fee (ranging up to 5% of the gross revenues of the cable system) is payable to the governmental authority. For the past three years, franchise fee payments made by the Company have averaged approximately 2.4% of gross system revenues.

  The franchises issued by the governmental authorities are subject to periodic renewal. In renewal hearings, the authorities generally consider, among other things, whether the franchise holder has provided adequate service and complied with the franchise terms. In connection with a renewal, the authority may impose different and more stringent terms, the impact of which cannot be predicted. To date, all of the Company's material franchises have been renewed or extended, at or effective upon their stated expiration, generally on modified terms. Such modified terms have not been materially adverse to the Company.

  The Company believes that all of its material franchises are in good standing. From time to time, the Company notifies the franchising authorities of the Company's intent to seek renewal of the franchise in accordance with the procedures set forth in the 1984 Cable Act. The 1984 Cable Act process requires that the governmental authority consider the franchise holder's renewal proposal on its own merits in light of the franchise holder's past performance and the community's needs and interests, without regard to the presence of competing applications. See "Legislation and Regulation." The 1992 Cable Act alters the administrative process by which operators utilize their 1984 Cable Act franchise renewal rights. Such changes could make it easier in some instances for a franchising authority to deny renewal of a franchise.

PROPERTIES

  The Company's principal physical assets consist of cable television operating plant and equipment, including signal receiving, encoding and decoding devices, headends and distribution systems and subscriber house drop equipment for each of its cable television systems. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals. Headends, consisting of associated electronic equipment necessary for the reception, amplification and modulation of signals, are located near the receiving devices. The Company's distribution system consists primarily of coaxial and fiber optic cables and related electronic equipment. Subscriber devices consist of decoding converters. The physical components of cable television systems require maintenance and periodic upgrading to keep pace with technological advances.

  The Company's cables and related equipment are generally attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. See "Legislation and Regulation--Federal Regulation."

  The Company owns or leases parcels of real property for signal reception sites (antenna towers and headends), microwave facilities and business offices in each of its market areas and owns most of its service vehicles. The Company leases its corporate headquarters located in Coudersport, Pennsylvania, real estate used in connection with its suburban Buffalo systems and several other parcels of real estate used in its cable systems from Dorellenic, a general partnership comprised of members of the Rigas Family. The Company also leases certain cable, operating and support equipment from Dorellenic and a corporation owned by members of the Rigas Family. All leasing transactions between the Company and its officers, directors or principal stockholders, or any of their affiliates, are, in the opinion of management, on terms no less favorable to the Company than could be obtained from unaffiliated third parties. See "Certain Transactions."

  Substantially all of the assets of Adelphia's subsidiaries are subject to encumbrances as collateral in connection with the Company's credit arrangements, either directly with a security interest or indirectly through a pledge of the stock in the respective subsidiaries. See Note 4 to the Adelphia Communications Corporation Consolidated Financial Statements. The Company believes that its properties, both owned and leased, are in good operating condition and are suitable and adequate for the Company's business operations.

COMPETITION

  Cable television systems compete with other communications and entertainment media, including off-air television broadcast signals which a viewer is able to receive directly using the viewer's own television set and antenna. The extent to which a cable system competes with over-the-air broadcasting depends upon the quality and quantity of the broadcast signals available by direct antenna reception compared to the quality and quantity of such signals and alternative services offered by a cable system. In many areas, television signals which constitute a substantial part of basic service can be received by viewers who use their own antennas. Local television reception for residents of apartment buildings or other multi-unit dwelling complexes may be aided by use of private master antenna services. Cable systems also face competition from alternative methods of distributing and receiving television signals and from other sources of entertainment such as live sporting events, movie theaters and home video products, including videotape recorders and cassette players. In recent years, the FCC has adopted policies providing for authorization of new technologies and a more favorable operating environment for certain existing technologies that provide, or may provide, substantial additional competition for cable television systems. The extent to which cable television service is competitive depends in significant part upon the cable television system's ability to provide an even greater variety of programming than that available off-air or through competitive alternative delivery sources. In addition, certain provisions of the 1992 Cable Act are expected to increase competition significantly in the cable industry. See "Legislation and Regulation."

  Because the Systems are operated under non-exclusive franchises, other applicants may obtain franchises in areas where the Company presently has franchises. The 1992 Cable Act prohibits franchising authorities from unreasonably refusing to award additional franchises and permits them to operate cable systems themselves without franchises. The Company believes that, except for insignificant situations, no other operators currently operate cable television systems that pass any of the homes passed by the Systems. The Company is unable to predict whether any of the Systems will be subject to an overbuild by franchising authorities or other cable operators. However, several federal court decisions have found unconstitutional various aspects of franchising schemes that seek to limit the number of cable operators allowed to serve a particular area. Additionally, the 1992 Cable Act removes some of the legal and regulatory impediments that currently discourage overbuilding. See "Legislation and Regulation--Competing Franchises".

  Homeowners have the option to purchase earth stations, which allow the direct reception of satellite-delivered program services formerly available only to cable television subscribers. The Company is unable to estimate the extent to which earth stations represent competition in its franchised service areas. The attractiveness of cable service compared to private earth stations may be enhanced now that most satellite-distributed program signals are being electronically scrambled to permit reception only with authorized decoding equipment, generally at a cost to the viewer, making the unauthorized reception of such scrambled signals by earth station viewers more difficult. From time to time, legislation has been introduced in Congress which, if enacted into law, would prohibit the scrambling of certain satellite-distributed programs or would make satellite services available to private earth stations on terms comparable to those offered to cable systems. Broadcast television signals are being made available to owners of earth stations under the Satellite Home Viewer Copyright Act of 1988, which became effective January 1, 1989 for a six-year period. This Act establishes a statutory compulsory license for certain transmission made by satellite owners to home satellite dishes, for which carriers are required to pay a royalty fee to the Copyright Office. This Act will expire automatically at the end of 1994, unless extended by Congress. The Company cannot predict at the present time whether the Act will be modified or extended beyond 1994. The 1992 Cable Act enhances the right of cable competitors to purchase nonbroadcast satellite-delivered programming. See "Legislation and Regulation--Federal Regulation." The Company cannot predict at this time the impact such legislation will have upon its cable television operations.

  In the future, it is expected that such programming will be delivered by high-powered direct broadcast satellites ("DBS") on a wide-scale basis and several companies have announced plans to provide DBS programming services by as early as 1994. Those companies propose to use recently developed video compression technology to increase the channel capacity of their systems. Video compression technology reportedly has the capability of providing more than 100 channels of programming over a single high-powered DBS, and this capacity could increase in the future. Video compression technology may also be used by cable operators to similarly increase their current channel capacity. DBS service will be able to be received virtually anywhere in the United States through the installation of a rooftop or side-mounted antenna, and it will be more accessible than cable television service where cable plant has not been constructed or where it is not cost effective to construct cable television facilities. The extent to which DBS systems will be competitive with cable television systems will also depend upon, among other things, the ability of DBS operators to obtain access to programming, the availability of reception equipment, and whether such equipment can be made available to consumers at reasonable prices.

  Although multi-point distribution systems ("MDS") traditionally have been a single channel service, the FCC has changed its allocation policies to make more frequencies available and multichannel MDS ("MMDS") service possible. MMDS systems deliver programming services over microwave channels licensed by the FCC received by subscribers with special antennas. MMDS systems are less capital intensive, are not required to obtain local franchises or to pay franchise fees, and are subject to lower regulatory requirements than cable television systems. To date, the ability of these so-called "wireless" cable services to compete with cable television systems has been limited by channel capacity and the need for unobstructed line-of-sight over-the-air transmission. Although relatively few MMDS systems in the United States are currently in operation or under construction, virtually all markets have been licensed or tentatively licensed. The FCC has taken a series of actions intended to facilitate the development of MMDS and other wireless cable systems as alternative means of distributing video programming, including reallocating certain frequencies to these services and expanding the permissible use and eligibility requirements for certain channels reserved for educational purposes. The FCC's actions enable a single entity to develop an MMDS system with a potential of up to 35 channels that could compete effectively with cable television. FCC rules and the 1992 Cable Act prohibit the common ownership of cable systems and MMDS facilities serving the same area.

  The U.S. Copyright Office has recently adopted regulations, which become effective January 1, 1994, declaring that wireless distribution systems, such as direct satellite transmission to home satellite antennae, MDS and MMDS, do not qualify for purposes of the statutory compulsory copyright license for the retransmission of off-air television and radio broadcast stations by cable systems. These Copyright Office regulations may make it more difficult for wireless cable systems to offer television and radio retransmissions as part of their service offerings. The Company is unable to predict to what extent additional competition from these services will materialize in the future or what impact such competition would have on the operation of the Systems.

  Additional competition may come from private cable television systems known as satellite master antenna television ("SMATV") systems, servicing condominiums, apartment complexes and certain other multiple unit residential developments. The Cable Act gives franchised cable operators the right to use existing compatible easements within their franchise areas upon nondiscriminatory terms and conditions. There have been conflicting judicial decisions interpreting the scope of the access right granted by the Cable Act, particularly with respect to easements located entirely on private property. A SMATV system is subject to the 1984 Cable Act's franchise requirement only if it uses physically closed transmission paths, such as wires or cables to interconnect separately owned and managed buildings or if its lines use or cross any public right-of-way. In some cases, SMATV operators may be able to charge a lower price than could a cable system providing comparable services and the FCC's new regulations implementing the 1992 Cable Act limit a cable operator's ability to reduce its rates to meet this competition. Furthermore, the U.S. Copyright Office has tentatively concluded that SMATV systems are "cable systems" for purposes of qualifying for the compulsory copyright license established for cable systems by federal law. The 1992 Cable Act prohibits the common ownership of cable systems and SMATV facilities serving the same area. As a result of all of the foregoing, the ability of the Company to compete for subscribers in communities with extensive SMATV or private cable television operations is uncertain.

  The FCC has initiated a new rulemaking proceeding looking toward the allocation of frequencies in the 28 GHz range for a new multichannel wireless video service which could make 98 compressed video channels available in a single market. The Company is unable to predict whether competitors will emerge utilizing such frequencies or whether such competition would have a material impact on the operations of the Company.

  In the past, federal cross-ownership restrictions have limited entry into the cable television business by potentially strong competitors such as telephone companies. Proposals recently adopted by the FCC, pending litigation and legislation could make it possible for companies with considerable resources and consequently a potentially greater willingness or ability to overbuild, to enter the business. The FCC recently amended its rules to permit local telephone companies to offer "video dialtone" service for video programmers, including channel capacity for the carriage of video programming and certain non-common carrier activities such as video processing, billing and collection and joint marketing agreements. Furthermore, on August 24, 1993 a federal district court struck down as unconstitutional a provision in the 1984 Cable Act which prevents local telephone companies from offering video programming on a non-common carrier basis directly to subscribers in their local telephone service areas. This decision is being appealed. Several similar suits have been instituted in other district courts. Even in the absence of further changes in the cross-ownership restrictions, the expansion of telephone companies' fiber optic systems may facilitate entry by other video service providers in competition with cable systems. See "Legislation and Regulation--Federal Regulation."

  The Company holds a franchise to provide cable service in Dover Township, New Jersey. On December 15, 1992, New Jersey Bell Telephone Company ("New Jersey Bell") filed an application with the FCC requesting authority to construct new fiber optic facilities for the purpose of operating a "video dialtone" system in a portion of that community in which the Company serves approximately 20,000 subscribers. Initial programming service over those facilities would be provided by FutureVision of America Corporation. On January 22, 1993, the Company formally opposed New Jersey Bell's application on various grounds by filing a Petition to Deny the application at the FCC. Several other parties also opposed the New Jersey Bell application. On February 4, 1993, New Jersey Bell filed an opposition to the Company's Petition to Deny and the other filings. On February 17, 1993, the Company filed its reply in that matter, concluding the formal pleading cycle. On July 28, 1993, the FCC sent a letter to New Jersey Bell stating that the application appeared to be inconsistent with the FCC's video dialtone requirements in that insufficient capacity to serve multiple programmers was to be made available. New Jersey Bell was given an opportunity to amend its application, which it subsequently did. The Company filed a further opposition to the application. The matter has not yet been decided by the FCC.

  Advances in communications technology, as well as changes in the marketplace and the regulatory and legislative environment, are constantly occurring. Thus, it is not possible to predict the effect that ongoing or future developments might have on the cable industry. The ability of cable systems to compete with present, emerging and future distribution media will depend to a great extent on obtaining attractive programming. The availability and exclusive use of a sufficient amount of quality programming may in turn be effected by developments in regulation or copyright law. See "Legislation and Regulation."

  The cable television industry competes with radio, television and print media for advertising revenues. As the cable television industry continues to develop programming designed specifically for distribution by cable, advertising revenues may increase. Premium programming provided by the Company's cable communications systems is subject to the same competitive factors which exist for other programming discussed above. The continued profitability of the Company's premium services may depend largely upon the continued availability of attractive programming at competitive prices.

EMPLOYEES

  At November 13, 1993, there were 2,456 full-time employees of the Company, of which 98 employees were covered by collective bargaining agreements at two locations. The Company considers its relations with its employees to be good.

                           LEGISLATION AND REGULATION

  The cable television industry is regulated by the FCC, some state governments and most local governments. In addition, various legislative and regulatory proposals under consideration from time to time by Congress and various federal agencies may materially affect the cable television industry. The following is a summary of federal laws and regulations affecting the growth and operation of the cable television industry and a description of certain state and local laws.

CABLE COMMUNICATIONS POLICY ACT OF 1984

  The 1984 Cable Act became effective on December 29, 1984. This federal statute, which amended the Communications Act of 1934 (the "Communications Act"), created uniform national standards and guidelines for the regulation of cable television systems. Violations by a cable television system operator of provisions of the Communications Act, as well as of FCC regulations, can subject the operator to substantial monetary penalties and other sanctions. Among other things, the 1984 Cable Act affirmed the right of franchising authorities (state or local, depending on the practice in individual states) to award one or more franchises within their jurisdictions. It also prohibited non-grandfathered cable television systems from operating without a franchise in such jurisdictions. In connection with new franchises, the 1984 Cable Act provides that in granting or renewing franchises, franchising authorities may establish requirements for cable-related facilities and equipment, but may not establish or enforce requirements for video programming or information services other than in broad categories. The 1984 Cable Act grandfathered, for the remaining term of existing franchises, many but not all of the provisions in existing franchises which would not be permitted in franchises entered into or renewed after the effective date of the 1984 Cable Act.

CABLE TELEVISION CONSUMER PROTECTION AND COMPETITION ACT OF 1992

  On October 5, 1992, Congress enacted the 1992 Cable Act. This legislation will effect significant changes to the legislative and regulatory environment in which the cable industry operates. It amends the 1984 Cable Act in many respects. The 1992 Cable Act became effective on December 4, 1992, although certain provisions, most notably those dealing with rate regulation and retransmission consent, become effective at later dates. The legislation also requires the FCC to initiate a number of rulemaking proceedings to implement various provisions of the statute. The 1992 Cable Act allows for a greater degree of regulation on the cable industry with respect to, among other things: (i) cable system rates for both basic and certain nonbasic services; (ii) programming access and exclusivity arrangements; (iii) access to cable channels by unaffiliated programming services; (iv) leased access terms and conditions; (v) horizontal and vertical ownership of cable systems; (vi) customer service requirements; (vii) franchise renewals; (viii) television broadcast signal carriage and retransmission consent; (ix) technical standards; (x) subscriber privacy; (xi) consumer protection issues; (xii) cable equipment compatibility;
(xiii) obscene or indecent programming; and (xiv) requiring subscribers to subscribe to tiers of service other than basic service as a condition of purchasing premium services. Additionally, the legislation encourages competition with existing cable systems by: allowing municipalities to own and operate their own cable systems without having to obtain a franchise; preventing franchising authorities from granting exclusive franchises or unreasonably refusing to award additional franchises covering an existing cable system's service area; and prohibiting the common ownership of cable systems and co-located MMDS or SMATV systems. The 1992 Cable Act also precludes video programmers affiliated with cable television companies from favoring cable operators over competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision may limit the ability of cable program suppliers to offer exclusive programming arrangements to cable television companies. While the Company is currently unable to predict the ultimate outcome of the pending FCC rulemaking proceedings or the ultimate effect of the 1992 Cable Act, the Company believes that a number of provisions in this legislation relating to, among other things, rate regulation, are likely to have an adverse effect, potentially material, on the cable industry and the Company's business.

  Various cable operators have filed actions in the United States District Court in the District of Columbia challenging the constitutionality of several sections of the 1992 Cable Act. Pursuant to special jurisdictional provisions in the 1992 Cable Act, a challenge to the must-carry provisions of the Act was heard by a three-judge panel of the District Court. On April 8, 1993, the three-judge court granted a summary judgment for the government upholding the constitutional validity of the must-carry provisions of the 1992 Cable Act. That decision has been appealed directly to the U.S. Supreme Court. The plaintiffs in that case have unsuccessfully sought an injunction pending appeal of the District Court's decision.

  The cable operators' constitutional challenge to the balance of the 1992 Cable Act provisions was heard by a single judge of the District Court. On September 16, 1993, the court rendered its decision upholding the constitutionality of all but three provisions of the statute (multiple ownership limits for cable operators, advance notice of free previews for certain programming services, and channel set-asides for DBS operators). It is expected that this decision will be appealed to the U.S. Court of Appeals for the District of Columbia Circuit.

  Appeals have also been filed in the U.S. Court of Appeals for the District of Columbia Circuit from the FCC's must-carry and rate regulation rulemaking decisions.

FEDERAL REGULATION

  The FCC, the principal federal regulatory agency with jurisdiction over cable television, has promulgated regulations covering such areas as the registration of cable systems, cross-ownership between cable systems and other communications businesses, carriage of television broadcast programming, consumer education and lockbox enforcement, origination cablecasting and sponsorship identification, children's programming, the regulation of basic cable service rates in areas where cable systems are not subject to effective competition, signal leakage and frequency use, technical performance, maintenance of various records, equal employment opportunity, and antenna structure notification, marking and lighting. The FCC has the authority to enforce these regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of FCC licenses needed to operate certain transmission facilities often used in connection with cable operations. Furthermore, the 1992 Cable Act requires the FCC to adopt implementing regulations covering, among other things, cable rates, signal carriage, consumer protection and customer service, leased access, indecent programming, programmer access to cable television systems, programming agreements, technical standards, consumer electronics equipment compatibility, ownership of home wiring, program exclusivity, equal employment opportunity, and various aspects of direct broadcast satellite system ownership and operation. A brief summary of the most material federal regulations as adopted to date follows.

  Rate Regulation. The 1984 Cable Act codified existing FCC preemption of rate regulation for premium channels and optional nonbasic program tiers. The 1984 Cable Act also deregulated basic cable rates for cable television systems determined by the FCC to be subject to effective competition. The 1992 Cable Act substantially changes the current statutory and FCC rate regulation standards. The 1992 Cable Act replaces the FCC's current standard for determining effective competition, under which most cable systems are not subject to local rate regulation, with a statutory provision that will result in nearly all cable television systems becoming subject to local rate regulation of basic service. Additionally, the legislation eliminates the 5% annual rate increase for basic service currently allowed by the 1984 Cable Act without local approval; requires the FCC to adopt a formula, for franchising authorities to enforce, to assure that basic cable rates are reasonable; allows the FCC to review rates for nonbasic service tiers (other than per-channel or per-program services) in response to complaints filed by franchising authorities and/or cable customers; prohibits cable television systems from requiring customers to purchase service tiers above basic service in order to purchase premium services if the system is technically capable of doing so; requires the FCC to adopt regulations to establish, on the basis of actual costs, the price for installation of cable service, remote controls, converter boxes and additional outlets; and allows the FCC to impose restrictions on the retiering and rearrangement of cable services under certain limited circumstances. The FCC completed rulemaking proceedings designed to implement these rate regulation provisions on April 1, 1993.

  The FCC's regulations set standards for the regulation of basic and nonbasic cable service rates (other than per-channel or per-program services). The FCC ordered an interim 120-day freeze on these rates effective April 5, 1993. The FCC's rules were originally scheduled to become effective on June 21, 1993. After two interim changes in this date, the rules became effective for cable systems serving more than 1,000 subscribers on September 1, 1993, and the freeze was extended until February 15, 1994, or the date on which a particular cable system becomes subject to rate regulation, whichever comes sooner. The FCC has granted a temporary stay of its rate regulation rules for small systems serving 1,000 or fewer subscribers, pending its consideration of issues concerning reducing regulatory burdens on such small systems and whether any such relief should also be extended to small systems affiliated with large multiple system operators, such as the Company. The new rate regulations adopt a benchmark price cap system for measuring the reasonableness of existing basic and nonbasic service rates, and a formula for evaluating future rate increases. Alternatively, cable operators will have the opportunity to make cost-of-service showings which, in some cases, may justify rates above the applicable benchmarks. The FCC has not yet completed the rulemaking proceeding in which it will set forth the substantive rules to be utilized in such cost-of-service showings. The new rules also require that charges for cable-related equipment (e.g., converter boxes and remote control devices) and installation services be unbundled from the provision of cable service and based upon actual costs plus a reasonable profit. Local franchising authorities and/or the FCC are empowered to order a reduction of existing rates which exceed the benchmark level for either basic and/or nonbasic cable services and associated equipment, and refunds could be required, measured from the date of a complaint to the FCC challenging an existing nonbasic cable service rate or from September 1, 1993, for existing basic cable service rates. In general, the reduction for existing basic and nonbasic cable service rates would be to the greater of the applicable benchmark level or the rates in force as of September 30, 1992, minus 10 percent, adjusted forward for inflation. The FCC has, however, reserved the right to adjust the benchmarks that it has established. The regulations also provide that future rate increases may not exceed an inflation-indexed amount, plus increases in certain costs beyond the cable operator's control, such as taxes, franchise fees and increased programming costs that exceed the inflation index. The Company's ability to implement rate increases consistent with its past practices could be limited by the regulations that the FCC has adopted. See "Risk Factors--Regulation and Competition in the Cable Television Industry."

  On March 11, 1993, the FCC adopted regulations pursuant to the 1992 Cable Act which require cable systems to permit customers to purchase video programming on a per channel or a per program basis without the necessity of subscribing to any tier of service, other than the basic service tier, unless the cable system is technically incapable of doing so. Generally, this exemption from compliance with the statute for cable systems that do not have such technical capability is available until a cable system obtains the capability, but not later than December, 2002.

  Carriage of Broadcast Television Signals. The 1992 Cable Act contains new mandatory carriage requirements. These new rules allow commercial television broadcast stations which are "local" to a cable system, i.e., the system is located in the station's Area of Dominant Influence, to elect every three years, whether to require the cable system to carry the station, subject to certain exceptions, or whether the cable system will have to negotiate for "retransmission consent" to carry the station. The first such election was made on June 17, 1993. Local, non-commercial television stations are also given mandatory carriage rights, subject to certain exceptions, within the larger of
(i) a 50 mile radius from the station's city of license or (ii) the station's Grade B contour (a measure of signal strength). Unlike commercial stations, noncommercial stations are not given the option to negotiate retransmission consent for the carriage of their signal. In addition, cable systems will have to obtain retransmission consent for the carriage of all "distant" commercial broadcast stations, except for certain "superstations," i.e., commercial satellite-delivered independent stations such as WTBS. The 1992 Cable Act also eliminated, effective December 4, 1992, the FCC's regulations requiring the provision of input selector switches. The statutory must-carry provisions for non-commercial stations became effective on December 4, 1992. Must-carry rules for both commercial and non-commercial stations and retransmission consent rules for commercial stations were adopted by the FCC on March 11, 1993. The must-carry requirement for commercial stations went into effect on June 2, 1993, and any stations for which retransmission consent had not been obtained (other than must-carry stations, non-commercial stations and superstations) had to be dropped as of October 6, 1993. A number of stations previously carried by the Company's cable television systems elected retransmission consent. The Company has thus far been able to reach agreements with broadcasters who elected retransmission consent or to negotiate extensions to the October 6, 1993 deadline and has therefore not been required to pay cash compensation to broadcasters for retransmission consent or been required by broadcasters to remove broadcast stations from the cable television channel line-ups. The Company has, however, agreed to carry some services (e.g., ESPN2 and a new service by FOX) in specified markets pursuant to retransmission consent arrangements which it believes are comparable to those entered into by most other large cable operators.

  Nonduplication of Network Programming. Cable systems that have 1,000 or more subscribers must, upon the appropriate request of a local television station, delete the simultaneous or nonsimultaneous network programming of a distant station when such programming has also been contracted for by the local station on an exclusive basis.

  Deletion of Syndicated Programming. FCC regulations enable television broadcast stations that have obtained exclusive distribution rights for syndicated programming in their market to require a cable system to delete or "black out" such programming from other television stations which are carried by the cable system. The extent of such deletions will vary from market to market and cannot be predicted with certainty. However, it is possible that such deletions could be substantial and could lead the cable operator to drop a distant signal in its entirety. The FCC also has commenced a proceeding to determine whether to relax or abolish the geographic limitations on program exclusivity contained in its rules, which would allow parties to set the geographic scope of exclusive distribution rights entirely by contract, and to determine whether such exclusivity rights should be extended to noncommercial educational stations. It is possible that the outcome of these proceedings will increase the amount of programming that cable operators are requested to black out. Finally, the FCC has declined to impose equivalent syndicated exclusivity rules on satellite carriers who provide services to the owners of home satellite dishes similar to those provided by cable systems.

  Franchise Fees. Although franchising authorities may impose franchise fees under the 1984 Cable Act, such payments cannot exceed 5% of a cable system's annual gross revenues. In those communities in which franchise fees are required, the Company currently pays franchise fees ranging up to 5% of gross revenues. Franchising authorities are also empowered in awarding new franchises or renewing existing franchises to require cable operators to provide cable-related facilities and equipment and to enforce compliance with voluntary commitments. In the case of franchises in effect prior to the effective date of the 1984 Cable Act, franchising authorities may enforce requirements contained in the franchise relating to facilities, equipment and services, whether or not cable-related. The 1984 Cable Act, under certain limited circumstances, permits a cable operator to obtain modifications of franchise obligations.

  Renewal of Franchises. The 1984 Cable Act established renewal procedures and criteria designed to protect incumbent franchises against arbitrary denials of renewal. While these formal procedures are not mandatory unless timely invoked by either the cable operator or the franchising authority, they can provide substantial protection to incumbent franchisees. Even after the formal renewal procedures are invoked, franchising authorities and cable operators remain free to negotiate a renewal outside the formal process. Nevertheless, renewal is by no means assured, as the franchisee must meet certain statutory standards. Even if a franchise is renewed, a franchising authority may impose new and more onerous requirements such as upgrading facilities and equipment, although the municipality must take into account the cost of meeting such requirements.

  The 1992 Cable Act makes several changes to the process under which a cable operator seeks to enforce its renewal rights which could make it easier in some cases for a franchising authority to deny renewal. While a cable operator must still submit its request to commence renewal proceedings within thirty to thirty-six months prior to franchise expiration to invoke the formal renewal process, the request must be in writing and the franchising authority must commence renewal proceedings not later than six months after receipt of such notice. The four-month period for the franchising authority to grant or deny the renewal now runs from the submission of the renewal proposal, not the completion of the public proceeding. Franchising authorities may consider the "level" of programming service provided by a cable operator in deciding whether to renew. For alleged franchise violations occurring after December 29, 1984, franchising authorities are no longer precluded from denying renewal based on failure to comply substantially with the material terms of the franchise where the franchising authority has "effectively acquiesced" to such past violations. Rather, the franchising authority is estopped if, after giving the cable operator notice and opportunity to cure, it fails to respond to a written notice from the cable operator of its failure or inability to cure. Courts may not reverse a renewal denial based on procedural regulations found to be "harmless error."

  Channel Set-Asides. The 1984 Cable Act permits local franchising authorities to require cable operators to set aside certain channels for public, educational and governmental access programming. The Company believes that none of the Systems' franchises contain unusually onerous access requirements. The 1984 Cable Act further requires cable systems with thirty-six or more activated channels to designate a portion of their channel capacity for commercial leased access by unaffiliated third parties. While the 1984 Cable Act presently allows cable operators substantial latitude in setting leased access rates, the 1992 Cable Act requires leased access rates to be set according to a formula to be determined by the FCC. It is possible that such leased access will result in competition to services offered by the cable operator on the other channels of its cable systems.

  Competing Franchises. Questions concerning the ability of municipalities to award a single cable television franchise and to impose certain franchise restrictions upon cable television companies have been considered in several recent federal appellate and district court decisions. These decisions have been somewhat inconsistent and, until the U.S. Supreme Court rules definitively on the scope of cable television's First Amendment protections, the legality of the franchising process and of various specific franchise requirements is likely to be in a state of flux. It is not possible at the present time to predict the constitutionally permissible bounds of cable franchising and particular franchise requirements. However, the 1992 Cable Act, among other things, prohibits franchising authorities from unreasonably refusing to grant franchises to competing cable systems and permits franchising authorities to operate their own cable systems without franchises.

  Ownership. The 1984 Cable Act codified existing FCC crossownership regulations, which, in part, prohibit local exchange telephone companies ("LECs"), including the Bell Operating Companies ("BOCs"), from providing video programming directly to subscribers within their local exchange telephone service areas, except in rural areas or by specific waiver of FCC rules. This federal cross-ownership rule is particularly important to the cable industry since these telephone companies already own certain facilities needed for cable television operation, such as poles, ducts and associated rights-of-way. On August 24, 1993 the United States District Court for the Eastern District of Virginia struck down the 1984 Cable Act's cable/telco cross ownership prohibition as facially invalid and inconsistent with the First Amendment. This decision will be appealed to the U.S. Court of Appeals for the Fourth Circuit. Similar litigation has commenced in several other district courts. The Company cannot predict the outcome of this litigation, but believes that the provision of video programming by telephone companies with considerable financial resources in competition with the Company's existing operations could have an adverse effect on the Company's financial condition and results of operation; the magnitude of any such effect is not known or estimable. Separately, as part of a comprehensive proceeding examining whether and under what circumstances telephone companies should be allowed to provide cable television services, including video programming to their customers, the FCC has concluded that neither the 1984 Cable Act nor its rules apply to prohibit the interexchange carriers (i.e., long distance telephone companies such as AT&T) from providing such services to their customers. Additionally, the FCC has also concluded that where an LEC makes its facilities available on a common carrier basis for the provision of video programming to the public, the 1984 Cable Act does not require either the LEC or its programmer customers to obtain a franchise to provide such service. Because cable operators are required to bear the costs of complying with local franchise requirements, the FCC's decision could place cable operators at a competitive disadvantage vis-a-vis local telephone companies seeking to offer competing services on a common carrier basis. Certain parties asked the FCC to clarify and reconsider certain aspects of its so-called "video dialtone" decision and, after granting such petitions, the FCC affirmed its initial decision. Other parties have sought judicial review of the FCC's conclusion that neither a LEC or its programmer customers would be required to obtain a local franchise. This appeal is currently pending.

  As part of the same proceeding, the FCC recommended that Congress amend the 1984 Cable Act to allow LECs to provide their own video programming services over their facilities in competition with their customers' services. The FCC also decided to loosen ownership and affiliation restrictions currently applicable to telephone companies, and has proposed to increase the numerical limit on the population of areas qualifying as "rural" and in which LECs can provide cable service without FCC waiver.

  The BOCs have recently been released by the United States District Court for the District of Columbia from restrictions on their ability to provide information services, including broadband video programming, which had been imposed as part of the 1984 AT&T divestiture decree. They are, of course, still subject to the 1984 Cable Act cross ownership restriction discussed above.

  The telephone industry has continued to lobby Congress for legislation that will permit LECs to provide video programming directly to consumers within their service areas. There is currently a bill pending in Congress that would permit the LECs to provide cable television service over their own facilities conditioned on establishing a video programming affiliate that will maintain separate records to prevent cross-subsidization. The bill, among other provisions, would also prohibit telephone companies from purchasing existing cable television systems within their telephone service areas. On the other hand, different legislation has been introduced in Congress that would reimpose the ban on the provision of information services, including broadband video programming, by LECs similar to that formerly contained in the 1984 AT&T divestiture decree. The outcome of these FCC, legislative or court proceedings and proposals or the effect of such outcome on cable system operations cannot be predicted; however, adoption of such proposals could intensify the competition which the Systems might face from LECs in the areas in which the Systems operate.

  The 1984 Cable Act and the FCC's rules also prohibit the common ownership, operation, control or interest in a cable system and a local television broadcast station whose predicted grade B contour (a measure of significant signal strength as defined by the FCC's rules) covers any portion of the community served by the cable system. As part of a wide ranging inquiry on competition in the video marketplace, the FCC has solicited comments to determine whether the policy prohibiting the common ownership or control of co-located broadcast and cable facilities continues to service the public interest. Common ownership or control has historically also been prohibited by the FCC (but not by the 1984 Cable Act) between a cable system and a national television network, although the FCC has recently adopted an order which substantially relaxes the network/cable cross-ownership prohibitions subject to certain national and local ownership caps. As a part of the same action, the FCC also voted to recommend to Congress that the broadcast/cable cross-ownership restrictions contained in the 1984 Cable Act be repealed. In addition, the FCC's rules prohibit common ownership, affiliation, control or interest in cable systems and MDS facilities having overlapping service areas, except in very limited circumstances. The 1992 Cable Act codified this restriction and also extended it to co-located SMATV systems. Permitted arrangements in effect as of October 5, 1992, are grandfathered. Thus, the FCC's cross-ownership rules could preclude the Company, its general partners, the officers, directors of its general partners or holders of a cognizable equity interest in the Company (as defined by the FCC) from serving simultaneously as general partners, the officers or directors of, or from holding a substantial ownership interest in, these other businesses. The 1992 Cable Act permits states or local franchising authorities to adopt certain additional restrictions on the ownership of cable systems.

  Pursuant to the 1992 Cable Act, the FCC has imposed limits on the number of cable systems which a single cable operator can own. In general, no cable operator can have an attributable interest in cable systems which pass more than 30 percent of all homes nationwide. Attributable interests for these purposes include voting interests of 5% or more (unless there is another single holder of more than 50% of the voting stock), officerships, directorships and general partnership interests. The FCC has stayed the effectiveness of these rules pending the outcome of the appeal from the U.S. District Court decision holding the multiple ownership limit provision of the 1992 Cable Act unconstitutional. The FCC has also adopted rules which limit the number of channels on a cable system which can be occupied by programming in which the cable system's owner has an attributable interest. The limit is 40% of all activated channels.

  EEO. The 1984 Cable Act includes provisions to ensure that minorities and women are provided equal employment opportunities within the cable television industry. The statute requires the FCC to adopt reporting and certification rules that apply to all cable system operators with more than five full-time employees. Pursuant to the requirements of the 1992 Cable Act, the FCC has imposed more detailed annual EEO reporting requirements on cable operators and has expanded those requirements to all multichannel video service distributors. Failure to comply with the EEO requirements can result in the imposition of fines and/or other administrative sanctions, or may, in certain circumstances, be cited by a franchising authority as a reason for denying a franchisee's renewal request. As a result of an EEO audit of one of the Company's employment units, the Company has received notification from the FCC regarding certain insufficiencies in the implementation and enforcement of its EEO policy. Although the FCC has not yet taken any formal action on this matter, the Company has taken a number of steps to strengthen its EEO program in response to the concerns raised by the FCC. The Company does not believe that the outcome of any FCC action will have a material adverse effect on the Company as a whole.

  Privacy. The 1984 Cable Act imposes a number of restrictions on the manner in which cable system operators can collect and disclose data about individual system subscribers. The statute also requires that the system operator periodically provide all subscribers with written information about its policies regarding the collection and handling of data about subscribers, their privacy rights under federal law and their enforcement rights. In the event that a cable operator is found to have violated the subscriber privacy provisions of the 1984 Cable Act, it could be required to pay damages, attorney's fees and other costs. Under the 1992 Cable Act, the privacy requirements are strengthened to require that cable operators take such actions as are necessary to prevent unauthorized access to personally identifiable information.

  Anti-Trafficking. The 1992 Cable Act precludes cable operators from selling or otherwise transferring ownership of a cable system within 36 months after acquisition or initial construction, except for: resales required by the terms of a contract covering the acquisition of multiple systems; tax free sales; governmentally required divestitures; or internal transfers to a commonly controlled entity. The anti-trafficking restriction applies to systems acquired prior to the effective date of the new law (i.e., December 4, 1992) as well as subsequent acquisitions. The FCC may waive the foregoing restrictions where generally consistent with the public interest, unless the franchising authority has refused to grant any required approval. The 1992 Cable Act also requires franchising authorities to act on any franchise transfer request submitted after December 4, 1992 within 120 days after receipt of all information required by FCC regulations and by the franchising authority. Approval is deemed to be granted if the franchising authority fails to act within such period.

  Registration Procedure and Reporting Requirements. Prior to commencing operation in a particular community, all cable television systems must file a registration statement with the FCC listing the broadcast signals they will carry and certain other information. Additionally, cable operators periodically are required to file various informational reports with the FCC. Cable operators who operate in certain frequency bands are required on an annual basis to file the results of their periodic cumulative leakage testing measurements. Operators who fail to make this filing or who exceed the FCC's allowable cumulative leakage index risk being prohibited from operating in those frequency bands in addition to other sanctions.

  Technical Requirements. Historically, the FCC has imposed technical standards applicable to the cable channels on which broadcast stations are carried, and has prohibited franchising authorities from adopting standards which were in conflict with or more restrictive than those established by the FCC. The FCC has recently revised such standards and made them applicable to all classes of channels which carry downstream NTSC video programming. Local franchising authorities are permitted to enforce the FCC's new technical standards. The FCC also has adopted additional standards applicable to cable television systems using frequencies in the 108-137 MHz and 225-400 MHz bands in order to prevent harmful interference with aeronautical navigation and safety radio services and has also established limits on cable system signal leakage; the FCC's power in this respect has not been questioned. Although these requirements could force some cable operators to make significant capital and additional operating expenditures to meet these new technical standards and more stringent leakage criteria, the Company believes that the Systems are in compliance with these standards in all material respects. The 1992 Cable Act requires the FCC to update periodically its technical standards to take into account changes in technology and to entertain waiver requests from franchising authorities who would seek to impose more stringent technical standards upon their franchised cable systems. Although the 1992 Cable Act requires the FCC to establish "minimum technical standards relating to cable systems' technical operation and signal quality," the FCC has announced that its recently completed cable television technical standards rulemaking satisfies the new statutory mandate.

  Pole Attachments. The FCC currently regulates the rates and conditions imposed by certain public utilities for use of their poles, unless under the Federal Pole Attachments Act state public service commissions are able to demonstrate that they regulate rates, terms and conditions of the cable television pole attachments. A number of states (including Massachusetts, Michigan, New Jersey, New York, Ohio and Vermont) and the District of Columbia have certified to the FCC that they regulate the rates, terms and conditions for pole attachments. In the absence of state regulation, the FCC administers such pole attachment rates through use of a formula which it has devised and from time to time revises. The authority of the FCC to regulate such rates was affirmed by the U.S. Supreme Court in 1987.

  Other Matters. FCC regulation also includes matters regarding a cable system's carriage of local sports programming; restrictions on origination and cablecasting by cable system operators; application of the fairness doctrine and rules governing political broadcasts; customer service; home wiring; and limitations on advertising contained in nonbroadcast children's programming.

  Copyright. Cable television systems are subject to federal copyright licensing covering carriage of broadcast signals. In exchange for making semi-annual payments to a federal copyright royalty pool and meeting certain other obligations, cable operators obtain a statutory license to retransmit broadcast signals. The amount of this royalty payment varies, depending on the amount of system revenues from certain sources, the number of distant signals carried, and the location of the cable system with respect to over-the-air television stations. A federal copyright royalty tribunal ("CRT") is empowered to make and has made several adjustments in copyright royalty rates to account for the impact of national monetary inflation and regulatory changes affecting the amount of cable television signal carriage. Most recently, pursuant to this authority, the CRT in 1990 reduced the copyright fees owed by many cable systems in response to the adoption of new syndicated exclusivity rules by the FCC. Although the CRT was scheduled to engage in a further reexamination of its rate structure for distant signal carriage during 1991, the copyright owners and the cable industry entered into a settlement agreement which essentially leaves intact, until 1995, the rate in existence as of December 31, 1990, barring any further changes in the FCC's syndicated exclusivity or sports blackout rules.

  The Copyright Office has commenced a proceeding aimed at examining its policies governing the consolidated reporting of commonly owned and contiguous cable systems. The present policies governing the consolidated reporting of certain cable systems have often led to substantial increases in the amount of copyright fees owed by the systems affected. These situations have most frequently arisen in the context of cable system mergers and acquisitions. While it is not possible to predict the outcome of this proceeding, any changes adopted by the Copyright Office in its current policies may have the effect of reducing the copyright impact of certain transactions involving cable company mergers and cable system acquisitions.

  Various bills have been introduced into Congress over the past several years that would eliminate or modify the cable television compulsory license. The FCC has recommended to Congress that it repeal the cable industry's compulsory copyright license. The FCC determined that the statutory compulsory copyright license for local and distant broadcast signals no longer serves the public interest and that private negotiations between the applicable parties would better serve the public. Without the compulsory license, cable operators might need to negotiate rights from the copyright owners for each program carried on each broadcast station in the channel lineup. Such negotiated agreements could increase the cost to cable operators of carrying broadcast signals. The 1992 Cable Act's retransmission consent provisions expressly provide that retransmission consent agreements between television broadcast stations and cable operators do not obviate the need for cable operators to obtain a copyright license for the programming carried on each broadcaster's signal.

  Copyrighted music performed in programming supplied to cable television systems by pay cable networks (such as HBO) and basic cable networks (such as USA Network) has generally been licensed by the networks through private agreements with the American Society of Composers and Publishers ("ASCAP") and BMI, Inc. ("BMI"), the two major performing rights organizations in the United States. These two organizations have asserted that cable television systems must separately obtain licenses and pay fees to them for the performance of such music. Litigation was initiated in two federal courts which, among other things, raised the question of whether cable television systems can be required to obtain separate music performance licenses for cable network programming. Both federal district courts ruled against ASCAP and BMI and held that they are required to offer "through to the viewer" licenses to the cable networks which would cover the retransmission of the cable networks' programming by cable systems to their subscribers. Both decisions were appealed, although the BMI litigation was subsequently settled. The decision of the federal district court in the ASCAP case was recently upheld by an appellate court and the U.S. Supreme Court has declined to review this decision.

STATE AND LOCAL REGULATION

  Because a cable television system uses local streets and rights-of-way, cable television systems are subject to state and local regulation, typically imposed through the franchising process. State and/or local officials are usually involved in franchise selection, system design and construction, safety, service rates, consumer relations, billing practices and community related programming and services.

  Cable television systems generally are operated pursuant to nonexclusive franchises, permits or licenses granted by a municipality or other state or local government entity. Franchises generally are granted for fixed terms and in many cases are terminable if the franchise operator fails to comply with material provisions. Although the 1984 Cable Act provides for certain procedural protections, there can be no assurance that renewals will be granted or that renewals will be made on similar terms and conditions. Franchises usually call for the payment of fees, often based on a percentage of the system's gross subscriber revenues, to the granting authority. Upon receipt of a franchise, the cable system owner usually is subject to a broad range of obligations to the issuing authority directly affecting the business of the system. The terms and conditions of franchises vary materially from jurisdiction to jurisdiction, and even from city to city within the same state, historically ranging from reasonable to highly restrictive or burdensome. The 1984 Cable Act places certain limitations on a franchising authority's ability to control the operation of a cable system operator and the courts have from time to time reviewed the constitutionality of several general franchise requirements, including franchise fees and access channel requirements, often with inconsistent results. On the other hand, the 1992 Cable Act prohibits exclusive franchises, and allows franchising authorities to exercise greater control over the operation of franchised cable systems, especially in the area of customer service and rate regulation. The 1992 Cable Act also allows franchising authorities to operate their own multichannel video distribution system without having to obtain a franchise and permits states or local franchising authorities to adopt certain restrictions on the ownership of cable systems. Moreover, franchising authorities are immunized from monetary damage awards arising from regulation of cable systems or decisions made on franchise grants, renewals, transfers and amendments.

  The specific terms and conditions of a franchise and the laws and regulations under which it was granted directly affect the profitability of the cable television system. Cable franchises generally contain provisions governing charges for basic cable television services, fees to be paid to the franchising authority, length of the franchise term, renewal, sale or transfer of the franchise, territory of the franchise, design and technical performance of the system, use and occupancy of public streets and number and types of cable services provided.

  Various proposals have been introduced at the state and local levels with regard to the regulation of cable television systems, and a number of states have adopted legislation subjecting cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Attempts in other states to regulate cable television systems are continuing and can be expected to increase. Such proposals and legislation may be preempted by federal statute and/or FCC regulation. To date, the states in which the Company operates that have enacted such state level regulation are New York, New Jersey, Massachusetts and Vermont. The Company cannot predict whether other states in which it currently operates, or in which it may acquire systems, will engage in such regulation in the future.

  The foregoing does not purport to describe all present and proposed federal, state and local regulations and legislation relating to the cable television industry. Other existing federal regulations, copyright licensing and, in many jurisdictions, state and local franchise requirements currently are the subject of a variety of judicial proceedings, legislative hearings and administrative and legislative proposals which could change, in varying degrees, the manner in which cable television systems operate. Neither the outcome of these proceedings nor their impact upon the cable television industry or the Systems can be predicted at this time.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are:

      NAME                       AGE                       POSITION
      ----                       ---                       --------
      John J. Rigas               69 Chairman, Chief Executive Officer,
                                      President and Director
      Michael J. Rigas            40 Senior Vice President, Operations and Director
      Timothy J. Rigas            37 Senior Vice President, Chief Financial Officer, Chief
                                      Accounting Officer, Treasurer and Director
      James P. Rigas              36 Vice President, Strategic Planning and Director
      Daniel R. Milliard          46 Vice President, Secretary and Director
      Perry S. Patterson          76 Director
      Pete J. Metros              53 Director

  John J. Rigas is the founder, Chairman, President and Chief Executive Officer of Adelphia and is President of its subsidiaries. Mr. Rigas has served as President or general partner of most of the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. See "Certain Transactions." Mr. Rigas has owned and operated cable television systems since 1952. Among his business and community service activities, Mr. Rigas is Chairman of the Board of Directors of Citizens Bancorp., Inc., Coudersport, Pennsylvania, and a member of the Board of Directors of Charles Cole Memorial Hospital. He is a director of the National Cable Television Association and a past President of the Pennsylvania Cable Television Association. He is also a member of the board of directors of C-SPAN and the Cable Advertising Bureau, and is a Trustee of St. Bonaventure University. He graduated from Rensselaer Polytechnic Institute with a B.S. in Management Engineering in 1950.

  John J. Rigas is the father of Michael J. Rigas, Timothy J. Rigas and James
P. Rigas, each of whom currently serves as a director and executive officer of the Company.

  Michael J. Rigas is Senior Vice President, Operations of Adelphia and is a Vice President of its subsidiaries. Since 1981, Mr. Rigas has served as a Vice President, general partner or other officer of the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. See "Certain Transactions." From 1979 to 1981, he worked for Webster, Chamberlain & Bean, a Washington, D.C. law firm. Mr. Rigas graduated from Harvard University (magna cum laude) in 1976 and received his Juris Doctor degree from Harvard Law School in 1979.

  Timothy J. Rigas is Senior Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer of Adelphia and its subsidiaries. Since 1979, Mr. Rigas has served as Vice President, general partner or other officer of the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. See "Certain Transactions." Mr. Rigas graduated from the University of Pennsylvania, Wharton School, with a B.S. degree in Economics (cum laude) in 1978.

  James P. Rigas is Vice President, Strategic Planning of Adelphia and is a Vice President of its subsidiaries. Since February 1986, Mr. Rigas has served as a Vice President or other officer of the constituent entities which became wholly-owned subsidiaries of Adelphia upon its formation in 1986, as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. See "Certain Transactions." Mr. Rigas graduated from Harvard University (magna cum laude) in 1980 and received a Juris Doctor degree and an M.A. degree in Economics from Stanford University in 1984. From June 1984 to February 1986, he was a consultant with Bain & Co., a management consulting firm.

  Daniel R. Milliard is Vice President and Secretary of Adelphia and its subsidiaries, and also serves as President of a subsidiary, Hyperion Telecommunications, Inc. From 1986 to 1992, Mr. Milliard served as Vice President, Secretary and/or General Counsel of Adelphia and the constituent entities which became wholly-owned subsidiaries of Adelphia as well as the cable television operating companies acquired by the Company which were wholly or partially owned by members of the Rigas Family. See "Certain Transactions." He served as outside general counsel to the Company's predecessors from 1979 to 1982. Mr. Milliard graduated from American University in 1970 with a Bachelor of Science degree in Business Administration. He received an M.A. degree in Business from Central Missouri State University in 1971, where he was an Instructor in the Department of Finance, School of Business and Economics, from 1971-1973, and received a Juris Doctor degree from the University of Tulsa School of Law in 1976. He is a director of Citizens Bancorp., Inc. in Coudersport, Pennsylvania and President of the Board of Directors of Charles Cole Memorial Hospital.

  Perry S. Patterson became a director of Adelphia in 1986. Since 1977, Mr. Patterson has practiced law in Coudersport, Pennsylvania. From 1975 to 1977, Mr. Patterson served as President Judge of the Court of Common Pleas of the 55th Judicial District in Potter County, Pennsylvania. He was a member of the law firm of Kirkland & Ellis in Chicago, Illinois, and Washington, D.C., from 1946 to 1973. Mr. Patterson attended Georgetown University and graduated from Northwestern University Law School in 1941.

  Pete J. Metros became a director of Adelphia in 1986. Mr. Metros has been President and a member of the Board of Directors of Rapistan Demag Corporation, a subsidiary of Mannesmann AG, since December 1991. From August 1987 to December 1991, Mr. Metros was President of Rapistan Corp., the predecessor of Rapistan Demag Corporation, and of Truck Products Corp., both of which were major subsidiaries of Lear Siegler Holdings Corp. From 1980 to August 1987, Mr. Metros was President of the Steam Turbine, Motor & Generator Division of Dresser-Rand Company, which manufactures and markets turbines, generators and motors. From 1964 to 1980, he held various positions at the General Electric Company, the last of which was Manager--Manufacturing for the Large Gas Turbine Division. Mr. Metros also is a member of the Board of Directors of Borroughs Corporation of Kalamazoo, Michigan. Mr. Metros received a B.S. degree from The Georgia Institute of Technology in 1962.

OTHER PRINCIPAL EMPLOYEES

  Orby G. Kelley, 62, joined the Company in 1986 as Vice President of Human Resources. Since 1981, Mr. Kelley served as Vice President Human Resources-- Columbus Operations for Warner Amex Cable Communications, Inc. Prior to that time he served in a similar capacity for Colony Communications, Inc. and Landmark Communications, Inc. Mr. Kelley received his B.A. degree from Old Dominion University in 1958 and his M.B.A. from California Western University in 1980.

  Daniel Liberatore, 43, has been Vice President of Engineering since 1986. He is responsible for technical operations, engineering and related supervisory and management functions for the Company Systems. Mr. Liberatore received a B.S. degree in Electrical Engineering from West Virginia University and served as director of engineering for Warner Amex Cable Communications, Inc. from June 1982 until joining the Company. From December 1980 to June 1982, Mr. Liberatore served as a Project Administrator for Warner Amex Cable Communications, Inc.

  James R. Brown, 31, joined the Company in 1984 and currently holds the position of Vice President of Finance. Mr. Brown graduated with a B.S. degree in Industrial and Management Engineering from Rensselaer Polytechnic Institute in 1984.

  Randall D. Fisher, 41, joined the Company in 1991 and is General Counsel and Assistant Corporate Secretary to the Company. Previously Mr. Fisher was in private practice with the Washington, D.C. law firm of Baraff, Koerner, Olender & Hochberg, P.C. Mr. Fisher earned his J.D. from Texas Tech University. He received a Masters Degree in Public Administration from Midwestern University in Wichita Falls, Texas, and a B.A. degree in Journalism from the University of Texas at Austin.

  Colin H. Higgin, 32, joined the Company in November 1992 as Deputy General Counsel. Mr. Higgin was an associate at Proskauer Rose Goetz & Mendelsohn from 1991 to 1992 and Latham & Watkins from 1987 to 1991. Mr. Higgin graduated from the University of Pennsylvania, Wharton School, with a B.S. degree in Economics (cum laude) in 1983 and received his J.D. from Indiana University in 1987.

  Kathleen S. Mitchell, 46, joined the Company in 1989 and currently holds the position of Corporate Controller. From 1979 to 1988, Ms. Mitchell served in several senior accounting and financial management capacities for American Television and Communications, Inc. Ms. Mitchell received her B.A. degree from Mount Holyoke College in 1969 and her M.B.A. degree from the University of Colorado in 1976.

  Michael C. Mulcahey, CPA, 36, has been the Director of Investor Relations since joining the Company in 1991. From 1987 to 1991, Mr. Mulcahey held accounting and tax positions with the Syracuse office of Coopers & Lybrand. Mr. Mulcahey received his B.A. in Political Science from State University of New York at Buffalo in 1980 and his M.B.A. from Eastern Washington University in 1985.

  James M. Kane, CPA, 31, joined the Company in April 1992 and currently holds the position of Director of Finance. From 1989 to 1992, Mr. Kane served in accounting and consulting positions with Price Waterhouse in Pittsburgh. From 1984 to 1987, Mr. Kane served in accounting positions with Coopers & Lybrand in Pittsburgh. Mr. Kane received his B.S. degree in Accounting from Pennsylvania State University in 1984 and his M.B.A. from Carnegie Mellon's Graduate School of Industrial Administration in 1989.

  LeMoyne T. Zacherl, 40, joined the Company in November 1993 as Vice President of Financial Operations and Administration. Since 1987 Mr. Zacherl was a Corporate Controller and member of senior management for Irvin Feld and Kenneth Feld Productions, Inc., a worldwide entertainment concern. From 1975 to 1987, Mr. Zacherl was with Coopers Lybrand and served in both the Pittsburgh, PA and Washington, D.C. offices.

  James H. Boso, 46, joined the Company in February 1993 as Vice President of Operations. Formerly, Mr. Boso was Chief Executive Officer and President of Spectradyne, Inc., a provider of entertainment services to the lodging industry. From 1981 to 1989, Mr. Boso was Senior Vice President of Storer Communications in South Florida.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth certain information regarding compensation paid by the Company for services rendered during the Company's last three fiscal years ended March 31, 1993 to the Company's Chief Executive Officer and the four most highly compensated executive officers whose compensation exceeded $100,000 in salary and bonus during fiscal 1993:

ANNUAL COMPENSATION

                              FISCAL SALARY       ALL OTHER
                               YEAR    ($)   COMPENSATION (A) ($)
                              ------ ------  --------------------
John J. Rigas                  1993  552,358       200,750
Chairman, President and        1992  553,525       200,750
Chief Executive Officer        1991  530,544       200,750

Michael J. Rigas               1993  124,658        10,750
Vice-President--Operations     1992  124,921        10,750
                               1991   94,077        10,750

Timothy J. Rigas               1993  124,658        10,750
Senior Vice President, Chief   1992  124,921        10,750
Financial Officer, Treasurer   1991   94,077        10,750
and Chief Accounting Officer

James P. Rigas                 1993  124,658        10,750
Vice President--Operations     1992  124,921        10,750
                               1991   94,077        10,750

Daniel R. Milliard             1993  172,527         5,250
Vice President and Secretary   1992  168,310         5,250
                               1991  159,536         5,250

- --------
(a) Fiscal 1993 amounts include (i) life insurance premiums paid during each respective fiscal year by the Company under employment agreements with John
    J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Daniel R. Milliard in premium payment amounts of $200,000, $10,000, $10,000, $10,000 and $4,500, respectively, on policies owned by the respective named executive officers and (ii) $750 in Company matching contributions for each executive officer under the Company's 401(k) savings plan. The amounts shown above do not include transactions between the Company and certain executive officers or certain entities which are privately owned in whole or in part by the executive officers named in the table. See "Certain Transactions".

  All of the executive officers are eligible to receive bonuses of Class A Common Stock under the Company's Restricted Stock Bonus Plan, as amended, and options to purchase Class A Common Stock under the Stock Option Plan of 1986, as amended, to be awarded or granted at the discretion of the Bonus Committee (as defined therein) and Option Committee (as defined therein), respectively, subject to certain limitations on the number of shares that may be awarded to each executive officer under each of the Plans. No awards were made under either the Restricted Stock Bonus Plan or the Stock Option Plan of 1986 during fiscal 1993.

BOARD OF DIRECTORS COMPENSATION

  Directors who are not also employees of the Company each receive compensation from the Company for services as a director at a rate of $750 plus reimbursement of expenses for each Board and committee meeting attended. Directors who are employees of the Company do not receive any compensation for services as a director or as a member of Board committees.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT

  Each of the named executive officers has an employment agreement with the Company which is automatically renewable each year unless one party gives the other prior notice and which provides among other things for compensation review by the Compensation Committee, the insurance premium payments noted above, and benefits. In addition, under such employment agreements, upon termination of such employment for any reason other than "for cause," each of the executive officers will be entitled to receive severance pay equal to three months of the salary plus the amount of insurance premiums payable under such officer's employment agreement which, as of April 1, 1993, in the aggregate in the case of John J. Rigas would be approximately $189,000.

                              CERTAIN TRANSACTIONS

OLYMPUS MATTERS

  Simultaneously with the Company's initial acquisitions of interests in Olympus on December 19, 1989, a partnership subsidiary of Olympus, Adelphia Cable Partners, L.P. ("ACP") and a corporate subsidiary of ACP, Southeast Florida, Inc. ("SFC"), entered into a $350,000,000 revolving credit agreement with certain banks (the "ACP Credit Facility"). Borrowings under the ACP Credit Facility are non-recource as to the Company and are secured by guarantees of, and a pledge of the equity interests in, ACP and SFC, and also were secured by a guarantee of Highland Video Associates, L.P. ("Highland Video"), a limited partnership whose general partners then were Timothy J. Rigas, Michael J. Rigas, and Dorellenic Cable Partners ("DCP"), a general partnership which is controlled by certain members of the Rigas Family (which general partnership then was also the sole limited partner of Highland Video). In addition, the ACP Credit Facility was secured by a pledge of the partnership interests in Highland Video, whose cash flow was available to Olympus to pay interest on the ACP Credit Facility during the period of the Highland Video guarantee. In connection with the guarantee by Highland Video and the pledge of the partnership interests in Highland Video to support and consummate the ACP Credit Facility, approximately $10,157,000 of senior debt of Highland Video was refinanced through a 15-year term loan from ACP. The guarantee and pledge of Highland Video were to be released under the ACP Credit Facility if certain conditions were met, including the achievement of certain levels of operating performance by ACP and the repayment of the term note to ACP.

  On March 27, 1992, Highland Video entered into a $30,000,000 revolving credit facility with a bank and was released from its guaranty obligations pursuant to the ACP Credit Facility. In consideration for the guarantee, Highland Video was entitled to compensation from Olympus in accordance with an amendment to the limited partnership agreement of Olympus. Pursuant to the amendment, Olympus reimbursed Highland Video in an amount equal to the Highland Video free cash flow (as defined) made available to Olympus for the period December 19, 1989, through the guarantee release date.

  DCP held a .05% voting general partner interest in Olympus until April 29, 1992, on which date such interest was redeemed by Olympus. DCP also holds a limited partner interest (approximately .01%) in ACP. See "Business" and "Management's Discussion and Analysis" for further discussion of the Company's investment in Olympus.

MANAGEMENT SERVICES

  During the three fiscal years in the period ended March 31, 1993 and the six months ended September 30, 1993, the Company provided management services for certain cable television systems not owned by the Company, including Managed Partnerships in which John J. Rigas, Michael J. Rigas,

Timothy J. Rigas, James P. Rigas and Daniel R. Milliard have varied ownership interests. These services included supervision of technical and business operations, accounting, marketing, programming, purchasing, field engineering and other technical and administrative nonfield services. During these periods, the Managed Partnerships paid the Company five to six percent of system revenues for such services. Other fees were charged by the Company to the Managed Partnerships during these periods for goods and services including mark-ups on the Company's volume purchases of equipment, pay programming and other goods and services. In addition, the Managed Partnerships charged the Company for system and corporate costs during these periods. The net fees and expenses charged by the Company to Managed Partnerships amounted to $1,498,000, $1,938,000 and $1,550,000 for fiscal 1991, 1992 and 1993 and $606,000 for the six-month period ended September 30, 1993. The Company believes that these fees were reasonable and comparable to fees charged by other cable system operators for providing similar services.

REAL ESTATE

  The Company leases from Dorellenic the Company's corporate headquarters located in Coudersport, Pennsylvania and other real estate used in connection with the operation of the Company Systems including, among others, the offices of the systems serving suburban Buffalo, New York. The partners of Dorellenic are John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas and Ellen
K. Rigas. The leases are for varying terms and, at present, generally provide for monthly rental payments equal to the fair market value rentals, and are no less favorable than the terms of leases which the Company believes it could obtain from unrelated third parties. The Company pays all operating expenses in connection with the leased property. Real estate rental payments to Dorellenic totalled $604,000, $655,000 and $715,000 for fiscal 1991, 1992 and 1993 and
$340,264 for the six months ended September 30, 1993.

  During fiscal 1987, Dorellenic purchased the real estate used in connection with the Company Systems serving suburban Buffalo, New York directly from the persons who sold such systems to the Company for such sellers' respective net book value for such properties of $639,000. The financing for Dorellenic's purchase of this property was obtained from the Company pursuant to demand notes bearing interest at the Company's cost of funds under a loan agreement, plus 0.25% (10.91% at March 31, September 30, 1993). The loan balance for the suburban Buffalo facility amounted to $639,000 at March 31, 1991, 1992 and 1993 and September 30, 1993, respectively.

  During fiscal 1991, Island Partners, a Pennsylvania general partnership composed of members of the Rigas Family, purchased real estate from third parties used in connection with the Company Systems serving suburban Philadelphia, Pennsylvania. The financing for Island Partners' purchase of this property was obtained from the Company pursuant to demand notes bearing interest at the Company's cost of funds under a loan agreement, plus 0.25% (5.00% at March 31, 1993 and 5.00% at September 30, 1993). The Company leases this property from Island Partners at amounts equal to the interest on the note (plus operating expenses). The loan balance for the suburban Philadelphia facility amounted to $2,584,000, $2,651,000, $2,867,000 and $2,879,000 at March
31, 1991, 1992 and 1993 and September 30, 1993, respectively, of which $67,000, and $216,000 consisted of advances made for improvements and working capital during fiscal 1992 and 1993, respectively.

EQUIPMENT LEASES

  The Company leases certain vehicles, cable and operating and support equipment from a corporation which is wholly owned by members of the Rigas Family, for which it made aggregate lease payments, respectively, of $1,860,000, $954,000 and $644,000 in fiscal 1991, 1992 and 1993 and $307,408 during the six-month period ended September 30, 1993. Of these leases, $2,975,000, $2,380,000, $1,897,000 and $1,717,766 in principal amount is capitalized by the Company for financial reporting purposes at March 31, 1991, 1992 and 1993 at September 30, 1993, respectively. Such lease payments equal the lessor's borrowing costs or lease payments to unrelated third parties for such equipment. The Company also pays all operating costs incurred with respect to such equipment. These lease arrangements are expected to continue; however, the terms of such leases may be revised in the future to reflect fair market value rates, but will be no less favorable than the terms of the leases which the Company believes it could obtain from unrelated third parties.

LOANS TO AND FROM AFFILIATES

  Certain loans to and from the Company by or to affiliates (which do not include Olympus) as of March 31, 1991, 1992 and 1993 and September 30, 1993 are discussed above (see "Certain Transactions--Real Estate"). Other such loans are summarized below. Interest is charged on such other loans to affiliates at rates which ranged from 6.5% to 16.5% for the three years ended March 31, 1993 and the six months ended September 30, 1993. Total interest income on such loans aggregated $531,000, $45,000, $589,000 and $574,000 for fiscal 1991, 1992 and 1993 and the six-month period ended September 30, 1993, respectively.

  Net receivables due from (to) the Managed Partnerships for advances made by the Company for the construction of cable television systems and for working capital purposes, including accrued interest thereon, were $274,000, $411,000, ($4,845,000) and ($4,072,000) at March 31, 1991, 1992 and 1993 and September
30, 1993, respectively. The Company made loans to Managed Partnerships during fiscal 1993 in the amount of $9,305,000 for the purpose of making nonscheduled prepayments of such partnerships' outstanding bank debt, which loans were repaid to the Company in January 1993, and during the six months ended September 30, 1993 in the net amount of $20,000,000 for the purpose of a Managed Partnership acquiring from unrelated parties cable television systems serving Palm Beach County, Florida, of which $15,000,000 was outstanding as of September 30, 1993.

  During the six-month period ended September 30, 1993, the Company made net advances of $14,613,000 to Dorellenic. During fiscal 1993, the Company made net advances of $4,919,000 and repayments of $14,020,000 to Dorellenic. At March 31, 1993 and September 30, 1993, net receivables from Dorellenic (including accrued interest) were $4,919,000 and $19,532,000, respectively. During fiscal 1992 the Company received net advances and repayments from Dorellenic of $15,011,000 which were used by the Company for debt repayment, working capital and general corporate purposes. During fiscal 1991, the Company made net advances to Dorellenic of $73,000. At March 31, 1991 and 1992, net receivables due from (net payables to) Dorellenic were $991,000 and ($14,020,000), respectively. Amounts advanced to Dorellenic during fiscal 1991, 1992 and 1993 and the six-month period ended September 30, 1993, were used primarily for working capital purposes.

   During fiscal 1990 and 1991, the Company loaned an aggregate $255,000 to Daniel R. Milliard and an unaffiliated third party, pursuant to several revolving term and term notes, for capital expenditures and working capital purposes. As of March 31, 1993 and September 30, 1993, the outstanding amount of these loans, which mature in fiscal 1994 and 1995, was $255,000.

  On an end-of-quarter basis, the largest aggregate amount of net outstanding loans and advances receivable from affiliates (directors, officers and five-percent shareholders) or entities they control, including John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Ellen K. Rigas, Daniel R. Milliard, Dorellenic and/or the Managed Partnerships during fiscal 1993 was $15,015,000 at December 31, 1992. Such aggregate net amount was $3,835,000 at March 31, 1993 and $19,233,000 at September 30, 1993.

BUSINESS OPPORTUNITIES

  The Company's executive officers have entered into a Business Opportunity Agreement, dated July 1, 1986 (the "Business Opportunity Agreement"), under which they have agreed not to acquire an interest (except that such persons may, individually for their own account, engage in regular portfolio trading of publicly traded securities of companies in the cable television industry) in any cable television system except: cable television systems which they or their affiliates (excluding the Company) owned, in whole or in part, operated or had agreed to acquire as of July 1, 1986; any expansions of such systems within the same county or an adjacent county (except for systems which are also contiguous to Company-owned systems); and systems which the Company elects not to acquire under its right of first refusal described below and any expansions of such systems within the same county or an adjacent county (except for systems which are also contiguous to Company-owned systems). Otherwise, the executive officers will first offer to the Company the opportunity to acquire or invest in any cable television system or franchise therefor or interest therein that is offered or available to them. If a majority of the Company's Board of Directors, including a majority of the independent directors, rejects such offer, the executive officers may acquire or invest in all of such cable television systems or franchises therefor or interest therein or with others on terms no more favorable to them than those offered to the Company.

   A partnership composed of the executive officers of the Company acquired during May 1992 substantially all of the limited and special limited partnership interests of a Managed Partnership which has systems in Radnor, Pennsylvania. This acquiring partnership also acquired in October 1992 substantially all of the limited partnership interests in another Managed Partnership. These acquisitions were not subject to the Company's right of first refusal because, on July 1, 1986, these systems were owned in part by two of the executive officers as general partners of this Managed Partnership. In addition, the Company elected not to exercise its right of first refusal with respect to the acquisition of the Cooke Systems in fiscal 1992 and cable systems in Palm Beach County, Florida in June 1993, all of which were acquired by Managed Partnerships. The Company provides management services to these systems pursuant to a consulting agreement. The Company's executive officers may from time to time evaluate and, subject to the Company's rights under the Business Opportunity Agreement and covenants in the Company's loan agreements and indentures, may acquire cable television systems or interests therein for their own accounts separately or along with the Company and/or other joint venture parties.

  Except for the limitations on the ownership of cable television systems as described herein, the executive officers of Adelphia and their affiliates are not subject to limitations with respect to their other business activities and may engage in other businesses related to cable television or other telecommunications media. The executive officers will devote as much of their time to the business of the Company as is reasonably required to fulfill the duties of their offices.

  In the event that any executive officer (or his affiliate) decides to offer for sale (other than to another executive officer or his or another executive officer's family member, trust or family controlled entity) for his account, his ownership interest in any cable television system or franchise, he or it will (subject to the rights of third parties existing at such time) first offer such interests to the Company. Such selling person or entity has a unilateral option to elect to require that, if the Company accepts such offer, up to one half of the consideration for his or its interest would consist of shares of Class B Common Stock, which shares will be valued at the prevailing market price of the Class A Common Stock, and the remainder would consist of shares of Class A Common Stock and/or cash. If a majority of the Company's independent directors rejects such offer, the executive officer (or his affiliate) may sell such interest to third parties on terms no more favorable to such third parties than those offered to the Company.

REGISTRATION RIGHTS

  Pursuant to a Registration Rights Agreement, as amended, between the Company and virtually all holders of Class B Common Stock, John J. Rigas has the right, subject to certain limitations, to require the Company to register shares of the Company's Common Stock owned by him for sale to the public and pay the expenses (except for Mr. Rigas' counsel fees) of such registration on five occasions selected by him (subject to certain limitations intended to prevent undue interference with the Company's ability to distribute its securities) during a fourteen-year period which began in December 1986. The other holders of Class B Common Stock have the right to participate, at the option of John J. Rigas, as selling stockholders in any such registration initiated by John J. Rigas. The holders of Class B Common Stock also have unlimited rights to participate as selling stockholders in any registered public offering initiated by the Company and require the Company to pay their expenses (except counsel fees). Such rights of participation are subject to limitation at the discretion of the managing underwriter of such offering.

  Adelphia entered into an agreement with the Rigas Family pursuant to which certain members of the Rigas Family purchased from Adelphia 750,000 shares of Class A Common Stock, at the same price offered to the public ($15.00 per share), in Adelphia's public offering of Class A Common Stock completed on May 14, 1992. No underwriting discount or commission was paid by the Company on the sale of these shares.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth, based on information available to the Company as of October 15, 1993, certain information with respect to the beneficial ownership of Class A Common Stock and Class B Common Stock by each director, all officers and directors of Adelphia as a group, and each person known to Adelphia to own beneficially more than 5% of such Common Stock. Unless otherwise noted, the individuals have sole voting and investment power. The business address of each such person named below, unless otherwise noted, is 5 West Third Street, Coudersport, Pennsylvania 16915.

                                                   PERCENT               PERCENT
                                  SHARES OF          OF    SHARES OF       OF
                                   CLASS A         CLASS A  CLASS B      CLASS B
                                    COMMON         COMMON    COMMON      COMMON
NAME AND ADDRESSES                  STOCK           STOCK    STOCK        STOCK
- ------------------                ----------       ------- ----------    -------
John J. Rigas...................     (a)             (b)    5,883,004(c)  53.8%
Michael J. Rigas................     (a)             (b)    1,915,970(c)  17.5%
Timothy J. Rigas................     (a)             (b)    1,915,970(c)  17.5%
James P. Rigas..................     (a)             (b)    1,151,634(c)  10.5%
Daniel R. Milliard..............       1,000(d)      (e)            0       --
Perry S. Patterson..............       1,250         (e)            0       --
Pete J. Metros..................         100         (e)            0       --
All officers and directors as a
 group
 (eleven persons)...............  11,521,931(a)(c)   (b)   10,572,731(c)  96.6%
Ionian Communications, L.P......     940,000(f)     21.5%          --       --
 5 West Third Street
 Coudersport, Pennsylvania 16915
Sandler Associates..............     390,600(g)      8.9%          --       --
 1114 Avenue of the Americas
 New York, New York 10036
Sandler Capital Management......     134,212(g)      3.1%          --       --
 1114 Avenue of the Americas
 New York, New York 10036
GeoCapital Corporation..........     579,500(h)     13.3%          --       --
 655 Madison Avenue
 New York, New York 10021
The Capital Group, Inc..........     350,000(i)      5.8%          --       --
 333 South Hope Street
 Los Angeles, California 90071

- --------
(a) The holders of Class B Common Stock are deemed to be beneficial owners of an equal number of shares of Class A Common Stock because Class B Common Stock is convertible into Class A Common Stock on a one-to-one basis. In addition, the following persons own or have the power to direct the voting of shares of Class A Common Stock in the following amounts: John J. Rigas, 369,400 shares--9,300 shares directly and 360,100 shares through Ionian Communications, L.P. ("Ionian"); Michael J. Rigas, 193,500 shares--200 shares directly and 193,300 shares through Ionian; Timothy J. Rigas, 193,500 shares--200 shares directly and 193,300 shares through Ionian; James P. Rigas, 193,300 shares indirectly through Ionian. See also note (f) below. John J. Rigas shares voting power with his spouse with respect to 106,300 of such shares held through Ionian.

(b) After giving effect to the conversion solely by each individual holder of all of his Class B Common Stock into Class A Common Stock and including all shares of Class A Common Stock currently held by such individual holder or over which such individual holder has voting power as disclosed in note (a) above, the percent of Class A Common Stock owned by John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas, and by all officers and directors as a group (eleven persons), would be 61.0%, 33.5%, 33.5%, 24.3% and 77.1%, respectively.

(c) The amounts shown include 97,949 of the same shares which are owned of record by Dorellenic, and such shares are only included once for "All officers and directors as a group." The named Rigas individuals and another family member have shared voting and investment power with respect to these shares.

(d) Daniel R. Milliard shares voting and investment power with his spouse with respect to these shares.

(e) Less than 1%.

(f) Ionian and Iliad Holdings, Inc., Ionian's general partner, are affiliates of John J. Rigas, Michael J. Rigas, Timothy J. Rigas and James P. Rigas. Through irrevocable proxies, each of the above-named individuals shares with Ionian the power to vote or direct the vote of such number of shares of Class A Common Stock held by Ionian as is specified in note (a) above. In addition, through agreements with Ionian, John J. Rigas (individually and jointly with his spouse), Michael J. Rigas, Timothy J. Rigas and James
    P. Rigas collectively share with Ionian the power to dispose of all 940,000 shares of Class A Common Stock held by Ionian.

(g) According to a Schedule 13D, as amended, Mr. Harvey Sandler, Mr. Barry Lewis and Mr. John Kornreich as general partners of both Sandler Associates and Sandler Capital Management, respectively, share voting and dispositive power with respect to these shares. J. K. Media, of which Mr. Kornreich is sole general partner, additionally reports ownership of 31,500 shares not included in these shares, over which Mr. Kornreich has voting and dispositive power. Sandler Associates, Sandler Capital Management and J.K. Media each disclaim membership in a group with respect to these shares.

(h) According to a Schedule 13G, the named entity has sole investment power with respect to such shares while its clients, none of whom has an interest in excess of 5% of the outstanding shares of Class A Common Stock, retain voting power with respect to such shares. Irwin Lieber, a principal stockholder of the named entity, reports voting and dispositive power over an additional 3,500 shares not included in these shares. Jonathan and Seth Lieber, employees of the named entity, report ownership of 800 and 900 shares, respectively, over which they have sole respective voting and dispositive power. Each of such individuals disclaims beneficial ownership of the shares held by GeoCapital Corporation.

(i) According to a Schedule 13G, the named entity has sole dispositive power with respect to such shares as of December 31, 1992 through its operating subsidiary, Capital Research and Management Company, a registered investment advisor. Neither entity has any voting power over such shares and each entity disclaims beneficial ownership of the shares.

  John J. Rigas, Michael J. Rigas, Timothy J. Rigas, James P. Rigas, Ellen K. Rigas, Daniel R. Milliard, Dorellenic and the Company have entered into a Class B Stockholders Agreement providing that such stockholders shall vote their shares of Common Stock for the election of directors designated by a majority of voting power (as defined in the Agreement) of the shares of Common Stock held by them. The Class B Stockholders Agreement also provides that, in the absence of the consent of the holders of a majority of the voting power of the shares of Common Stock owned by the parties to the Agreement, (i) none of the stockholder parties may sell, assign or transfer all or any part of their shares of Common Stock in a public sale (as defined in the Agreement) without first offering the shares to the other parties to the Agreement and (ii) no stockholder party may accept a bona fide offer from a third party to purchase shares of such stockholder without first offering the shares to the Company and then to the other parties to the Class B Stockholders Agreement. In addition, each party has certain rights to acquire the shares of Common Stock of the others under certain conditions. John
J. Rigas has also entered into a Stock Purchase Agreement with the other holder of Class B Common Stock who is not a party to the Class B Stockholders Agreement which gives John J. Rigas certain rights to acquire the shares of Common Stock of such stockholder under certain conditions.

                          DESCRIPTION OF CAPITAL STOCK

  The following description of the capital stock of Adelphia and certain provisions of Adelphia's Certificate of Incorporation and Bylaws is a summary and is qualified in its entirety by Adelphia's Certificate of Incorporation and Bylaws, which documents are incorporated herein by reference.

  Adelphia's authorized capital stock consists of 50,000,000 shares of Class A Common Stock, par value $.01 per share, 25,000,000 shares of Class B Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

  Dividends. Holders of Class A Common Stock and Class B Common Stock are entitled to receive such dividends as may be declared by Adelphia's Board of Directors out of funds legally available for such purpose, but only after payment of dividends required to be paid on outstanding shares of any other class or series of stock having preference over Common Stock as to dividends. No dividend may be declared or paid in cash or property on either class of Common Stock, however, unless simultaneously a dividend is paid on the other class of Common Stock as follows. In the event a cash dividend is paid, the holders of Class A Common Stock will be paid a cash dividend per share equal to 105% of the amount payable per share of Class B Common Stock. In the event of a property dividend, holders of each class of Common Stock are entitled to receive the same value per share of Common Stock outstanding. In the case of any stock dividend, holders of Class A Common Stock are entitled to receive the same percentage dividend (payable in Class A Common Stock) as the holders of Class B Common Stock receive (payable in Class B Common Stock). Adelphia is limited in its ability to pay cash dividends on Common Stock under its outstanding long-term loan agreements. See Note 4 to the Adelphia Communications Corporation Consolidated Financial Statements.

  Voting Rights. Holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (i) for the election of directors and (ii) as otherwise provided by law. In the annual election of directors, the holders of Class A Common Stock, voting as a separate class, are entitled to elect one of Adelphia's directors. The holders of Class A Common Stock and Class B Common Stock, voting as a single class with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, are entitled to elect the remaining directors. Consequently, holders of Class B Stock have sufficient voting power to elect the remaining six members of the seven-member Board of Directors. Holders of Class A Common Stock and Class B Common Stock are not entitled to cumulate votes in the election of directors. Under Delaware law and Adelphia's Certificate of Incorporation, the affirmative vote of a majority of the outstanding shares of Class A Common Stock is required to approve, among other matters, a change in the powers, preferences or special rights of the shares of Class A Common Stock so as to affect them adversely, but is not required to approve an increase or decrease in the number of authorized shares of Class A Common Stock.

  Liquidation Rights. Upon liquidation, dissolution or winding up of Adelphia, any distributions to holders of any class of Common Stock would only be made after payment in full of creditors and provision for the preference of any other class or series of stock having a preference over the Common Stock upon liquidation, dissolution or winding up that may then be outstanding. Thereafter, the holders of Class A Common Stock are entitled to a preference of $1.00 per share. After such amount is paid, holders of the Class B are entitled to receive $1.00 per share. Any remaining amount would then be shared ratably by both classes.

  Other Provisions. Each share of Class B Common Stock is convertible at the option of its holder into one share of Class A Common Stock at any time. The holders of Class A Common Stock and Class B Common Stock are not entitled to preemptive or subscription rights. Neither the Class A Common Stock nor the Class B Common Stock may be subdivided, consolidated, reclassified or otherwise changed unless concurrently the other class of Common Stock is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

PREFERRED STOCK

  The 5,000,000 shares of authorized and unissued preferred stock may be issued with such designations, powers, preferences and other rights and qualifications, limitations and restrictions thereof as Adelphia's Board of Directors may authorize without further action by Adelphia's stockholders, including but not limited to: (i) the distinctive designation of each series and the number of shares that will constitute such series; (ii) the voting rights, if any, of shares of such series; (iii) the dividend rate on the shares of such series, any restriction, limitation or condition upon the payment of such dividends, whether dividends shall be cumulative and the dates on which dividends are payable; (iv) the prices at which, and the terms and conditions on which, the shares of such series may be redeemed, if such shares are redeemable; (v) the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of such series; (vi) any preferential amount payable upon shares of such series in the event of the liquidation, dissolution or winding up of Adelphia or the distribution of its assets; and (vii) the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible. The rights of holders of shares of Common Stock as described above will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. The Board of Directors currently does not contemplate the issuance of any Preferred Stock, however, and is not aware of any pending or proposed transactions that would be affected by such issuance.

TRANSFER AGENT

  The Transfer Agent and Registrar for the Class A Common Stock is American Stock Transfer & Trust Company.

                                  UNDERWRITING

CLASS A COMMON STOCK

  Under the terms and conditions contained in an Underwriting Agreement relating to the Class A Common Stock (the "Underwriting Agreement"), Salomon Brothers Inc (the "Underwriter") has agreed to purchase from the Company, and the Company has agreed to sell to the Underwriter, 3,000,000 shares of Class A Common Stock being offered in the Stock Offering.

  The Underwriting Agreement provides that the obligation of the Underwriter to purchase the Class A Common Stock is subject to the approval of certain legal matters and to various other conditions. The Underwriter is committed to purchase all of such 3,000,000 shares of Class A Common Stock offered if any of such shares are purchased. The Underwriter will not receive any discounts or commissions on the sale by Adelphia to the Rigas Family of any of the shares of Class A Common Stock offered hereby.

  The Underwriter has advised the Company that the Underwriter proposes to offer the Class A Common Stock to the public at the initial public offering price shown on the cover page of this Prospectus and to certain securities dealers at such price less a concession of not more than $.51 per share. The Underwriter may allow, and such dealers may reallow, concessions of not more than $.10 per share to certain other dealers. After the public offering, the public offering price and other selling terms may be changed.

  Adelphia has granted to the Underwriter an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 300,000 additional shares of Class A Common Stock solely to cover any over-allotments of the shares offered.

  Adelphia has agreed to indemnify the Underwriter against certain liabilities which may be incurred in connection with the offering, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments the Underwriter may be required to make in respect of such liabilities.

  Adelphia has agreed that for a period of 120 days following the date of this Prospectus it will not, except with the prior written consent of the Underwriter, offer, sell or otherwise dispose of any shares of Class A Common Stock (other than upon the exercise of the Underwriter's over-allotment option, pursuant to certain private transactions, pursuant to the exercise of the Company's stock options or pursuant to margin arrangements) or sell or grant options, rights or warrants (other than pursuant to Adelphia's Stock Option Plan of 1986, pursuant to certain private transactions or pursuant to margin arrangements) with respect to any shares of Class A Common Stock.

  The Underwriter has advised the Company that an institutional investor has indicated to the Underwriter an interest in purchasing 980,000 shares of Class A Common Stock in the Stock Offering. The Underwriter further advised the Company that the institutional investor indicated that it would not offer, sell or contract to sell, directly or indirectly, any such shares for a period of 180 days from the date of its purchase of such shares.

  The Underwriter has, from time to time, provided investment banking services to the Company.

MARGIN AND PLEDGE ARRANGEMENTS

  Adelphia has entered into an agreement with the Rigas Family pursuant to which 5,832,604 shares of Class A Common Stock (the "Rigas Shares") of the 8,832,604 shares offered hereby will be offered and sold by Adelphia directly to SHHH and Highland Holdings, partnerships controlled by individual members of the Rigas Family which in turn control the Managed Systems. It is expected that the Rigas Shares in turn will be pledged by the Rigas Family (the "Pledged Shares") to Salomon Brothers Inc (the "Pledgee") as security for margin loans to be made at or subsequent to the closing of the Stock Offering. The pledge and loan agreements relating to such margin loans are expected to impose certain requirements as to the value of the Class A Common Stock pledged as collateral for such loans.

  It is expected that, pursuant to such pledge and margin loan arrangements, under certain conditions, including the failure to maintain any required collateral value, the Pledgee will have, among other options, the right to cause applicable Pledged Shares to be sold, with the proceeds of such sale to be used to repay the amounts outstanding under any such loans. Adelphia will maintain an effective shelf registration statement covering the potential resale of any such Pledged Shares for the account of the applicable Rigas Family members for so long as such loans are outstanding. In the event of such resale, such Pledged Shares would be offered pursuant to a form of prospectus, included in the registration statement of which this Prospectus is a part, covering secondary offers and sales of Pledged Shares.

                                 LEGAL MATTERS

  The legality of the Class A Common Stock offered hereby will be passed upon for the Company by Buchanan Ingersoll Professional Corporation, Pittsburgh, Pennsylvania. Certain legal matters will be passed upon for the Underwriter by Cleary, Gottlieb, Steen & Hamilton, New York, New York. Certain legal matters with respect to regulation and legislation concerning the cable television industry will be passed upon for the Company by Fleischman and Walsh, Washington, D.C.

                                    EXPERTS

  The consolidated financial statements of the Company and its subsidiaries as of March 31, 1992 and 1993, and for each of the three years in the period ended March 31, 1993, and the consolidated financial statements of Olympus Communications, L.P. and its subsidiaries as of December 31, 1991 and 1992, and for each of the three years in the period ended December 31, 1992 included in and incorporated by reference in this Prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their reports which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            PAGE
                                                                            ----
ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES
Independent Auditors' Report..............................................   F-2

Consolidated Balance Sheets, March 31, 1992 and 1993, and September 30,
 1993 (unaudited).........................................................   F-3

Consolidated Statements of Operations, Years Ended March 31, 1991, 1992
 and 1993, and Six Months Ended September 30, 1992 and 1993 (unaudited)...   F-4

Consolidated Statements of Stockholders' Equity (Deficiency), Years Ended
 March 31, 1991, 1992 and 1993, and Six Months Ended September 30, 1993
 (unaudited)..............................................................   F-5

Consolidated Statements of Cash Flows, Years Ended March 31, 1991, 1992
 and 1993, and Six Months Ended September 30, 1992 and 1993 (unaudited)...   F-6

Notes to Consolidated Financial Statements................................   F-7

OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES
Independent Auditors' Report..............................................  F-19

Consolidated Balance Sheets, December 31, 1991 and 1992 and September 30,
 1993 (unaudited).........................................................  F-20

Consolidated Statements of Operations, Years Ended December 31, 1990,
 1991, and 1992, and Nine Months Ended September 30, 1992 and 1993
 (unaudited) .............................................................  F-21

Consolidated Statements of General Partners' Equity (Deficiency), Years
 Ended December 31, 1990, 1991 and 1992, and Nine Months Ended
 September 30, 1993 (unaudited)...........................................  F-22

Consolidated Statements of Cash Flows, Years Ended December 31, 1990, 1991
 and 1992, and Nine Months Ended September 30, 1992 and 1993 (unaudited)..  F-23

Notes to Consolidated Financial Statements................................  F-24

                          INDEPENDENT AUDITORS' REPORT

Adelphia Communications Corporation:

  We have audited the accompanying consolidated balance sheets of Adelphia Communications Corporation and its subsidiaries as of March 31, 1992 and 1993, and the related consolidated statements of operations, stockholders' equity (deficiency), and cash flows for each of the three years in the period ended March 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Adelphia Communications Corporation and its subsidiaries at March 31, 1992 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 1993 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE

Pittsburgh, Pennsylvania
June 25, 1993

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                            (DOLLARS IN THOUSANDS)

                                             MARCH 31,
                                       -----------------------------  SEPTEMBER 30,
                                                     1992    1993         1993
                                       -----------------------------  -------------
                                                                       (UNAUDITED)
ASSETS:
Cable television systems, at cost,
 net of accumulated depreciation
 and amortization:
  Property, plant and equipment--net.  $   371,357        $  398,859   $   408,330
  Intangible assets--net.............      449,993           439,599       426,694
                                       -----------        ----------   -----------
    Total............................      821,350           838,458       835,024
Cash and cash equivalents............       11,173            38,671        22,564
Investments..........................          478            15,467        20,370
Note receivable from Managed System..           --                --        15,000
Subscriber receivables...............       14,945            17,541        22,431
Prepaid expenses and other assets--
 net.................................       22,937            27,929        29,018
Related party investments and receiv-
 ables--net..........................       54,908            11,527         4,978
                                       -----------        ----------   -----------
    Total............................  $   925,791        $  949,593   $   949,385
                                       ===========        ==========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY):
Notes payable of subsidiaries to
 banks and institutions..............  $ 1,192,967        $  962,900   $   896,475
16 1/2% Senior Discount Notes due
 1999................................      250,000                --            --
12 1/2% Senior Notes due 2002........           --           400,000       400,000
11 7/8% Senior Debentures due 2004
 (face value $125,000)...............           --           124,416       124,429
9 7/8% Senior Debentures due 2005
 (face value $130,000)...............           --           127,781       127,830
13% Senior Subordinated Notes due
 1996 (face value $100,000)..........       99,181            99,329        99,410
10 1/4% Senior Notes due 2000 (face
 value $110,000).....................           --                --       108,698
Other debt...........................       12,122            16,673        19,708
Accounts payable.....................       31,005            21,105        20,102
Subscriber advance payments and de-
 posits..............................       13,917            14,140        12,108
Accrued interest and other liabili-
 ties................................       40,143            51,863        56,866
Deferred income taxes................           --                --        91,137
                                       -----------        ----------   -----------
    Total............................    1,639,335         1,818,207     1,956,763
                                       -----------        ----------   -----------
Commitments and Contingencies (Note
 4)
Stockholders' equity (deficiency):
  Class A Common Stock, $.01 par
   value 50,000,000 shares
   authorized, 2,875,000 and
   4,375,000 shares issued
   and outstanding, respectively.....           29                44            44
  Class B Common Stock, $.01 par
   value 25,000,000 shares
   authorized, 10,944,476 shares
   issued and outstanding............          109               109           109
  Paid-in capital....................       38,402            60,112        60,112
  Accumulated deficit................     (752,084)         (928,879)   (1,067,643)
                                       -----------        ----------   -----------
Stockholders' equity (deficiency)....     (713,544)         (868,614)   (1,007,378)
                                       -----------        ----------   -----------
    Total............................  $   925,791        $  949,593   $   949,385
                                       ===========        ==========   ===========

                See notes to consolidated financial statements.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS (DOLLARS IN THOUSANDS, EXCEPT PER SHARE
                                    AMOUNTS)

                                                                   SIX MONTHS ENDED
                                YEAR ENDED MARCH 31,                 SEPTEMBER 30,
                         -------------------------------------  ------------------------
                            1991         1992         1993         1992         1993
                         -----------  -----------  -----------  -----------  -----------
                                                                      (UNAUDITED)
Revenues................ $   248,586  $   273,630  $   305,222  $   148,578  $   159,620
                         -----------  -----------  -----------  -----------  -----------
Operating expenses:
 Direct operating and
  programming...........      66,007       74,787       82,377       39,791       44,695
 Selling, general and
  administrative........      41,421       44,427       49,468       23,645       25,394
 Depreciation and amor-
  tization..............      79,427       84,817       90,406       44,809       45,316
                         -----------  -----------  -----------  -----------  -----------
  Total.................     186,855      204,031      222,251      108,245      115,405
                         -----------  -----------  -----------  -----------  -----------
Operating income........      61,731       69,599       82,971       40,333       44,215
                         -----------  -----------  -----------  -----------  -----------
Other income (expense):
 Interest income from
  affiliates............       1,596        3,085        5,216        2,628        2,490
 Other income...........       1,750          968        1,447          632          283
 Priority investment in-
  come..................      19,175       22,300       22,300       11,150       11,150
 Interest expense.......    (163,637)    (164,839)    (164,859)     (77,485)     (90,131)
 Equity in net loss of
  Olympus joint
  venture before cumula-
  tive effect of change
  in accounting princi-
  ple...................     (61,975)     (52,718)     (46,841)     (34,490)     (15,321)
                         -----------  -----------  -----------  -----------  -----------
  Total.................    (203,091)    (191,204)    (182,737)     (97,565)     (91,529)
                         -----------  -----------  -----------  -----------  -----------
Loss before income tax-
 es, extraordinary
 loss and cumulative ef-
 fect of change in
 accounting principle...    (141,360)    (121,605)     (99,766)     (57,232)     (47,314)
Income tax expense......          --           --       (3,143)          --       (1,790)
                         -----------  -----------  -----------  -----------  -----------
Loss before extraordi-
 nary loss and
 cumulative effect of
 change in
 accounting principle...    (141,360)    (121,605)    (102,909)     (57,232)     (49,104)
Extraordinary loss on
 early retirement
 of debt................          --           --      (14,386)     (14,386)          --
Cumulative effect of
 change in
 accounting for income
 taxes..................          --           --           --           --      (89,660)
Cumulative effect of
 change in accounting
 for income taxes--Olym-
 pus....................          --           --      (59,500)          --           --
                         -----------  -----------  -----------  -----------  -----------
Net loss................ $  (141,360) $  (121,605) $  (176,795) $   (71,618) $  (138,764)
                         ===========  ===========  ===========  ===========  ===========
Loss per weighted aver-
 age share of
 common stock before ex-
 traordinary
 loss and cumulative
 effect of change
 in accounting princi-
 ple.................... $    (10.23) $     (8.80) $     (6.80) $     (3.82) $     (3.21)
Extraordinary loss......          --           --         (.95)        (.97)          --
Cumulative effect of
 change in accounting
 for income taxes.......          --           --           --           --        (5.85)
Cumulative effect of
 change in accounting
 for income taxes--Olym-
 pus....................          --           --        (3.93)          --           --
                         -----------  -----------  -----------  -----------  -----------
Net loss per weighted
 average share of
 common stock........... $    (10.23) $     (8.80) $    (11.68) $     (4.79) $     (9.06)
                         ===========  ===========  ===========  ===========  ===========
Weighted average share
 of common stock
 outstanding............  13,819,476   13,819,476   15,138,654   14,967,017   15,319,476
                         ===========  ===========  ===========  ===========  ===========

                See notes to consolidated financial statements.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)
                            (DOLLARS IN THOUSANDS)

                             CLASS A CLASS B                      STOCKHOLDERS'
                             COMMON  COMMON  PAID-IN ACCUMULATED     EQUITY
                              STOCK   STOCK  CAPITAL   DEFICIT    (DEFICIENCY)
                             ------- ------- ------- -----------  -------------
Balance, March 31, 1990.....   $29    $109   $38,402 $  (489,119)  $  (450,579)
Net loss....................                            (141,360)     (141,360)
                               ---    ----   ------- -----------   -----------
Balance, March 31, 1991.....    29     109    38,402    (630,479)     (591,939)
Net loss....................                            (121,605)     (121,605)
                               ---    ----   ------- -----------   -----------
Balance, March 31, 1992.....    29     109    38,402    (752,084)     (713,544)
Issuance of Class A Common
 Stock......................    15      --    21,710          --        21,725
Net loss....................                            (176,795)     (176,795)
                               ---    ----   ------- -----------   -----------
Balance, March 31, 1993.....    44     109    60,112    (928,879)     (868,614)
Net loss (unaudited)........                            (138,764)     (138,764)
                               ---    ----   ------- -----------   -----------
Balance, September 30, 1993
 (unaudited)................   $44    $109   $60,112 $(1,067,643)  $(1,007,378)
                               ===    ====   ======= ===========   ===========


                See notes to consolidated financial statements.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CASH FLOWS (DOLLARS IN THOUSANDS)

                                                             SIX MONTHS ENDED
                               YEAR ENDED MARCH 31,            SEPTEMBER 30,
                          --------------------------------  --------------------
                            1991       1992        1993       1992       1993
                          ---------  ---------  ----------  ---------  ---------
                                                                (UNAUDITED)
Cash flows from operat-
 ing activities:
  Net loss..............  $(141,360) $(121,605) $ (176,795) $ (71,618) $(138,764)
Adjustments to reconcile
 net loss to net cash
 provided by operating
 activities:
  Depreciation..........     48,739     51,224      54,129     26,856     28,068
  Amortization..........     30,688     33,593      36,277     17,953     17,248
  Accretion of original
 issue discount.........     31,612     35,602         164         72        166
  Equity in net loss of
 Olympus................     61,975     52,718      46,841     34,490     15,321
  Extraordinary loss on
 early retirement of
 debt...................         --         --      14,386     14,386         --
  Cumulative effect of
     Olympus change in
     accounting
     principle..........         --         --      59,500         --         --
  Cumulative effect of
     change in account-
     ing
     principle..........         --         --          --         --     89,660
  Increase in deferred
 taxes..................         --         --          --         --      1,477
  Changes in operating
 assets and liabilities:
   Subscriber receiv-
 ables..................     (1,576)    (2,557)     (2,596)    (1,824)    (4,890)
   Prepaid expenses and
 other assets...........     (8,207)    (5,693)     (4,883)    (8,643)    (3,665)
   Accounts payable.....      8,439      1,845      (9,900)    (1,099)    (1,003)
   Subscriber advance
 payments and deposits..     (4,709)       308         223        (28)    (2,032)
   Accrued interest and
 other liabilities......      6,198      4,038      11,720     16,075      5,003
                          ---------  ---------  ----------  ---------  ---------
Net cash provided by op-
 erating activities.....     31,799     49,473      29,066     26,620      6,589
                          ---------  ---------  ----------  ---------  ---------
Cash flows used for in-
 vestment activities:
  Cable television sys-
 tems acquired..........         --         --     (14,501)   (14,501)        --
  Expenditures for prop-
     erty, plant and
     equipment..........    (76,461)   (51,458)    (62,069)   (31,448)   (31,134)
  Expenditures for sup-
 port equipment.........     (1,390)    (1,350)     (8,906)        --        (19)
  Amounts advanced to
     Managed Systems for
     notes receivable...         --         --          --     (9,305)   (15,000)
  Amounts invested in
     and advanced to
     Olympus and related
     parties--net.......    (54,765)   (23,853)    (62,960)   (53,879)    (8,772)
  Investments in other
 joint ventures.........         --         --     (14,989)   (13,000)    (4,903)
                          ---------  ---------  ----------  ---------  ---------
Net cash used for in-
 vestment activities....   (132,616)   (76,661)   (163,425)  (122,133)   (59,828)
                          ---------  ---------  ----------  ---------  ---------
Cash flows from financ-
 ing activities:
  Proceeds from debt....    364,608    178,391   1,277,847    908,404    206,238
  Repayments of debt....   (256,525)  (155,750) (1,109,924)  (792,364)  (167,339)
  Costs associated with
 debt financing.........     (3,961)    (2,872)    (17,791)   (14,879)    (1,767)
  Redemption premium on
     early retirement of
     debt...............         --         --     (10,000)   (10,000)        --
  Issuance of Class A
 Common Stock...........         --         --      21,725     21,725         --
                          ---------  ---------  ----------  ---------  ---------
Net cash provided by fi-
 nancing activities.....    104,122     19,769     161,857    112,886     37,132
                          ---------  ---------  ----------  ---------  ---------
Increase (decrease) in
 cash and cash equiva-
 lents..................      3,305     (7,419)     27,498     17,373    (16,107)
Cash and cash equiva-
 lents, beginning of pe-
 riod...................     15,287     18,592      11,173     11,173     38,671
                          ---------  ---------  ----------  ---------  ---------
Cash and cash equiva-
 lents, end of period...  $  18,592  $  11,173  $   38,671  $  28,546  $  22,564
                          =========  =========  ==========  =========  =========
Supplemental disclosure
 of cash flow activity--
  Cash payments for in-
 terest.................  $ 125,401  $ 133,746  $  151,653  $  64,272  $  86,187
                          =========  =========  ==========  =========  =========

                See notes to consolidated financial statements.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (INFORMATION AS TO THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)
1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 The Company and Basis for Consolidation

  Adelphia Communications Corporation and subsidiaries ("ACC") primarily owns, operates and manages cable television systems. ACC's operations consist primarily of selling video programming which is distributed to subscribers for a monthly fee through a network of fiber optic and coaxial cables. These services are offered in their respective franchise areas under the name Adelphia Cable Communications.

  The consolidated financial statements include the accounts of ACC and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

 Investment in Olympus Joint Venture Partnership

  The investment in the Olympus joint venture partnership, comprising both limited and general partner interests, represents a 50% voting interest in Olympus Communications, L.P. ("Olympus") and is being accounted for using the equity method. Under this method, ACC's investment, initially recorded at the historical cost of contributed property, is adjusted for subsequent capital contributions and its share of the losses of the partnership as well as its share of the accretion requirements of the partnership's redeemable partnership interests. The Limited Partner interest represents a redeemable preferred interest ("PLP Interests") entitled to a 16.5% return. The PLP interests are nonvoting, senior to claims of other partner interests, and are to be repaid by 2004. Olympus is not required to pay the entire 16.5% return currently and PLP Interests are recognized as income when received. Correspondingly, equity in net loss of Olympus excludes unpaid priority return.

 Subscriber Revenues

  Subscriber revenues are recorded in the month the service is provided.

 Subscriber Receivables

  An allowance for doubtful accounts of $1,964,000, $2,016,000, and $2,488,000 has been recorded as a reduction of subscriber receivables at March 31, 1992 and 1993, and September 30, 1993, respectively.

 Property, Plant and Equipment

  Property, plant and equipment are comprised of the following (dollars in thousands):

                                                  MARCH 31,
                                             --------------------  SEPTEMBER 30,
                                               1992       1993         1993
                                             ---------  ---------  -------------
                                                                    (UNAUDITED)
   Operating plant and equipment............ $ 564,351  $ 633,110    $ 670,252
   Real estate and improvements.............    24,544     28,493       28,867
   Support equipment........................    15,138     24,044       24,062
                                             ---------  ---------    ---------
                                               604,033    685,647      723,181
   Accumulated depreciation.................  (232,676)  (286,788)    (314,851)
                                             ---------  ---------    ---------
                                             $ 371,357  $ 398,859    $ 408,330
                                             =========  =========    =========

  Depreciation is computed on the straight-line method using estimated useful lives of 5 to 12 years for operating plant and equipment and 3 to 20 years for support equipment and buildings. Additions to property,

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 (INFORMATION AS TO THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1992 AND 1993 IS
                                UNAUDITED)
1. THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

plant and equipment are recorded at cost which includes amounts for material, applicable labor and overhead, and interest. Capitalized interest amounted to $2,992,000, $1,498,000 and $1,009,000 for the years ended March 31, 1991, 1992 and 1993, respectively.

 Intangible Assets

  Intangible assets, net of accumulated amortization, are comprised of the following (dollars in thousands):

                                                     MARCH 31,
                                                 ----------------- SEPTEMBER 30,
                                                   1992     1993       1993
                                                 -------- -------- -------------
                                                                    (UNAUDITED)
   Purchased franchises......................... $380,469 $379,337   $368,797
   Purchased subscriber lists...................   16,670   10,512      7,438
   Goodwill.....................................   42,224   42,184     45,354
   Non-compete agreements.......................   10,630    7,566      5,105
                                                 -------- --------   --------
                                                 $449,993 $439,599   $426,694
                                                 ======== ========   ========

  A portion of the aggregate purchase price of cable television systems acquired has been allocated to purchased franchises, purchased subscriber lists, non-compete agreements and goodwill. Purchased franchises and goodwill are amortized on the straight-line method over 40 years. Purchased subscriber lists are amortized on the straight-line method over periods which range from 5 to 10 years. Non-compete agreements are amortized on the straight line method over their contractual lives which range from 4 to 12 years. Accumulated amortization of intangible assets amounted to $237,762,000, $262,799,000 and $269,045,000 at March 31, 1992 and 1993 and September 30, 1993, respectively.

 Amortization of Other Assets and Debt Discounts

  Deferred debt financing costs, included in other assets, and debt discounts, a reduction of the carrying amount of the debt, are amortized using the interest method over the term of the related debt. The unamortized amounts included in other assets were $13,087,000 and $22,484,000 at March 31, 1992 and 1993, respectively.

 Cash and Cash Equivalents

  ACC considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Noncash Financing and Investment Activities (dollars in thousands):

                                     YEAR ENDED MARCH 31,
                                     --------------------      SEPTEMBER 30,
                                      1991   1992   1993        1993
                                     ------  ------  ------    -----------
                                                              (UNAUDITED)
   Forgiveness of a capital lease
    receivable from a joint
    venture partnership in exchange
    for equity interests............ $1,905      --      --          --
   Capital leases...................     --  $1,002  $8,742        $6,386

 Reclassification

  Certain amounts in 1992 and 1991 have been reclassified for comparability with the 1993 presentation.

 Unaudited Interim Information

  In the opinion of management, the accompanying unaudited financial statements contain all adjustments which are of a normal recurring nature, necessary to present fairly the financial positions of ACC as of September 30, 1993 and the results of operations and cash flows for the six months ended September 30, 1992 and 1993.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 (INFORMATION AS TO THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

2. INVESTMENTS AND RELATED PARTY RECEIVABLES:

  The following table summarizes the investments in and receivables from Olympus and related parties (dollars in thousands):

                                                  MARCH 31,
                                              ------------------  SEPTEMBER 30,
                                                1992      1993        1993
                                              --------  --------  -------------
                                                                   (UNAUDITED)
   Investment in Olympus..................... $ 44,649  $(61,692)   $(77,013)
   Amounts due from Olympus..................   20,323    69,384      77,758
   Amounts due from (to) other related par-
    ties--net................................  (10,064)    3,835       4,233
                                              --------  --------    --------
                                              $ 54,908  $ 11,527    $  4,978
                                              ========  ========    ========

  During the year ended March 31, 1993, concurrent with Olympus's redemption of $6,500,000 in limited partner interests, ACC converted 6.5 general partner units to PLP interests, thereby maintaining 50% of the outstanding general partner and limited partner voting units of Olympus. At March 31, 1991, 1992 and 1993, ACC owned $237,501,000, $269,601,000 and $276,101,000 in Olympus PLP
Interests, respectively.

  The major components of the financial position of Olympus as of December 31, 1991 and 1992, and September 30, 1992 and 1993, and the results of operations for the years ended December 31, 1991 and 1992, and the nine months ended September 30, 1992 and 1993 were as follows (dollars in thousands):

                                                DECEMBER 31,
                                             --------------------  SEPTEMBER 30,
BALANCE SHEET DATA:                            1991       1992         1993
- -------------------                          ---------  ---------  -------------
                                                                    (UNAUDITED)
Property, plant and equipment--net.......... $ 154,097  $ 157,752    $ 164,021
Total assets................................   482,316    467,279      465,209
Notes payable to banks......................   391,750    361,900      368,450
Deferred income taxes.......................        --         --       59,500
Due to ACC..................................    11,746     59,232       77,758
Total liabilities...........................   456,660    500,218      617,865
PLP Interests...............................   269,601    269,601      276,101
Redeemable limited partners interests.......    14,900     19,515       10,000
General partners' equity (deficiency).......  (258,845)  (322,055)    (438,757)

                                            DECEMBER 31,      SEPTEMBER 30,
                                           ----------------  -----------------
INCOME STATEMENT DATA:                      1991     1992     1992      1993
- ----------------------                     -------  -------  -------  --------
                                                               (UNAUDITED)
Revenues..................................  90,597   93,401   69,460    73,478
Operating income..........................   6,479    7,873    5,057    13,907
Net loss before cumulative effect of
 change in
 accounting principle..................... (36,577) (16,617) (21,530)   (8,824)
Cumulative effect of change in accounting
 principle
 for income taxes.........................      --       --       --   (59,500)
Net loss.................................. (36,577) (16,617) (21,530)  (68,324)
Net loss of general partners after prior-
 ity return
 and accretion requirements............... (85,254) (73,367) (63,612) (110,202)

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 (INFORMATION AS TO THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

2. INVESTMENTS AND RELATED PARTY RECEIVABLES, CONTINUED:

  The following reconciles ACC's investment in Olympus to the related equity accounts of Olympus (dollars in thousands):

                                                  MARCH 31,
                                              -------------------  SEPTEMBER 30,
                                                1992      1993         1993
                                              --------  ---------  -------------
                                                                    (UNAUDITED)
Investment in Olympus joint venture partner-
 ship.......................................  $ 44,649  $ (61,692)   $ (77,013)
Accumulated unpaid priority return require-
 ments......................................   (37,947)   (68,702)     (85,667)
                                              --------  ---------    ---------
Olympus' combined PLP Interests and general
 partners' equity
 (deficiency)...............................  $  6,702  $(130,394)   $(162,680)
                                              ========  =========    =========

  Through March 27, 1992, an affiliated partnership guaranteed certain indebtedness of a subsidiary of Olympus. As provided for in the Olympus partnership agreement, Olympus had accrued prior to that date approximately $7,727,000 in net consideration for this guaranty. Prior to March 31, 1992, ACC, Olympus and the affiliate consummated a series of transactions which resulted in the repayment of amounts owed to Olympus by the affiliate, the release of the affiliate from the guarantee and the cancellation of the rights of the affiliate and ACC to contribute assets to Olympus in return for PLP Interests and the related return thereon, through an amendment to the Olympus partnership agreement. In connection with the amendment, during the three month period ended March 31, 1992, Olympus reversed $5,674,000 of the expense previously accrued under the guarantee arrangement. The reversal of such amount previously accrued by Olympus is reflected in ACC's March 31, 1992 consolidated financial statements as a reduction in its equity in net loss of Olympus.

  Effective January 1, 1993, Olympus adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS
109), which requires an asset and liability approach for financial accounting and reporting for income taxes. SFAS 109 resulted in the cumulative recognition of an additional liability of approximately $59,500,000. Olympus has not restated prior years' financial statements to reflect the provisions of SFAS 109.

3. DEBT:

 Notes Payable of Subsidiaries to Banks and Institutions

  Notes payable of subsidiaries to banks and institutions are comprised of the following (dollars in thousands):

                                                    MARCH 31,
                                               ------------------- SEPTEMBER 30,
                                                  1992      1993       1993
                                               ---------- -------- -------------
                                                                    (UNAUDITED)
Credit agreements with banks payable through
 2000 (weighted average interest
 rate 6.26% and 5.32% at March 31, 1993 and
 1992, respectively).........................  $  662,667 $440,000   $376,775
10.66% Senior Secured Notes due 1996 through
 1999........................................     250,000  250,000    250,000
11.00% Senior Secured Notes due through 1993.       1,000       --         --
9.95% Senior Secured Notes due 1993 through
 1997........................................      28,800   22,400     19,200
10.80% Senior Secured Notes due 1996 through
 2000........................................      45,000   45,000     45,000
10.50% Senior Secured Notes due 1997 through
 2001........................................      16,000   16,000     16,000
9.73% Senior Secured Notes due 1998 through
 2001........................................      37,500   37,500     37,500
10.25% Senior Subordinated Notes due 1995
 through 1998................................      80,000   80,000     80,000
11.85% Senior Subordinated Notes due 1998
 through 2000................................      60,000   60,000     60,000
11.13% Senior Subordinated Notes due 1999
 through 2002................................      12,000   12,000     12,000
                                               ---------- --------   --------
                                               $1,192,967 $962,900   $896,475
                                               ========== ========   ========

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 (INFORMATION AS TO THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

3. DEBT, CONTINUED:

  The amount of actual borrowings available to ACC under its revolving credit agreements is generally based upon achieving certain levels of operating performance. ACC had commitments from banks for additional borrowings of up to $170,563,000 at March 31, 1993, which expire through 1994. At the expiration of the commitments, all borrowings are convertible into term loans. ACC pays commitment fees of up to .5% of unused principal.

  Borrowings under most of these credit arrangements of subsidiaries are collateralized by a pledge of the stock in their respective subsidiaries and in some cases assets. These agreements stipulate, among other things, limitations on additional borrowings, investments, transactions with affiliates and other subsidiaries, and the payment of dividends and fees by the subsidiaries, and they require maintenance of certain financial ratios by the subsidiaries. In addition, several of the subsidiaries' agreements, along with the notes of the parent company, contain certain cross default provisions. At March 31, 1993, approximately $194,000,000 of the net assets of subsidiaries would be permitted to be transferred to the parent company in the form of dividends and loans without the prior approval of the banks and institutions based upon the results of operations of such subsidiaries for the quarter ended March 31, 1993. The subsidiaries are permitted to pay fees to the parent company or other subsidiaries. Such fees are limited to a percentage of the subsidiaries' revenues.

  Fixed interest rates to institutions range from 9.73% to 11.85%. Bank debt interest rates are based, upon one or more of the following rates at the option of ACC: prime rate plus from 0% to 1.5%; certificate of deposit rate plus 1.25% to 2.75%; or Eurodollar (or London Interbank Offered) rate plus 1% to 2.5%. At March 31, 1993, the weighted average interest rate on notes payable to banks and institutions, including the effect of interest rate hedging arrangements, was 8.65%. The rates on 67% of ACC's principal balance to banks and institutions were fixed for at least one year through the terms of the notes or interest rate swap agreements.

  ACC has entered into fixed and floating interest rate swap agreements with banks, Olympus and the Managed Partnerships. At March 31, 1993, ACC had a total notional principal amount of $217,500,000 outstanding under such agreements, which expire from 1995 through 2000. These agreements provide for a weighted average rate of 6.06%, at March 31, 1993. ACC is exposed to credit loss in the event of nonperformance by the banks. ACC does not expect any such nonperformance. Net settlement amounts under these swap agreements are recorded as adjustments to interest expense during the period incurred.

 Other Debt

  Other debt is comprised of the following (dollars in thousands):

                                                                    MARCH 31,
                                                                 ---------------
                                                                  1992    1993
                                                                 ------- -------
   Seller notes due through 1994, interest at 10% to 18.5%.....  $   946 $    81
   Capital lease obligations due through 2004, interest at 8.2%
    to 15.1%...................................................    6,738  13,201
   Installment notes due through 2006, interest at 6.0% to 15%.    1,962   1,086
   Mortgages due through 2004, interest at prime rate plus
    1.5%.......................................................    2,476   2,305
                                                                 ------- -------
                                                                 $12,122 $16,673
                                                                 ======= =======

  The Seller notes arose from investments in and acquisition of cable television systems. The remaining balance of Other Debt consists primarily of purchase money indebtedness and capital lease obligations incurred in connection with the acquisition of, and are collateralized by, certain equipment.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 (INFORMATION AS TO THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

3. DEBT, CONTINUED:

 12.5% Senior Notes due 2002

  On May 14, 1992, ACC issued at face value to the public $400,000,000 aggregate principal amount of unsecured 12.5% Senior Notes due May 15, 2002. Interest is due on the notes semi-annually. The notes, which are effectively subordinated to all liabilities of the subsidiaries, contain certain restrictions on, among other things, the incurrence of indebtedness, mergers and sale of assets, certain restricted payments by ACC, investments in affiliates and certain other affiliate transactions. The notes further require that ACC maintain a debt to annualized operating cash flow ratio of not greater than 8.75 to 1.00, based on the latest fiscal quarter, exclusive of the incurrence of $50,000,000 in additional indebtedness which is not subject to the required ratio. ACC may redeem the notes in whole or in part on or after May 15, 1997, at a premium of 106% declining to 100% of the $400,000,000 aggregate principal amount on or after May 15, 1999. Net proceeds from the offering of the notes, after offering costs, aggregated approximately $389,000,000 and was initially used for the repayment of subsidiary revolving bank debt, $260,000,000 of which was reborrowed on July 1, 1992 to redeem in full, at a premium of 104%, the Senior Discount Notes, with the remainder being used for working capital purposes.

 16.5% Senior Discount Notes due 1999

  On July 1, 1992, ACC redeemed all of the 16.5% Senior Discount Notes at a premium of 104%. The $10,000,000 redemption premium together with $4,386,000 in unamortized deferred financing costs comprise the extraordinary loss on early retirement of debt recognized on ACC's consolidated financial statements for the year ended March 31, 1993. The unsecured 16.5% Senior Discount Notes were originally sold at a substantial discount from their principal amount to yield the purchaser a 16.5% return and provided $150,125,000 in gross proceeds. Included in interest expense is noncash accretion of the original issue discount on these notes which amounted to $31,499,000 and $35,472,000 for the years ended March 31, 1991 and 1992, respectively.

 11 7/8% Senior Debentures due 2004

  On September 10, 1992, ACC issued to the public $125,000,000 aggregate principal amount of unsecured 11 7/8% Senior Debentures due September 2004. Interest is due on the debentures semi-annually. The debentures, which are effectively subordinated to all liabilities of the subsidiaries, contain restrictions and covenants similar to the restrictions on the 12 1/2% Senior Notes. ACC may redeem the debentures in whole or in part on or after September 15, 1999, at a premium of 104.5% declining to 100% on or after September 15, 2002. Net proceeds of the debentures, after offering costs, aggregated $120,600,000.

 9 7/8% Senior Debentures due 2005

  On March 11, 1993, ACC issued 9 7/8% Senior Debentures due March 2005 in the aggregate principal amount of $130,000,000. Interest on the debentures is payable semi-annually. The debentures, which are effectively subordinated to all liabilities of the subsidiaries, contain restrictions and covenants similar to the restrictions on the 12 1/2% Senior Notes. The debentures are not redeemable prior to the maturity date of March 1, 2005. Net proceeds from the debenture offer, after offering costs, aggregated $125,307,000.

 13% Senior Subordinated Notes due 1996

  On August 12, 1986, ACC issued to the public $100,000,000 of unsecured 13% Senior Subordinated Notes due in 1996. The notes contain certain restrictions on payment of dividends by ACC and on the redemptions or repurchases of ACC's common stock. ACC may redeem the notes at a premium of 101.86% declining to 100% after August 15, 1993.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 (INFORMATION AS TO THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

3. DEBT, CONTINUED:

 10 1/4% Senior Notes due 2000

  On July 28, 1993, ACC issued $110,000,000 aggregate principal amount of unsecured 10 1/4% Senior Notes due July 2000. Interest is due on the notes semi-annually. The notes, which are effectively subordinated to all liabilities of the subsidiaries, contain restrictions and covenants similar to the restrictions on the 12 1/2% Senior Notes. The notes are not redeemable prior to the maturity date of July 15, 2000. Net proceeds of the notes, after offering costs, aggregated $106,961,000.

 Maturities of Debt

  Maturities of debt for the five years after March 31, 1993, are as follows (dollars in thousands):

      1994............................................................. $ 16,285
      1995.............................................................   70,734
      1996.............................................................  110,250
      1997.............................................................  304,091
      1998.............................................................  245,195

  Maturities of debt for the four years and six months after September 30, 1993, taking into account repayments and prepayments of debt through September 30, 1993, are as follows (dollars in thousands):

      Six months ended March 31, 1994..............    $  4,660
      Year ended March 31, 1995....................      40,730
      Year ended March 31, 1996....................     101,547
      Year ended March 31, 1997....................     295,470
      Year ended March 31, 1998....................     240,433

  Management intends to fund its requirements for maturities of debt through borrowings under new and existing credit arrangements and internally generated funds. Changing conditions in the financial markets may have some impact on how ACC will refinance its debt in the future. Management does not expect these matters to adversely affect ACC's operations.

4. COMMITMENTS AND CONTINGENCIES:

  ACC rents office and studio space, tower sites, and space on utility poles under leases with terms which are generally less than one year or under agreements that are generally cancelable on short notice. Total rental expense under all operating leases aggregated $3,925,000, $3,868,000, and $4,090,000 for the years ended March 31, 1991, 1992 and 1993, respectively.

  In connection with certain obligations under existing franchise agreements, ACC obtains surety bonds guaranteeing performance to municipalities and public utilities. Payment is required only in the event of nonperformance. ACC has fulfilled all of its obligations such that no payments under surety bonds have been required.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 (INFORMATION AS TO THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

4. COMMITMENTS AND CONTINGENCIES, CONTINUED:

  On October 5, 1992 Congress passed the 1992 Cable Act which will significantly expand the scope of regulation of certain subscriber rates and a number of other matters in the cable industry. To the extent applicable, the regulations could result in a rollback of existing Company rates. The FCC is likely to clarify and refine the rate regulations. In addition, litigation has been instituted challenging various portions of the 1992 Cable Act and the rulemaking proceedings. Other radical challenges to the rate regulations are expected to be filed.

  The Company is currently unable to predict the ultimate outcome or effect of rulemaking proceedings and the rate regulations, the ultimate effect of the legislation or the ultimate outcome of relevant litigation. While the overall impact of such matters on the Company cannot be determined at this time, the rate regulation and other provisions of the 1992 Cable Act could have a material adverse impact on the cable industry generally and on the Company's business and revenues. The Company intends to continue to assess the impact of the FCC rate regulations and to consider the implementation of strategies designed to mitigate the potentially adverse effects of such regulation on the Company's business.

5. STOCKHOLDERS' EQUITY (DEFICIENCY):

  ACC has no convertible securities or other common stock equivalent securities outstanding.

 Public Offering of Class A Common Stock on May 14, 1992

  On May 14, 1992, Adelphia sold to the public 1,500,000 shares of Class A Common Stock for $15.00 per share. The net proceeds of the sale, after offering costs, aggregated approximately $21,700,000 and were initially used for both the repayment of subsidiary revolving bank debt, which may be reborrowed, and working capital.

 Preferred Stock

  The Certificate of Incorporation of Adelphia authorizes 5,000,000 shares of Preferred Stock, $.01 par value. None have been issued.

 Common Stock

  The Certificate of Incorporation of Adelphia authorizes two classes of common stock, Class A and Class B. Holders of Class A Common Stock and Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes, except (i) for the election of directors and (ii) as otherwise provided by law. In the annual election of directors, the holders of Class A Common Stock voting as a separate class, are entitled to elect one of ACC's directors. In addition, any Class B Common Stock is automatically convertible into Class A Common Stock upon transfer, subject to certain limited exceptions. In the event a cash dividend is paid, the holders of Class A Common Stock will be paid 105% of the amount payable per share for each share of Class B Common Stock. Upon liquidation, dissolution or winding up of ACC, the holders of Class A Common Stock are entitled to a preference of $1.00 per share. After such amount is paid, holders of Class B Common Stock are entitled to receive $1.00 per share. Any remaining amount would then be shared ratably by both classes.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 (INFORMATION AS TO THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

5. STOCKHOLDERS' EQUITY (DEFICIENCY), CONTINUED:

 Restricted Stock Bonus Plan

  Adelphia has reserved 500,000 shares of Class A Common Stock for issuance to officers and other key employees at the discretion of the Compensation Committee of the Board of Directors. The bonus shares will be awarded without any cash payment by the recipient unless otherwise determined by the Compensation Committee. Shares awarded under the plan vest over a five year period. No awards have been made under the Restricted Stock Bonus Plan.

 Stock Option Plan

  Adelphia has a stock option plan, which provides for the granting of options to purchase up to 200,000 shares of Adelphia's Class A Common Stock to officers and other key employees of the Company and its subsidiaries. Options may be granted at an exercise price equal to the fair market value of the shares on the date of grant. The plan permits the granting of tax-qualified incentive stock options, in addition to nonqualified stock options. Options outstanding under the plan may be exercised by paying the exercise price per share through various alternative settlement methods. No stock options have been granted under the plan.

6. EMPLOYEE BENEFIT PLANS:

  ACC has a savings plan (401(k)) which provides that eligible full-time employees may contribute from 2% to 20% of their pre-tax compensation. ACC makes matching contributions not exceeding 1.5% of each participants pre-tax compensation, up to a maximum of $750 per year. ACC's matching contributions amounted to $185,000, $303,000 and $241,115 for the years ended March 31, 1991, 1992 and 1993, respectively.

  Financial Accounting Standards Board Statement No. 106 (SFAS 106), "Employer's Accounting for Postemployment Benefits Other Than Pensions", requires the accrual of future payments under these benefit plans (such as health care) during the periods the employee provides the services to earn them, and is effective for years beginning after December 15, 1992. ACC currently provides no such postemployment benefits, therefore, the new standard will not have an effect on its financial position and results of operations.

7. TAXES ON INCOME:

  ACC and its corporate subsidiaries file a consolidated federal income tax return, which includes its share of the subsidiary partnerships and joint venture partnership results. At March 31, 1993, ACC had net operating loss carryforwards for federal income tax purposes of approximately $720,000,000 expiring through 2008. Depreciation and amortization expense differs for tax and financial statement purposes due to the use of prescribed periods rather than useful lives for tax purposes and also as a result of differences between tax basis and book basis of certain acquisitions.

  ACC adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," effective April 1, 1993. This statement supersedes Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes," which ACC had followed previously and under which ACC recorded no deferred tax liability. The cumulative effect of adopting SFAS No. 109 at April 1, 1993 was to increase the net loss by $89,660,000 for the six months ended September 30, 1993.

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 (INFORMATION AS TO THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

7. TAXES ON INCOME, CONTINUED:

   Deferred income taxes reflect the net tax effects of: (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and
(b) operating loss and tax credit carryforwards. The tax effects of significant items comprising ACC's net deferred tax liability as of April 1, 1993 are as follows (dollars in thousands):

Deferred tax liabilities:
Differences between book and tax basis of property..................  $192,444
Other...............................................................     8,401
                                                                     ---------
                                                                       200,845
Deferred tax assets:
Reserves not currently deductible...................................       687
Operating loss carryforwards........................................   326,544
                                                                     ---------
                                                                       327,231
Valuation allowance.................................................  (216,046)
                                                                     ---------
    Subtotal........................................................   111,185
                                                                     ---------
Net deferred tax liability.......................................... $  89,660
                                                                     =========

  As a result of applying SFAS No. 109, $110,498,000 of previously unrecorded deferred tax benefits from operating loss carryforwards incurred by ACC were recognized at April 1, 1993 as part of the cumulative effect of adopting the Statement. Under prior accounting, a part of these benefits would have been recognized as a reduction of income tax expense from continuing operations in the six months ended September 30, 1993.

  The provision for income tax expense for the six months ended September 30, 1993 was $1,790,000 of which $313,000 and $1,477,000 are current and deferred tax expense, respectively.

8. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

  Included in ACC's financial instrument portfolio are cash, notes payable, debentures and interest rate swaps. The carrying values of the cash and notes payable approximate their fair values at March 31, 1993. The fair value of the debentures exceeded their carrying cost by approximately $49,500,000 at March 31, 1993. The fair value of the interest rate swaps exceeded their carrying cost by approximately $12,500,000 at March 31, 1993. The fair values of the debt and interest rate swaps were based upon quoted market prices of similar instruments or on rates available to ACC for instruments of the same remaining maturities.

9. RELATED PARTY TRANSACTIONS:

  ACC currently manages cable television systems which are principally owned by Olympus and limited partnerships of which certain of ACC's executive officers have equity interests (the "Managed Partnerships").

  ACC has agreements with Olympus and the Managed Partnerships which provide for management fees not to exceed 5% to 6% of their respective gross revenues. In addition, ACC charged the Managed Partnerships fees for services which include the purchase of programming and equipment, loan placement, construction and other services. The aggregate fee revenues from Olympus and the Managed Partnerships amounted to $4,382,000, $3,643,000 and $4,659,000, for the years ended March 31, 1991, 1992 and 1993,

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

(INFORMATION AS TO THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

9. RELATED PARTY TRANSACTIONS, CONTINUED:

respectively. In addition, ACC was reimbursed for corporate costs of $2,974,000, $3,696,000 and $4,521,000 for the years ended March 31, 1991, 1992 and 1993, respectively, which have been recorded as a reduction of selling, general and administrative expense.

  ACC leases from a partnership and a corporation owned by certain executive officers support equipment under agreements which have been accounted for as capital leases. These obligations, which are included in Other Debt, amounted to $2,380,000 and $1,897,000 at March 31, 1992 and 1993, respectively. ACC leases from this partnership certain buildings which have been accounted for as operating leases. Rent expense under these operating leases aggregated $604,000, $655,000 and $715,000 for the years ended March 31, 1991, 1992 and
1993, respectively.

  Net settlement amounts under interest rate swap agreements with Olympus and the Managed Partnerships are recorded as adjustments to interest expense during the period incurred. The effect of the interest rate swaps was to decrease ACC's interest expense by $1,698,000 for the year ended March 31, 1993.


10. QUARTERLY FINANCIAL DATA--(UNAUDITED):

   The following table summarizes the financial results of ACC for each of the quarters in the years ended March 31, 1992 and 1993 (dollars in thousands except per share amounts):

                                                THREE MONTHS ENDED
                                        --------------------------------------
                                        JUNE 30   SEPT. 30  DEC. 31   MARCH 31
                                        --------  --------  --------  --------
FISCAL YEAR ENDED MARCH 31, 1992:
Revenues............................... $ 65,684  $ 67,531  $ 69,767  $ 70,648
                                        --------  --------  --------  --------
Operating expenses:
  Direct operating and programming.....   18,417    18,587    18,902    18,881
  Selling, general and administrative..   10,911    10,940    11,532    11,044
  Depreciation and amortization........   19,731    21,424    21,028    22,634
                                        --------  --------  --------  --------
Total..................................   49,059    50,951    51,462    52,559
                                        --------  --------  --------  --------
Operating income.......................   16,625    16,580    18,305    18,089
                                        --------  --------  --------  --------
Other income (expense):
  Interest income from affiliates......      802       776       748       759
  Other income.........................       --        --        --       968
  Priority investment income...........    5,575     5,575     5,575     5,575
  Interest expense.....................  (42,014)  (41,383)  (42,110)  (39,332)
  Equity in net loss of Olympus joint
 venture partnership...................  (17,784)  (15,991)  (13,287)   (5,656)
                                        --------  --------  --------  --------
Total..................................  (53,421)  (51,023)  (49,074)  (37,686)
                                        --------  --------  --------  --------
Net loss............................... $(36,796) $(34,443) $(30,769) $(19,597)
                                        ========  ========  ========  ========
Net loss per share..................... $  (2.66) $  (2.49) $  (2.23) $  (1.42)
                                        ========  ========  ========  ========

              ADELPHIA COMMUNICATIONS CORPORATION AND SUBSIDIARIES

 (INFORMATION AS TO THE SIX-MONTH PERIODS ENDED SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

10. QUARTERLY FINANCIAL DATA--(UNAUDITED):

                                             THREE MONTHS ENDED
                                 ----------------------------------------------
                                  JUNE 30     SEPT. 30    DEC. 31     MARCH 31
                                 ----------  ----------  ----------  ----------
FISCAL YEAR ENDED MARCH 31,
 1993:
Revenues.......................  $   73,877  $   74,701  $   77,342  $   79,302
                                 ----------  ----------  ----------  ----------
Operating expenses:
  Direct operating and program-
 ming..........................      19,802      19,989      21,319      21,267
  Selling, general and adminis-
 trative.......................      11,785      11,860      11,983      13,840
  Depreciation and amortiza-
 tion..........................      21,845      22,964      21,336      24,261
                                 ----------  ----------  ----------  ----------
Total..........................      53,432      54,813      54,638      59,368
                                 ----------  ----------  ----------  ----------
Operating income...............      20,445      19,888      22,704      19,934
                                 ----------  ----------  ----------  ----------
Other income (expense):
  Interest income from affili-
 ates..........................       1,314       1,314       1,333       1,255
  Other income.................         367         265         370         445
  Priority investment income...       5,575       5,575       5,575       5,575
  Interest expense.............     (39,547)    (37,938)    (42,833)    (44,541)
  Equity in net loss of Olympus
     joint venture before
     cumulative effect of
     change in accounting
     principle.................     (13,357)    (21,133)     (1,819)    (10,532)
                                 ----------  ----------  ----------  ----------
Total..........................     (45,648)    (51,917)    (37,374)    (47,798)
                                 ----------  ----------  ----------  ----------
Loss before income taxes,
 extraordinary loss and
 cumulative effect of change in
 accounting principle..........     (25,203)    (32,029)    (14,670)    (27,864)
Income tax expense.............          --          --          --      (3,143)
                                 ----------  ----------  ----------  ----------
Loss before extraordinary loss
 and cumulative effect of
 change in accounting
 principle.....................     (25,203)    (32,029)    (14,670)    (31,007)
Extraordinary loss on early re-
 tirement of debt..............     (14,386)         --          --          --
Cumulative effect of Olympus
 change in accounting
 principle.....................          --          --          --     (59,500)
                                 ----------  ----------  ----------  ----------
Net loss.......................  $  (39,589) $  (32,029) $  (14,670) $  (90,507)
                                 ==========  ==========  ==========  ==========
Loss per weighted average share
 of common stock before
 extraordinary loss and
 cumulative effect of change in
 accounting principle..........       (1.72) $    (2.09) $     (.96) $    (2.02)
Extraordinary loss.............        (.99)         --          --          --
Cumulative effect of Olympus
 change in accounting estimate.          --          --          --       (3.88)
                                 ----------  ----------  ----------  ----------
Net loss per weighted average
 share of common stock.........  $    (2.71) $    (2.09) $     (.96) $    (5.90)
                                 ==========  ==========  ==========  ==========
Weighted average shares of
 common stock outstanding......  14,610,685  15,319,476  15,319,476  15,319,476
                                 ==========  ==========  ==========  ==========

                          INDEPENDENT AUDITORS' REPORT

Olympus Communications, L.P.:

  We have audited the accompanying consolidated balance sheets of Olympus Communications, L.P. and its subsidiaries as of December 31, 1991 and 1992, and the related consolidated statements of operations, general partners' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 1992. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Olympus Communications, L.P. and its subsidiaries at December 31, 1991 and 1992 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1992, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE
Pittsburgh, Pennsylvania March 17, 1993

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                DECEMBER 31,
                                             --------------------  SEPTEMBER 30,
                                               1991       1992         1993
                                             ---------  ---------  -------------
                                                                    (UNAUDITED)
ASSETS:
Cable television systems, at cost, net of
 accumulated
 depreciation and amortization:
 Property, plant and equipment--net........  $ 154,097  $ 157,752     $ 164,021
 Intangible assets--net....................    314,236    293,895       278,526
                                             ---------  ---------   -----------
Total......................................    468,333    451,647       442,547
Cash and cash equivalents..................      3,771      7,050        11,426
Subscriber receivables.....................      5,902      5,404         7,838
Prepaid expenses and other assets--net.....      4,310      3,178         3,398
                                             ---------  ---------   -----------
  Total....................................  $ 482,316  $ 467,279   $   465,209
                                             =========  =========   ===========
LIABILITIES AND PARTNERS' EQUITY (DEFICIEN-
 CY):
Notes payable to banks.....................  $ 391,750  $ 361,900   $   368,450
Other debt.................................      1,036        528           318
Accounts payable...........................      7,834      7,821        10,418
Subscriber advance payments and deposits...      4,194      4,135         3,995
Accrued interest and other liabilities.....     18,645      8,401         8,518
Accrued priority return on redeemable pre-
 ferred limited
 partner interests.........................     30,960     60,794        85,667
Deferred business interruption proceeds....         --      6,279         3,038
Deferred income taxes......................         --         --        59,500
Amounts payable to related parties--net....      2,241     50,360        77,961
                                             ---------  ---------   -----------
  Total....................................    456,660    500,218       617,865
Commitments and Contingencies (Note 7).....
16.5% redeemable preferred limited partner
 interests.................................    269,601    269,601       276,101
Redeemable limited partner interests.......     14,900     19,515        10,000
General partners' equity (deficiency)......   (258,845)  (322,055)     (438,757)
                                             ---------  ---------   -----------
  Total....................................  $ 482,316  $ 467,279   $   465,209
                                             =========  =========   ===========


                See notes to consolidated financial statements.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                            NINE MONTHS ENDED
                               YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                              ----------------------------  -------------------
                                1990      1991      1992      1992      1993
                              --------  --------  --------  --------  ---------
                                                               (UNAUDITED)
Revenues....................  $ 77,910  $ 90,597  $ 86,255  $ 69,460   $ 65,931
Business interruption reve-
 nue........................        --        --     7,146        --      7,547
                              --------  --------  --------  --------  ---------
    Total...................    77,910    90,597    93,401    69,460     73,478
                              --------  --------  --------  --------  ---------
Operating expenses:
  Direct operating and pro-
   gramming.................    19,613    24,433    22,473    18,164     16,204
  Selling, general and ad-
   ministrative.............    14,424    16,761    18,817    13,683     12,582
  Depreciation and amortiza-
   tion.....................    37,613    38,427    39,407    28,970     27,247
  Management fees to Manag-
   ing Affiliate............     3,910     4,497     4,831     3,586      3,538
                              --------  --------  --------  --------  ---------
    Total...................    75,560    84,118    85,528    64,403     59,571
                              --------  --------  --------  --------  ---------
Operating income............     2,350     6,479     7,873     5,057     13,907
Interest expense............   (43,711)  (39,413)  (30,272)  (25,114)   (22,731)
Priority return to an affil-
 iate.......................    (4,083)   (3,643)    5,247     5,247
Other income................       167        --       535        --         --
                              --------  --------  --------  --------  ---------
Loss before cumulative ef-
 fect of
 change in accounting prin-
 ciple......................   (45,277)  (36,577) (16,617)  (21,530)    (8,824)
Cumulative effect of change
 in accounting for income
 taxes......................        --        --        --        --    (59,500)
                              --------  --------  --------  --------  ---------
    Net loss................   (45,277)  (36,577)  (16,617)  (21,530)   (68,324)
Priority return on redeem-
 able preferred limited
 partner interests..........   (36,011)  (44,271)  (52,135)  (38,625)   (41,598)
Net loss allocated to re-
 deemable limited partners..    16,500    10,494     8,309    10,765      9,720
Accretion requirements of
 redeemable limited
 partners...................   (10,494)  (14,900)  (12,924)  (14,222)   (10,000)
                              --------  --------  --------  --------  ---------
    Net loss of general
     partners after priority
     return and accretion
     requirements...........  $(75,282) $(85,254) $(73,367) $(63,612) $(110,202)
                              ========  ========  ========  ========  =========
    Net loss per general
     partner unit after
     priority return and ac-
     cretion
     requirements...........  $ (4,700) $ (5,162) $ (4,446) $ (3,855) $ (11,020)
                              ========  ========  ========  ========  =========


                See notes to consolidated financial statements.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

        CONSOLIDATED STATEMENTS OF GENERAL PARTNERS' EQUITY (DEFICIENCY)
                             (DOLLARS IN THOUSANDS)

                                                 GENERAL      NOTE
                                                PARTNERS   RECEIVABLE   TOTAL
                                                ---------  ---------- ---------
Balance, December 31, 1989....................  $ (91,052)  $(10,157) $(101,209)
Partner's contributions.......................      6,000         --      6,000
Return of capital.............................     (3,100)        --     (3,100)
Net loss of general partners after priority
 return and accretion requirements............    (75,282)              (75,282)
                                                ---------   --------  ---------
Balance, December 31, 1990....................   (163,434)   (10,157)  (173,591)
Net loss of general partners after priority
 return and accretion requirements............    (85,254)        --    (85,254)
                                                ---------   --------  ---------
Balance, December 31, 1991....................   (248,688)   (10,157)  (258,845)
Repayment of note receivable from affiliated
 partnership..................................         --     10,157     10,157
Net loss of general partners after priority
 return and accretion requirements............    (73,367)              (73,367)
                                                ---------   --------  ---------
Balance, December 31, 1992....................   (322,055)        --   (322,055)
Conversion of general partnership interests to
 preferred limited partnership interests
 (unaudited)..................................     (6,500)               (6,500)
Net loss of general partners after priority
 return and accretion requirements
 (unaudited)..................................   (110,202)             (110,202)
                                                ---------   --------  ---------
Balance, September 30, 1993 (unaudited).......  $(438,757)  $     --  $(438,757)
                                                =========   ========  =========


                See notes to consolidated financial statements.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                      YEAR ENDED            NINE MONTHS ENDED
                                     DECEMBER 31,             SEPTEMBER 30,
                              ----------------------------  ------------------
                                1990      1991      1992      1992      1993
                              --------  --------  --------  --------  --------
                                                               (UNAUDITED)
Cash flows from operating
 activities:
 Net loss...................  $(45,277) $(36,577) $(16,617) $(21,530) $(68,324)
 Adjustments to reconcile
   net loss to net cash
   provided by (used for)
   operating activities:
  Depreciation and amortiza-
 tion.......................    37,613    38,427    39,407    28,970    27,247
  Loss (gain) on property
     damage related to
     hurricane..............        --        --      (535)    6,720        --
  Changes in operating
     assets and liabilities,
     net of effects of
     acquisitions and
     transfer of property:
    Subscriber receivables..    (1,827)   (1,835)      498       399    (2,434)
    Prepaid expenses and
 other assets...............    (6,823)   (1,444)      (58)   (2,508)      287
    Accounts payable........     3,366      (347)      (13)     (402)    2,598
    Subscriber advance
        payments and
        deposits............       334      (446)      (59)      488      (140)
    Accrued interest and
 other liabilities..........    12,301     2,402   (10,245)  (10,283)      117
  Deferred business inter-
 ruption proceeds...........        --        --     6,279    11,017    (3,241)
  Deferred income taxes.....        --        --        --        --    59,500
  Other.....................      (267)       --        --        --        --
                              --------  --------  --------  --------  --------
Net cash provided by (used        (580)      180    18,657    12,871    15,610
 for) operating activities..  --------  --------  --------  --------  --------
Cash flows used for invest-
 ment activities:
  Expenditures for property,
     plant and equipment....   (30,133)  (21,859)  (26,827)  (14,010)  (18,655)
  Insurance proceeds for
     property damage related
     to hurricane...........        --        --     6,800        --        --
  Cable television systems
 acquired...................   (66,027)       --        --        --        --
  Purchase of limited part-
 ner equity interests.......        --        --        --        --    (9,795)
  Proceeds from repayment of
     note receivable from           --        --    10,157    10,157        --
     affiliated partnership.  --------  --------  --------  --------  --------
Net cash used for investment   (96,160)  (21,859)   (9,870)   (3,853)  (28,450)
 activities.................  --------  --------  --------  --------  --------
Cash flows from financing
 activities:
  Proceeds from debt........    63,634       276    59,956    16,771    13,000
  Repayments of debt........    (2,554)   (4,510)  (90,314)  (64,923)   (6,660)
  Costs associated with debt
 financing..................      (792)       --      (969)     (959)       --
  Limited partners' contri-
 butions....................    56,138    32,100        --        --        --
  General partners' contri-
 butions....................     6,000        --        --        --        --
  Payments of priority re-
 turn.......................   (24,990)  (20,950)  (22,300)  (16,725)  (16,725)
  Return of capital to gen-
 eral partners..............    (3,100)       --        --        --        --
  Amounts advanced from (to)     5,692    (3,451)   48,119    53,743    27,601
     related parties--net...  --------  --------  --------  --------  --------
Net cash provided by (used     100,028     3,465    (5,508)  (12,093)   17,216
 for) financing activities..  --------  --------  --------  --------  --------
Increase (decrease) in cash
 and cash equivalents.......     3,288   (18,214)    3,279    (3,075)    4,376
Cash and cash equivalents,      18,697    21,985     3,771     3,771     7,050
 beginning of period........  --------  --------  --------  --------  --------
Cash and cash equivalents,    $ 21,985  $  3,771  $  7,050  $    696  $ 11,426
 end of period..............  ========  ========  ========  ========  ========
Supplemental disclosure of
 cash flow activity--cash     $ 37,170  $ 40,846  $ 32,387  $ 26,714  $ 22,071
 payments for interest......  ========  ========  ========  ========  ========

                See notes to consolidated financial statements.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(INFORMATION AS TO THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

1. THE PARTNERSHIP AND ACQUISITION OF CABLE TELEVISION SYSTEMS:

  Olympus Communications, L.P. and Subsidiaries ("Olympus") is a joint venture limited partnership formed under the laws of Delaware with 50% of the outstanding voting interests controlled by Adelphia Communications Corporation ("ACC"). Olympus' operations consist primarily of selling video programming which is distributed to subscribers for a monthly fee through a network of fiber optic and coax cables.

  During 1990, Olympus, through subsidiaries, acquired the following properties: on January 30, 1990, from Telesat Cablevision Inc. and Telesat Cablevision of South Florida, Inc., cable television systems in southeast Florida (the "Telesat Systems"), for $13,000,000, consisting of $6,500,000 in cash and $6,500,000 in redeemable limited partner interests; on January 31, 1990, all of the outstanding common stock of Joseph S. Gans, Inc. which owns cable television systems in northeast Pennsylvania, (the "Northeast Systems") for $68,000,000, consisting of $52,527,000 in cash, $5,850,000 in non-interest bearing notes, valued at $5,446,000, and $10,000,000 in redeemable limited partner interests; and on March 9, 1990 from US Cable of Florida, Inc., cable television systems adjacent to existing Olympus systems (the "US Cable Systems"), for $11,000,000, consisting of $7,000,000 in cash and a $4,000,000 note of ACC which was issued by ACC in exchange for an equivalent amount of nonvoting 16.5% redeemable preferred limited partner interests ("PLP Interests").

  The acquisition of the Telesat, Northeast and US Cable systems were accounted for using the purchase method of accounting. The consolidated statements of operations and cash flows include the operations of the acquired systems from their respective dates of acquisition. Olympus assumed seller liabilities of approximately $1,326,000 in connection with the 1990 acquisitions.

  The consolidated financial statements include the accounts of Olympus and its subsidiaries. All significant intercompany accounts and transactions have been eliminated.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Subscriber Revenues

  Subscriber revenues are recorded in the month the service is provided.

 Subscriber Receivables

  An allowance for doubtful accounts of $1,208,000, $1,638,000 and $2,505,000 is recorded as a reduction of subscriber receivables at December 31, 1991 and 1992 and September 30, 1993, respectively.

 Property, Plant and Equipment

  Property, plant and equipment are comprised of the following (dollars in thousands):

                                                 DECEMBER 31,
                                               ------------------  SEPTEMBER 30,
                                                 1991      1992        1993
                                               --------  --------  -------------
                                                                    (UNAUDITED)
   Operating plant and equipment.............. $172,256  $188,475    $209,454
   Real estate and improvements...............    5,607     5,717       3,299
   Support equipment..........................    2,226     3,113       3,192
                                               --------  --------    --------
                                                180,089   197,305     215,945
   Accumulated depreciation...................  (25,992)  (39,553)    (51,924)
                                               --------  --------    --------
                                               $154,097  $157,752    $164,021
                                               ========  ========    ========

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

(INFORMATION AS TO THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

  Depreciation is computed on the straight-line method using estimated useful lives of 5 to 18 years for operating plant and equipment and 3 to 20 years for support equipment and buildings. Additions to property, plant and equipment are recorded at cost which includes amounts for material, applicable labor and interest. Olympus capitalized interest amounting to $422,000 and $436,000 for 1991 and 1992, respectively.

 Intangible Assets

  Intangible assets, net of accumulated amortization, are comprised of the following (dollar in thousands):

                                                   DECEMBER 31,
                                                 ----------------- SEPTEMBER 30,
                                                   1991     1992       1993
                                                 -------- -------- -------------
                                                                    (UNAUDITED)
   Purchased franchises......................... $262,753 $255,926   $250,402
   Purchased subscriber lists...................    4,259    2,024        553
   Goodwill.....................................    4,946    4,707      4,603
   Non-compete agreements.......................   42,278   31,238     22,968
                                                 -------- --------   --------
                                                 $314,236 $293,895   $278,526
                                                 ======== ========   ========

  A portion of the aggregate purchase price of cable television systems acquired has been allocated to purchased franchises, purchased subscriber lists, non-compete agreements and goodwill. Purchased franchises and goodwill are amortized on the straight-line method over periods which range from 34 to 40 years. Purchased subscriber lists are amortized on the straight-line method over 7 years. Non-compete agreements are amortized over their contractual lives, which range from 2 to 10 years. Accumulated amortization of intangible assets amounted to $41,652,000, $62,101,000 and $76,630,000 at December 31,
1991 and 1992 and September 30, 1993, respectively.

 Amortization of Other Assets

  Deferred debt financing costs, included in other assets, are amortized using the interest method over the term of the related debt. The unamortized amount included in other assets was $1,156,000 and $1,360,000 at December 31, 1991 and 1992, respectively.

 Net Loss Per General Partner Unit After Priority Return and Accretion Requirements

  Net loss per general partner unit after priority return and accretion requirements is based upon the weighted average number of general partner units outstanding of 16.0 for 1990 and 16.5 for the periods ended December 30, 1991 and 1992 and September 30, 1992 and 10.0 for the period ended September 30, 1993.

 Cash and Cash Equivalents

  Olympus considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

(INFORMATION AS TO THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED:

 Unaudited Interim Information

  In the opinion of management, the accompanying unaudited financial statements contain all adjustments, all of which are of a normal recurring nature, necessary to present fairly the financial position of Olympus as of September 30, 1993 and the results of operations and cash flows for the nine months ended September 30, 1993 and 1992.

 Noncash Financing and Investment Activities (dollars in thousands)

                                                              DECEMBER 31,
                                                          ---------------------
                                                           1990    1991   1992
                                                          ------- ------ ------
  Issuance of redeemable limited partner interests to
     unrelated sellers in connection with acquisitions... $16,500   --     --
  Issuance of PLP Interests to ACC in exchange for the
     issuance by ACC of a seller note in connection with
     an acquisition......................................   4,000   --     --
  Issuance of PLP Interests to ACC representing
     forgiveness of a capital lease obligation...........   1,904   --     --
  Issuance of PLP Interests to ACC in payment of accrued
     priority return through January 30, 1990............   4,403   --     --
  Notes issued to sellers in connection with an
     acquisition.........................................   5,446 $  274   --

3. BUSINESS INTERRUPTION AND PROPERTY DAMAGE RELATED TO HURRICANE:

  On August 24, 1992, service in Olympus' South Dade system was interrupted by Hurricane Andrew. As of July 31, 1992, the South Dade system served approximately 71,000 of Olympus' 271,000 basic subscribers. The hurricane damaged property with a net book value of approximately $6,265,000. Olympus maintains insurance for property loss and for business interruption and transmission lines. As of December 31, 1992, Olympus received net proceeds of approximately $20,225,000 from the insurance carriers. Olympus received additional proceeds of $3,000,000 subsequent to December 31, 1992.

  Based upon information currently available, Olympus has made a preliminary allocation of insurance proceeds. Of the $20,225,000 received at December 31, 1992, $6,800,000 has been allocated to property damage resulting in a $535,000 gain (included in other income), and $7,146,000 has been allocated to business interruption. Remaining insurance proceeds received as of December 31, 1992 of $6,279,000 have been deferred to provide for business interruption in 1993. Olympus expects to finalize its allocation of the insurance proceeds in 1993.

4. DEBT:

 Notes Payable to Banks

  Notes payable to banks of Olympus' subsidiaries are comprised of the following (dollars in thousands):

                                                                DECEMBER 31,
                                                              -----------------
                                                                1991     1992
                                                              -------- --------
  Revolving credit agreements with banks, converted into term notes with quarterly principal installments increasing
   from 1% to 5.25% due March 31, 1993 through 1999--Adelphia
   Cable Partners, L.P. ("ACP").............................. $348,000 $323,900
  $45,000 revolving credit agreement with banks convertible
   into term notes with the first quarterly installment of 2%
   due September 30, 1993 and due through 1999--Northeast
   Cable, Inc. ("Northeast").................................   43,750   38,000
                                                              -------- --------
                                                              $391,750 $361,900
                                                              ======== ========

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

(INFORMATION AS TO THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

4. DEBT, CONTINUED:

 Notes Payable to Banks, continued:

  The ACP revolving credit agreement converted to a term note on December 30, 1992. Simultaneous with the conversion, ACP prepaid $25,000,000 of principal through March 31, 1994. The amount of actual borrowings available to Northeast under revolving credit agreements is generally based upon achieving certain levels of operating performance. Northeast pays commitment fees of .375% of unused principal. Borrowings under the ACP and Northeast credit arrangements are collateralized substantially by a pledge of the stock or partnership interests of the subsidiaries. These agreements stipulate, among other things, limitations on additional borrowings, investments, transactions with affiliates, payment of dividends, distributions and fees, and requires the maintenance of certain financial ratios. The indebtedness under these agreements is non-recourse to Olympus and ACC.

  Interest rates charged for the ACP and Northeast bank debt are based upon one or more of the following options: prime rate plus 0% to 1.50%, certificate of deposit rate plus .88% to 2.63%, or Eurodollar rate plus .75% to 2.50%. The weighted average interest rate on notes payable of ACP and Northeast to the banks was 7.66% and 6.85% at December 31, 1991 and 1992, respectively. Interest on outstanding borrowings is generally payable on a quarterly basis.

  Olympus has entered into interest rate swap agreements with banks and ACC to reduce the impact of changes in interest rates on its floating rate bank debt. At December 31, 1992, Olympus had a net total notional principal amount of $180,00,000 outstanding under such agreements, which expire through 2000. These agreements provide for a weighted average rate of 9.54% at December 31, 1992. Olympus is exposed to credit loss in the event of nonperformance by the bank. Olympus does not expect any such nonperformance. Net settlement amounts under these swap agreements are recorded as adjustments to interest expense during the period incurred.

  Through March 27, 1992, an affiliated partnership of certain executive officers of ACC, which owns several cable television systems, guaranteed indebtedness under ACP's credit agreement with banks. During the period of this guarantee, the cash flow of this affiliated partnership was available to Olympus for the purpose of paying interest on this indebtedness. This guarantee was subject to release by the banks if certain conditions were met including the achieving of certain levels of operating performance, the repayment of a $10,157,000 term note of the affiliated partnership to Olympus, plus accrued interest, (Note 11) and the repayment of a certain amount of ACP bank debt.

  In consideration for this guarantee, the affiliated partnership had the right to transfer all of its assets to Olympus, on or before March 31, 1992, as amended, in exchange for $29,000,000 in PLP Interests subject to a 16.5% return on such interests as if they had been issued on January 30, 1990. Alternatively, before or at the time the banks released the guarantee, but not later than March 31, 1992, ACC was entitled to contribute to Olympus an amount equal to the fair market value of $29,000,000 in PLP Interest assuming such interests had been issued on January 30, 1990 in exchange for $29,000,000 in PLP Interests subject to a 16.5% return on such interests as if they had been issued on January 30, 1990. If such a transaction had occurred, Olympus would have been required to pay to the affiliated partnership the excess, if any, of the contribution over $29,000,000. Through December 31, 1991, Olympus has accrued $9,251,000 for this potential obligation. This accrual, net of the available cash flow provided by the affiliated partnership of $1,524,000 through December 31, 1991, has been included on the Statement of Operations under the caption "Priority Return to an Affiliate".

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

(INFORMATION AS TO THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

4. DEBT, CONTINUED:

 Notes Payable to Banks, continued:

  Prior to March 31, 1992, Olympus, ACC and the affiliated partnership consummated a series of transactions which resulted in the repayment of amounts owed to Olympus by the affiliate, the release of the affiliate from the guarantee and the cancellation of the rights of the affiliate and ACC to contribute assets to Olympus in return for PLP Interest and the related return thereon, through an amendment to the Olympus partnership agreement. As a condition of the release of the affiliate's guarantee, ACP repaid $24,000,000 of its bank debt through funds provided by Olympus. Olympus obtained these funds through the repayment of the term note plus interest from the affiliate and advances from affiliates of ACC. In connection with the amendment, as of March 31, 1992, Olympus reversed $5,674,000 of the net priority return amounts previously accrued under the guarantee arrangement.

 Other Debt

  Other debt, with interest at 6.0% to 11.3%, consists of purchase money indebtedness and capital leases incurred in connection with the acquisition of, and are collateralized by, certain equipment.

 Maturities of Debt

  Maturities of debt, for the five years after December 31, 1992, are as follows (dollars in thousands):

1993.................................................................... $ 1,043
1994....................................................................  20,104
1995....................................................................  40,250
1996....................................................................  54,935
1997....................................................................  70,402

  Management intends to fund its requirements for maturities of debt under new credit arrangements and internally generated funds. Changing conditions in the financial markets may have some impact on how Olympus will refinance its debt in the near future. Management does not expect these matters to adversely affect Olympus' operations during the next several years.

5. 16.5% REDEEMABLE PREFERRED LIMITED PARTNER INTERESTS ("PLP INTERESTS") AND SPECIAL LIMITED PARTNER INTERESTS:

  The PLP Interests issued to ACC are nonvoting, senior to claims represented by other partner interests, provide for a priority return of 16.5% per annum, (payable quarterly) and are to be repaid by 2004. In the event that any priority return is not paid when due, such unpaid amounts will accrue additional return at a rate of 18.5% per annum. The unpaid priority return amounted to $30,960,000, $60,794,000 and $85,667,000 at December 31, 1991 and
1992 and September 30, 1993, respectively.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

(INFORMATION AS TO THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

5. 16.5% REDEEMABLE PREFERRED LIMITED PARTNER INTERESTS ("PLP INTERESTS") AND SPECIAL LIMITED PARTNER INTERESTS, CONTINUED:

  The following summarizes the issuance of PLP Interests to ACC for the three years ended December 31, 1992 (dollars in thousands):

Balance, December 31, 1989............................................ $171,056
Issuances during 1990 (of which $10,307 represents noncash considera-
 tion, Note 2)........................................................   66,445
                                                                       --------
Balance, December 31, 1990............................................  237,501
Issuances during 1991.................................................   32,100
                                                                       --------
Balance, December 31, 1991 and 1992................................... $269,601
                                                                       ========

  Special limited partner interests were issued to ACC in connection with the issuance of PLP Interests and general partner interests, without any contribution of assets by ACC. These interests provide for special allocations of Olympus' income (Note 6).

6. REDEEMABLE LIMITED PARTNER INTERESTS AND GENERAL PARTNERS' EQUITY
(DEFICIENCY):

  The general partners and limited partners of Olympus will generally share in future net income and losses of Olympus based upon their respective percentage ownership of partnership voting units except for certain special allocation provisions set forth in the Olympus partnership agreement. As specified in the partnership agreement, after the holders of the PLP Interests have received a return of their capital plus 16.5% per annum priority return, distributions by Olympus will be made in the following order: (i) to partners holding voting units (other than ACC) until each partner receives an 18% compounded return on their investment; (ii) to ACC until it receives an 18% compounded return on its investment in the voting units; (iii) to ACC as managing general partner, to the special limited partners and to the partners holding voting units until each partner holding voting units receives as 24% compounded return on their investment; and (iv) to ACC as managing general partner, to the special limited partners and to the partners holding voting units.

  The $16,500,000 in redeemable limited partner units issued to unrelated parties in connection with the 1990 cable television system acquisitions represent voting partnership interests which are subject to certain put and call rights. In the event that any such redemption or purchase of limited partner units results in ACC owning more than 50% of the Partnership's voting interests, ACC will be required under the Partnership Agreement to reduce its voting interests so as to maintain its voting interests at or below 50%. ACC may at its option convert voting partner units to PLP Interests or senior debt in order to maintain its voting interest at or below 50%.

  After giving notice to Olympus in July 1992, the holder of the $6,500,000 in limited partner interests exercised its right to require Olympus to redeem its units on or before January 30, 1993. On January 3, 1993, Olympus redeemed the holder's interest for $9,794,706. Concurrently, ACC converted 6.5 general partner units to PLP Interests, thereby maintaining its 50% partnership voting interests.

  The holders of $10,000,000 of redeemable limited partner units can, at various dates from January 1993 through January 1996, require Olympus to redeem all of its units at the fair market value of the units on the exercise date. In the event that Olympus does not make the required purchase or if such purchase would cause Olympus, ACC or any affiliate of ACC to be in default of the provisions of their respective loan agreements, then Olympus may sell the assets and liquidate the partnership. At various dates beginning January 1994 through January 1996, ACC may purchase the $10,000,000 in limited partner units at their fair market value at the exercise date.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

(INFORMATION AS TO THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

6. REDEEMABLE LIMITED PARTNER INTERESTS AND GENERAL PARTNERS' EQUITY (DEFICIENCY), CONTINUED:

  For financial reporting purposes, the $9,900,000 redemption price on the $6,500,000 in limited partner units is being accreted using the interest method. Such accretion is charged proportionately to the remaining limited and general partners' capital accounts. The carrying value of the $10,000,000 limited partner units are being adjusted as the fair market value of the units change. The difference between the carrying value and the fair market value is being accreted ratably through January 1993 as a charge to the general partners' capital account.

  The following summarizes activity related to the redeemable limited partners through September 30, 1993 (dollars in thousands):

Issued in January 1990 in connection with acquisitions, Note 1........ $ 16,500
Net loss allocated to redeemable limited partners.....................  (16,500)
Accretion requirements to redeemable limited partners.................   10,494
                                                                       --------
Balance, December 31, 1990............................................   10,494
Net loss allocated to redeemable limited partners.....................  (10,494)
Accretion requirements to redeemable limited partners.................   14,900
                                                                       --------
Balance, December 31, 1991............................................   14,900
Net loss allocated to redeemable limited partners.....................   (8,309)
Accretion requirements to redeemable limited partners.................   12,924
                                                                       --------
Balance, December 31, 1992............................................   19,515
Redemption of limited partnership interests on January 3, 1993........   (9,795)
Net loss allocated to redeemable limited partners (unaudited).........   (9,720)
Accretion requirements to redeemable limited partners (unaudited).....   10,000
                                                                       --------
Balance, September 30, 1993 (unaudited)............................... $ 10,000
                                                                       ========

7. COMMITMENTS AND CONTINGENCIES:

  Olympus rents office space, tower sites, and space on utility poles under leases with terms which are generally less than one year or under agreements that are generally cancelable on short notice. Total rental expense under all operating leases aggregated $1,280,000, $1,104,000, and $1,008,000 for 1990,
1991 and 1992, respectively.

  In connection with certain obligations under existing franchise agreements, Olympus obtains surety bonds guaranteeing performance to municipalities and public utilities. Payment is required only in the event of nonperformance. Olympus has fulfilled all of its obligations such that no payments under surety bonds have been required.

8. EMPLOYEE BENEFIT PLANS:

  Olympus participates in an ACC savings plan (401(k)) which provides that eligible full-time employees may contribute from 2% to 20% of their pre-tax compensation. Olympus matches contributions not exceeding 1.5% of each participant's pre-tax compensation. During 1990, 1991 and 1992, no significant matching contributions were made by Olympus.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

(INFORMATION AS TO THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

8. EMPLOYEE BENEFIT PLANS, CONTINUED:

  Financial Accounting Standards Board Statement No. 106 (SFAS 106), "Employer's Accounting for Postretirement Benefits Other Than Pensions," requires the accrual of future payments under these benefit plans (such as health care) during the periods the employee provides the service to earn them, and is effective for years beginning after December 15, 1992. Olympus currently provides no such postretirement benefits, therefore, the new standard will not have an effect on its financial position and results of operations.

9. TAXES ON INCOME:

  Several subsidiaries of Olympus are corporations that file separate federal and state income tax returns. At December 31, 1992, these subsidiaries had net operating loss carryforwards for financial reporting and federal income tax purposes of approximately $70,400,000 and $124,700,000, respectively, expiring through 2007.

  Olympus adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," effective January 1, 1993. This Statement supercedes Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes," which Olympus had followed previously and under which Olympus recorded no deferred tax liability. The cumulative effect of adopting SFAS No. 109 at January 1, 1993 was to increase the net loss by $59,500,000 for the nine months ended September 30, 1993.

  Deferred income taxes reflect the net tax effects of: (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and
(b) operating loss and tax credit carryforwards. The tax effects of significant items comprising ACC's net deferred tax liability as of January 1, 1993 are as follows (dollars in thousands):

Deferred tax liabilities:
Differences between book and tax basis of property.................... $106,630
                                                                       --------
Deferred tax assets:
Operating loss carryforwards..........................................   49,312
Valuation allowance...................................................   (2,182)
                                                                       --------
    Subtotal..........................................................   47,130
                                                                       --------
Net deferred tax liability............................................ $ 59,500
                                                                       --------

  As a result of applying SFAS No. 109, $47,130,000 of previously unrecorded deferred tax benefits from operating loss carryforwards incurred by Olympus were recognized at January 1, 1993 as part of the cumulative effect of adopting the Statement. Under prior accounting, a part of these benefits would have been recognized as a reduction of income tax expense from continuing operations in the nine months ended September 30, 1993.

10. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

  Included in Olympus' financial instrument portfolio are cash, notes payable, interest rate swaps, and redeemable limited partner interests (including redeemable preferred limited partner interests and the accrued priority return thereon). The carrying values of the cash and notes payable approximate their fair values at December 31, 1992. The fair value of the interest rate swaps exceeded their carrying cost by approximately $10,500,000 at December 31, 1992. The fair values of the debt and interest rate swaps were based upon quoted market prices of similar instruments or on rates available to Olympus for instruments of the same remaining maturities.

                 OLYMPUS COMMUNICATIONS, L.P. AND SUBSIDIARIES

(INFORMATION AS TO THE NINE-MONTH PERIODS ENDING SEPTEMBER 30, 1992 AND 1993 IS
                                   UNAUDITED)

10. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED:

  The aggregate of the redeemable limited partner and the redeemable preferred limited partner interests (collectively "The Aggregate Redeemable Partner Interests") had carrying values totalling $351,000,000 at December 31, 1992. The Aggregate Redeemable Partner Interests had an estimated fair value ranging from $209,000,000 to $264,000,000 at December 31, 1992. The fair value of the Aggregate Redeemable Partner Interests was based upon an investment bank market research report, computed using multiples of estimated cash flows. Considerable judgment is necessary to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that a holder could realize in a current market exchange nor are they representative. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

11. TRANSACTIONS WITH RELATED PARTIES:

  Olympus has an agreement with a subsidiary of ACC (Managing Affiliate) which provides for payment of management fees by Olympus equal to 5% of Olympus' gross revenues. The amount and payment of these fees is subject to the restrictions contained in the credit agreements. During 1990, Olympus reimbursed ACC $5,600,000 for costs incurred in organizing, financing, and negotiating acquisitions for Olympus. Olympus also reimburses ACC for direct operating costs, net of allocated programming credits, which amounted to

$750,000, $525,000 and $431,000 for 1990, 1991 and 1992, respectively.
Additionally, during 1990 ACC charged Olympus an acquisition fee of $3,100,000 which was contributed back to Olympus in exchange for an equivalent amount of PLP Interests. This $3,100,000 acquisition fee was recorded by Olympus as a return of capital. In 1992, Olympus assigned to Adelphia $750,000 of insurance proceeds for assistance provided with respect to the hurricane and the resulting insurance claims (Note 3).

  At December 31, 1991, Olympus held a 16.5% term note from an affiliated partnership of certain executive officers of ACC in the amount of $10,157,000. This note was repaid on March 27, 1992. Interest income from this affiliated partnership on the term note and other receivables amounted to $1,736,000, $2,271,000 and $597,000 for 1990, 1991, and 1992 respectively.

  Olympus has periodically received funds from and advanced funds to ACC and other affiliates. Olympus was charged $441,000, $2,798,200 and $4,497,000 of interest on such net payables for 1990, 1991 and 1992, respectively.

  Net settlement amounts under interest rate swap agreements with ACC are recorded as adjustments to interest expense during the period incurred. The effect of the interest rate swaps was to increase interest expense by $1,434,000 in 1992.

NO DEALER, SALESMAN OR ANY OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY REP-
RESENTATIONS OTHER THAN THOSE CON-
TAINED IN THIS PROSPECTUS IN CON-
NECTION WITH THE OFFER MADE BY THIS
PROSPECTUS AND, IF GIVEN OR MADE,
SUCH INFORMATION OR REPRESENTATIONS
MUST NOT BE RELIED UPON AS HAVING
BEEN AUTHORIZED BY ADELPHIA OR BY
ANY OF THE UNDERWRITERS. NEITHER
THE DELIVERY OF THIS PROSPECTUS NOR
ANY SALE MADE HEREUNDER SHALL UNDER
ANY CIRCUMSTANCES CREATE ANY IMPLI-
CATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF ADELPHIA
SINCE THE DATE HEREOF. THIS PRO-
SPECTUS DOES NOT CONSTITUTE AN OF-
FER OR SOLICITATION BY ANYONE IN
ANY JURISDICTION IN WHICH SUCH OF-
FER OR SOLICITATION IS NOT AUTHO-
RIZED OR IN WHICH THE PERSON MAKING
SUCH OFFER OR SOLICITATION IS NOT
QUALIFIED TO DO SO OR TO ANYONE TO
WHOM IT IS UNLAWFUL TO MAKE SUCH
OFFER OR SOLICITATION.

      ----------------

         TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
Prospectus Summary........................................................    3
The Company...............................................................    7
Risk Factors..............................................................    8
Use of Proceeds...........................................................   12
Price Range of the Company's Common Equity and Dividend Policy............   13
Capitalization............................................................   14
Selected Consolidated Financial Data......................................   15
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   17
Business..................................................................   26
Legislation and Regulation................................................   40
Management................................................................   50
Executive Compensation....................................................   53
Certain Transactions......................................................   54
Principal Stockholders....................................................   59
Description of Capital Stock..............................................   61
Underwriting..............................................................   63
Legal Matters.............................................................   64
Experts...................................................................   64
Index to Financial Statement..............................................  F-1

  8,832,604 SHARES

  ADELPHIA
  COMMUNICATIONS
  CORPORATION

  CLASS A COMMON STOCK
  ($.01 PAR VALUE)


  [LOGO OF ADELPHIA CORPORATION APPEARS HERE]

         ADELPHIA
  CABLE COMMUNICATIONS

- -----------------------------------
  SALOMON BROTHERS INC
  -----------------------------------------------


  PROSPECTUS

  DATED JANUARY 7, 1994

                                                                       ALTERNATE
PROSPECTUS

5,832,604 SHARES
ADELPHIA COMMUNICATIONS CORPORATION
CLASS A COMMON STOCK ($.01 PAR VALUE)

This Prospectus relates to 5,832,604 shares of Class A Common Stock ("Shares") of Adelphia Communications Corporation ("Adelphia"), which may be sold by or for the account of the Selling Stockholders named herein. See "Selling Stockholders." The Shares were previously purchased by the Selling Stockholders directly from Adelphia in January 1994 as part of the Stock Offering described herein.

The Shares have been registered to permit their possible sale, pledge or placement as collateral with brokerage or lending institutions for margin loans. Adelphia will not receive any of the proceeds from the sale of the Shares.

The Shares may be sold from time to time by the Selling Stockholders, or by pledgees, transferees or other successors of the Selling Stockholders, in each case in open market transactions, in private or negotiated transactions or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. See "Plan of Distribution."

The Class A Common Stock is listed for trading on the NASDAQ National Market System. On January 6, 1994, the closing sale price of the Class A Common Stock on NASDAQ-NMS was $18.25 per share. See "Price Range of the Company's Common Equity and Dividend Policy."

The rights of holders of Class A Common Stock and Class B Common Stock differ with respect to certain aspects of dividend, liquidation and voting rights. The Class A Common Stock has certain preferential rights with respect to cash dividends and distributions upon the liquidation of Adelphia. Holders of Class B Common Stock are entitled to greater voting rights than the holders of Class A Common Stock; however, the holders of Class A Common Stock, voting as a separate class, are entitled to elect one of Adelphia's directors. See "Description of Capital Stock."

PROSPECTIVE PURCHASERS OF CLASS A COMMON STOCK SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS JANUARY 7, 1994.

                                                                       ALTERNATE

                             AVAILABLE INFORMATION

  Adelphia is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Room 319D, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661-2511, and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

  Adelphia has filed with the Commission a Registration Statement under the Securities Act with respect to the securities offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information about Adelphia and the securities offered hereby, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of each such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected without charge and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  Adelphia hereby incorporates by reference into this Prospectus the following documents or information filed with the Commission: (a) Adelphia's Annual Report on Form 10-K for the fiscal year ended March 31, 1993 (the "Form 10-K");
(b) Adelphia's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1993 (the "June Form 10-Q"); (c) Adelphia's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1993 (the "September Form 10-Q");
(d) Adelphia's Current Report on Form 8-K filed September 3, 1993 (the "September Form 8-K"); (e) Adelphia's Proxy Statement dated August 23, 1993; and (f) the descriptions of common stock contained in Adelphia's Registration Statement filed under Section 12(g) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

  All documents filed by Adelphia pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in any documents incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purpose of this Prospectus to the extent that a subsequent statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS) ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST FROM MICHAEL C. MULCAHEY, DIRECTOR OF INVESTOR RELATIONS OF ADELPHIA AT ADELPHIA'S PRINCIPAL EXECUTIVE OFFICE LOCATED AT 5 WEST THIRD STREET, COUDERSPORT, PENNSYLVANIA 16915, TELEPHONE NUMBER (814) 274-9830.

                                                                       ALTERNATE

                              SELLING STOCKHOLDERS

  The Selling Stockholders include Syracuse Hilton Head Holdings, L.P. and Highland Holdings (collectively, the "Selling Stockholders"). The Shares were acquired by the Selling Stockholders in the Stock Offering described herein, and have been registered to permit their possible sale, pledge or placement as collateral with brokerage or financial institutions for margin loans. Of the 5,832,604 Shares purchased in the Stock Offering being offered hereby, Syracuse Hilton Head Holdings, L.P. owns 1,458,151 Shares and Highland Holdings owns 4,374,453 Shares. Adelphia will not receive any proceeds from the sale of the Shares. Assuming the sale of all Shares by the Selling Stockholders, neither Syracuse Hilton Head Holdings, L.P. nor Highland Holdings would own any shares of Class A Common Stock.

                                                                       ALTERNATE
                              PLAN OF DISTRIBUTION

  The Shares were issued and sold by Adelphia to the Selling Stockholders as part of the Stock Offering described herein along with the 3,000,000 shares sold by Adelphia to the Underwriter as part of the Stock Offering. See "Underwriting." The Shares have been or may be pledged by the Selling Stockholders with brokerage or financial institutions including Salomon Brothers Inc (the "Pledgees"), as collateral for margin loans made to the respective Selling Stockholders by the Pledgees.

  It is expected that at the time of the closing of the Stock Offering, the maximum aggregate amount of Shares pledged to such Pledgees will be 5,832,604 Shares.

  The Shares offered hereby may be sold from time to time by the Selling Stockholders (including entities owned or controlled by the Selling Stockholders), or by the Pledgees, transferees or other successors of the Selling Stockholders in reliance on this Prospectus. Sales may be made through underwriters, dealers or agents, in one or more transactions that may take place in the open market, private or negotiated transactions or in a combination of such methods of sale, at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with such sales. The other expenses incident to the offer and sale of the Shares will be paid by the Company.

  Shares may be sold to a broker or dealer acting as principal (i.e., in transactions with a "market maker") or in brokerage transactions. In effecting such sales, brokers or dealers may arrange for other brokers or dealers to participate.

  The Selling Stockholders, Pledgees, and such brokers or dealers or participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, with respect to the Shares offered, and any profits realized or commissions received may be deemed underwriter compensation.

PROSPECTUS SUPPLEMENT

  A supplement to this Prospectus ("Prospectus Supplement") will set forth, with respect to each Selling Stockholder, any necessary further information regarding the distribution of the Shares offered hereby. Such Prospectus Supplement may be appropriately modified or supplemented subsequent to the date of this Prospectus, and included as a part of this Prospectus.

                                                                       ALTERNATE

the right to cause applicable Pledged Shares to be sold, with the proceeds of such sale to be used to repay the amounts outstanding under any such loans. Adelphia will maintain an effective shelf registration statement covering the potential resale of any such Pledged Shares for the account of the applicable Rigas Family members for so long as such loans are outstanding. In the event of such resale, such Pledged Shares would be offered pursuant to a form of prospectus, included in the registration statement of which this Prospectus is a part, covering secondary offers and sales of Pledged Shares.

                                    EXPERTS

  The consolidated financial statements of the Company and its subsidiaries as of March 31, 1992 and 1993, and for each of the three years in the period ended March 31, 1993, and the consolidated financial statements of Olympus Communications, L.P. and its subsidiaries as of December 31, 1991 and 1992, and for each of the three years in the period ended December 31, 1992 included in and incorporated by reference in this Prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their reports which are included and incorporated by reference herein, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

NO DEALER, SALESMAN OR ANY OTHER
PERSON HAS BEEN AUTHORIZED TO GIVE
ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE
CONTAINED IN THIS PROSPECTUS IN
CONNECTION WITH THE OFFER MADE BY
THIS PROSPECTUS AND, IF GIVEN OR
MADE, SUCH INFORMATION OR REPRE-
SENTATIONS MUST NOT BE RELIED UPON
AS HAVING BEEN AUTHORIZED. NEITHER
THE DELIVERY OF THIS PROSPECTUS
NOR ANY SALE MADE HEREUNDER SHALL
UNDER ANY CIRCUMSTANCES CREATE ANY
IMPLICATION THAT THERE HAS BEEN NO
CHANGE IN THE AFFAIRS OF ADELPHIA
SINCE THE DATE HEREOF. THIS PRO-
SPECTUS DOES NOT CONSTITUTE AN OF-
FER OR SOLICITATION BY ANYONE IN
ANY JURISDICTION IN WHICH SUCH OF-
FER OR SOLICITATION IS NOT AUTHO-
RIZED OR IN WHICH THE PERSON MAK-
ING SUCH OFFER OR SOLICITATION IS
NOT QUALIFIED TO DO SO OR TO ANY-
ONE TO WHOM IT IS UNLAWFUL TO MAKE
SUCH OFFER OR SOLICITATION.

      ---------------

         TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Prospectus Summary.........................................................   3
The Company................................................................   7
Risk Factors...............................................................   8
Use of Proceeds............................................................  12
Price Range of the Company's Common Equity and Dividend Policy.............  13
Capitalization.............................................................  14
Selected Consolidated Financial Data.......................................  15
Management's Discussion and Analysis.......................................  17
Business...................................................................  26
Legislation and Regulation.................................................  40
Management.................................................................  50
Executive Compensation.....................................................  53
Certain Transactions.......................................................  54
Principal Stockholders.....................................................  59
Description of Capital Stock...............................................  61
Selling Stockholders.......................................................  62
Plan of Distribution.......................................................  62
Underwriting...............................................................  63
Experts....................................................................  64
Index to Financial Statements.............................................. F-1

                                                                       ALTERNATE

5,832,604 SHARES

ADELPHIA
COMMUNICATIONS
CORPORATION

CLASS A COMMON STOCK
($.01 PAR VALUE)


 [LOGO OF ADELPHIA CORPORATION APPEARS HERE]

     ADELPHIA
CABLE COMMUNICAITONS


PROSPECTUS

DATED JANUARY 7, 1994

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following is an estimate of the expenses which will be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions.

                                                                     PAYABLE BY
                                                                     THE COMPANY
                                                                     -----------
         SEC filing fee.............................................  $ 70,303
         NASD filing fee............................................    22,997
         Legal fees and expenses....................................    65,000
         Printing and engraving fees................................   125,000
         Accounting fees and expenses...............................    30,000
         Blue Sky legal fees, filing fees and expenses..............    20,000
         Transfer agent and registrar fees..........................    10,000
         Miscellaneous expense......................................     1,696
                                                                      --------
           Total....................................................  $344,996
                                                                      ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law provides in general that a corporation may indemnify its directors, officers, employees or agents against expenditures (including judgments, fines, amounts paid in settlement and attorneys' fees) made by them in connection with certain lawsuits to which they may be made parties by reason of their being directors, officers, employees or agents and shall so indemnify such persons against expenses (including attorneys' fees) if they have been successful on the merits or otherwise. The bylaws of Adelphia provide for indemnification of the officers and directors of Adelphia to the full extent permissible under Delaware law.

  Adelphia's Certificate of Incorporation also provides, pursuant to Section 102(b)(7) of the Delaware General Corporation Law, that directors of Adelphia shall not be personally liable to Adelphia or its stockholders for monetary damages for breach of fiduciary duty as a director for acts or omissions after July 1, 1986, provided that directors shall nonetheless be liable for breaches of the duty of loyalty, bad faith, intentional misconduct, knowing violations of law, unlawful distributions to stockholders, or transactions from which a director derived an improper personal benefit.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) The following is a complete list of Exhibits filed as part of this Registration Statement, which are incorporated herein:

 EXHIBIT NO.                                                      REFERENCE
 -----------                                                      ---------
   1.01  Form of Underwriting Agreement relating   Previously filed.
         to the Class A Common Stock between the
         Company and the Underwriter named
         therein

   4.01  Indenture, dated as of August 15, 1986,   Incorporated herein by reference is
         with respect to the Registrant's          Exhibit 4.01 to Registration Statement
         $100,000,000 13% Senior Subordinated      No. 33-46551 on Form S-1.
         Notes Due 1996

   4.02  Indenture, dated as of May 7, 1992,       Incorporated herein by reference is
         with respect to the Registrant's 12       Exhibit 4.03 to Registrant's Annual
         1/2% Senior Notes Due 2002                Report on Form 10-K for the fiscal year
                                                   ended March 31, 1992.

   4.03  Indenture, dated as of September 2,       Incorporated herein by reference is
         1992, with respect to the Registrant's    Exhibit 4.03 to Registration Statement
         11 7/8% Senior Debentures Due 2004        No. 33-52630 on Form S-1.


 EXHIBIT NO.                                                      REFERENCE
 -----------                                                      ---------
   4.04  Amended and Restated Indenture, dated     Incorporated herein by reference is
         as of May 11, 1993, with respect to       Exhibit 4.01 to Registrant's Annual
         Registrant's 9 7/8% Senior Debentures     Report on Form 10-K for the fiscal year
         Due 2005                                  ended March 31, 1993.
   4.05  Indenture, dated as of July 28, 1993,     Incorporated herein by reference is
         with respect to the Registrant's 10       Exhibit 4.01 to Registrant's Quarterly
         1/4% Senior Notes Due 2000, Series A      Report on Form 10-Q for the Quarter
         and B                                     ended June 30, 1993.
   5.01  Opinion of Buchanan Ingersoll             Previously filed.
         Professional Corporation with regard to
         the legality of the securities being
         registered
  23.01  Consent of Deloitte & Touche              Filed herewith.
  23.02  Consent of Buchanan Ingersoll             Previously filed.
         Professional Corporation (contained in
         its opinion filed as Exhibit 5.01
         hereto)
  23.03  Consent of Fleischman and Walsh           Previously filed.
  24.01  Power of Attorney (appearing on the       Previously filed.
         Signature Page)

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed part of the Registration Statement as of the time it was declared effective.

  (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at such time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to the extent applicable hereunder:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registrant statement:

    (i) To include any prospectus required by section 10(a)(3) of the Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coudersport, Commonwealth of Pennsylvania, on the 6th day of January, 1994.

                                        ADELPHIA COMMUNICATIONS CORPORATION


                                          By:   /s/ Timothy J. Rigas
                                             ----------------------------------
                                              Timothy J. Rigas Senior Vice
                                                        President

  Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURES                       TITLE                   DATE

               *                 Chairman, President and
- -------------------------------   Chief Executive Officer
         JOHN J. RIGAS

               *
- -------------------------------  Senior Vice President
       MICHAEL J. RIGAS           and Director

   /s/ Timothy J. Rigas          Senior Vice President,
- -------------------------------  Chief  Financial            January 6, 1994
       TIMOTHY J. RIGAS          Officer, Chief
                                  Accounting Officer,
                                 Treasurer  and Director

               *                 Vice President and
- -------------------------------  Director
        JAMES P. RIGAS

               *                 Vice President,
- -------------------------------  Secretary and  Director

      DANIEL R. MILLIARD
               *                         Director
- -------------------------------

      PERRY S. PATTERSON
               *                         Director
- -------------------------------

        PETE J. METROS
*By:   /s/ Timothy J. Rigas
  -------------------------------                            January 6, 1994
          TIMOTHY J. RIGAS
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT NO.                                                      REFERENCE
 -----------                                                      ---------
   1.01  Form of Underwriting Agreement relating   Previously filed.
         to the Class A Common Stock between the
         Company and the Underwriter named
         therein.

   4.01  Indenture, dated as of August 15, 1986,   Incorporated herein by reference is
         with respect to the Registrant's          Exhibit 4.01 to Registration Statement
         $100,000,000 13% Senior Subordinated      No. 33-46551 on Form S-1.
         Notes Due 1996

   4.02  Indenture, dated as of May 7, 1992,       Incorporated herein by reference is
         with respect to the Registrant's 12       Exhibit 4.03 to Registrant's Annual
         1/2% Senior Notes Due 2002                Report on Form 10-K for the fiscal year
                                                   ended March 31, 1992.

   4.03  Indenture, dated as of September 2,       Incorporated herein by reference is
         1992,                                     Exhibit 4.03 to Registration Statement
         with respect to the Registrant's 11       No. 33-52630 on Form S-1.
         7/8% Senior Debentures Due 2004

   4.04  Amended and Restated Indenture, dated     Incorporated herein by reference is
         as of May 11, 1993, with respect to       Exhibit 4.01 to Registrant's Annual
         Registrant's 9 7/8% Senior Debentures     Report on Form 10-K for the fiscal year
         Due 2005                                  ended March 31, 1993.

   4.05  Indenture, dated as of July 28, 1993,     Incorporated herein by reference is
         with respect to the Registrant's 10       Exhibit 4.01 to Registrant's Quarterly
         1/4% Senior Notes Due 2000, Series A      Report on Form 10-Q for the Quarter
         and B                                     ended June 30, 1993.

   5.01  Opinion of Buchanan Ingersoll             Previously filed.
         Professional Corporation with regard to
         the legality of the securities being
         registered

  23.01  Consent of Deloitte & Touche              Filed herewith.

  23.02  Consent of Buchanan Ingersoll             Previously filed.
         Professional Corporation (contained in
         its opinion filed as Exhibit 5.01
         hereto)

  23.03  Consent of Fleischman and Walsh           Previously filed.

  24.01  Power of Attorney (appearing on the       Previously filed.
         Signature Page)
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